                                                                     EXHIBIT 4.2





                          LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                              TELULAR CORPORATION,



                                  as Borrower,


                            THE LENDERS NAMED HEREIN

                                  as Lenders,


                                      AND


                       SANWA BUSINESS CREDIT CORPORATION,

                              as Agent and Lender



                                  Dated as of

                                 April 23, 1997

                               Table of Contents

1.    DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.1  General Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      1.3  Other Terms Defined in Illinois Uniform Commercial Code  . . . . . . . . . . . . . . . . . . 22
      1.4  Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      1.5  References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

2.   CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     2.2   Maximum Principal Balance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.3   Evidence of Revolving Loan Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.4   Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.5   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     2.6   Method of Borrowing; Manner and Method of Making Interest
           and Other Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     2.7   Term of this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     2.8   Audit Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     2.9   Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     2.10  Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     2.11  Unused Line Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     2.12  Other Fees, Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     2.13  Loan Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     2.14  Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     2.15  Lender Guaranty Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     2.16  Other Lender Guaranty Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     2.17  Taxes; Changes in Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     2.18  Notification of Advances, Interest Rates and Prepayment  . . . . . . . . . . . . . . . . . . 39
     2.19  Changes in Capital Adequacy Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     2.20  Special Provisions Governing LIBOR Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . 39

3.    REPORTING AND ELIGIBILITY REQUIREMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      3.1  Monthly Reports and Borrowing Base Certificates  . . . . . . . . . . . . . . . . . . . . . . 41
      3.2  Eligible Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      3.3  Account Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      3.4  Verification of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      3.5  Collection of Accounts and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      3.6  Appointment of the Agent as Borrower's Attorney-in-Fact  . . . . . . . . . . . . . . . . . . 45
      3.7  Account Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      3.8  Instruments and Chattel Paper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
      3.9  Notice to Account Debtors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
      3.10 Eligible Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
      3.11 Inventory Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      3.12 Inventory Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      3.13 Safekeeping of Inventory and Inventory Covenants . . . . . . . . . . . . . . . . . . . . . . 47



                                      i
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
     3.14  Equipment Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     3.15  Equipment Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     3.16  Maintenance of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     3.17  Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     3.18  Maintenance of Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     3.19  Intellectual Property and General Intangibles  . . . . . . . . . . . . . . . . . . . . . . . 49

4.   CONDITIONS TO ADVANCES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     4.1   Conditions to All Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     4.2   Conditions to Initial Advance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

5.   COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     5.1   Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     5.2   Preservation of Collateral and Perfection of Liens Thereon . . . . . . . . . . . . . . . . . 53
     5.3   Consigned Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

6.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     6.1   Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     6.2   Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     6.3   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     6.4   Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     6.5   Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     6.6   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     6.7   Places of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.8   Other Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.9   Tax Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.10  Indebtedness and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.11  Use of Proceeds and Margin Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.12  Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     6.13  Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     6.14  Litigation and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     6.15  Other Agreements and Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     6.16  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     6.17  Compliance with Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     6.18  Patents, Trademarks and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     6.19  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     6.20  Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     6.21  Adverse Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     6.22  Investment Company Act; Public Utility Holding Company Act . . . . . . . . . . . . . . . . . 61
     6.23  Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     6.24  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     6.25  Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     6.26  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.27  Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.28  Customer and Trade Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63


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
     6.29  Corporate and Contractual Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.30  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     6.31  Deposit and Disbursement Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

7.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     7.1   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     7.2   Inspections and Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     7.3   Conduct of Business; Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . 66
     7.4   Claims and Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     7.5   Borrower's Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     7.6   Borrower's Property Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     7.7   Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     7.8   Notice of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     7.9   Landlord and Warehouseman Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
     7.10  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
     7.11  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     7.12  Minimum Availability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     7.13  Minimum Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70

8.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
     8.1   Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
     8.2   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
     8.3   Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.4   Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     8.5   Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     8.6   Collateral Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     8.7   Disposal of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     8.8   Capital Expenditures Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
     8.9   Employee Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
     8.10  Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
     8.11  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.12  Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.13  Changes in Charter, Bylaws or Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.14  Lease Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.15  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.16  Other Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.17  Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     8.18  Impairment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     8.19  Corporate Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76

9.   DEFAULT, RIGHTS AND REMEDIES OF THE AGENT AND THE LENDERS. . . . . . . . . . . . . . . . . . . . . 76
     9.1   Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     9.2   Rights and Remedies Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     9.3   Entry Upon Premises and Access to Information  . . . . . . . . . . . . . . . . . . . . . . . 77
     9.4   Sale or Other Disposition of Collateral by the Agent . . . . . . . . . . . . . . . . . . . . 77



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
     9.5   Grant of License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
     9.6   Waiver of Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     9.7   Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78

10.  OTHER RIGHTS AND OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     10.1  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     10.2  Several Obligations; Nature of Lender's Rights . . . . . . . . . . . . . . . . . . . . . . . 78
     10.3  Expenditures by the Agent and the Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . 79
     10.4  Custody and Preservation of Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
     10.5  Reliance by the Agent and Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
     10.6  Parties and Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
     10.7  Applicable Law; Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     10.8  Submission to Jurisdiction; Waiver of Jury and Bond  . . . . . . . . . . . . . . . . . . . . 80
     10.9  Marshalling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     10.10 Section Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     10.11 Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     10.12 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     10.13 Retention of the Borrower's Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
     10.14 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
     10.15 Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
     10.16 Survival of Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
     10.17 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
     10.18 Exceptions to Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
     10.19 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
     10.20 Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83

11.  ASSIGNMENT AND PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
     11.1  Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
     11.2  Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

12.  AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
     12.1  Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
     12.2  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
     12.3  General Immunity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
     12.4  No Responsibility for Revolving Loan, Recitals, etc. . . . . . . . . . . . . . . . . . . . . 85
     12.5  Action on Instructions of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
     12.6  Employment of Agents and Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
     12.7  Reliance on Documents; Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
     12.8  Agent's Reimbursement and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . 86
     12.9  Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
     12.10 Lender Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
     12.11 Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
     12.12 Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87

13.  AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87


14.  SET OFF AND SHARING OF PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
      14.1 Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
      14.2 Ratable Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88

                        INDEX OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit 1.1               Form of Assignment and Acceptance
Exhibit 1.2               Form of Borrowing Base Certificate
Exhibit 2.3               Form of Revolving Loan Note
Exhibit 2.5               Form of Conversion/Continuation Notice
Exhibit 2.6               Form of Borrowing Notice
Exhibit 3.1-1             Form of Monthly Report
Exhibit 3.1-2             Form of Monthly Report Certificate
Exhibit 3.2               Foreign Account Debtors
Exhibit 3.14              Equipment Locations and Leased Equipment
Exhibit 3.17              Real Estate
Exhibit 4.2(n)            Form of Power of Attorney
Exhibit 6.1-1             Jurisdictions of Qualification
Exhibit 6.1-2             Stock of Borrower and Subsidiaries
Exhibit 6.4-1             Pro Forma Financial Statements
Exhibit 6.4-2             Additional Liabilities
Exhibit 6.4-3             Projections
Exhibit 6.7               Places of Business
Exhibit 6.8               Past Trade Names
Exhibit 6.12              Government Contracts
Exhibit 6.14              Pending or Threatened Litigation
Exhibit 6.16              Labor Matters
Exhibit 6.18              Patents, Trademarks and Licenses
Exhibit 6.19              ERISA Obligations
Exhibit 6.20              Property
Exhibit 6.25              Pending Environmental Matters
Exhibit 6.26              Documents Filed with the Securities and Exchange
                          Commission
Exhibit 6.30              Subsidiaries
Exhibit 6.31              Bank Accounts
Exhibit 7.5               Liability Insurance
Exhibit 7.6               Form of Insurance Endorsement
Exhibit 8.1               Existing Liens
Exhibit 8.2               Existing Indebtedness and Liabilities
Exhibit 8.4               Investments
Exhibit 8.5               Existing Guaranties
Exhibit 8.6               Collateral Locations
Exhibit 8.15              Transactions with Affiliates






                                   SCHEDULES

Schedule 1                        Commitments of Lenders
Schedule 4.2(r)           Material Commitments and Transactions

                         LOAN AND SECURITY AGREEMENT

                 This LOAN AND SECURITY AGREEMENT is dated as of April 23, 1997 by and among TELULAR CORPORATION, a Delaware corporation (the "Borrower"), each of the Lenders and SANWA BUSINESS CREDIT CORPORATION, as Agent for the Lenders.

                              W I T N E S S E T H:

                 WHEREAS, in connection with the repayment of certain pre-existing indebtedness of the Borrower and the continued working capital needs of the Borrower subsequent to such repayment, the Borrower desires to borrow up to Twenty Million Dollars ($20,000,000) from the Lenders, and the Lenders are willing to make certain loans to the Borrower of up to such amount, upon the terms and conditions set forth herein;

                 NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Agent and the Lenders, the parties hereto hereby agree as follows:

                 1.       DEFINITIONS.

                 1.1 General Terms. When used herein, the following terms shall have the following meanings:

                          "Account Debtor" shall mean any Person who is or may
become obligated on or under an Account.

                          "Accounting Changes" shall mean (a) changes in
accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or (b) changes in accounting principles concurred in by the Borrower's certified public accountants.

                          "Accounts" shall mean all presently existing and
hereafter arising or acquired accounts, accounts receivable, margin accounts, futures positions, book debts, contracts, notes, drafts, acceptances, and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now or hereafter owned or held by or payable to the Borrower relating in any way to Inventory or arising from the sale of Inventory or the rendering of services by the Borrower or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the Accounts; all such merchandise that may be reclaimed or repossessed or returned to the Borrower; all of the Borrower's rights as an unpaid vendor, including, without limitation, stoppage in transit, reclamation, rescission, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, Liens held by or granted to the Borrower to secure payment of any Accounts; all proceeds and products of all of the foregoing described properties and interests in properties; and all proceeds of insurance with respect thereto, including, without limitation, the proceeds of any applicable casualty or credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files (including, without limitation, all microfilm), computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

                          "Accounts Trial Balance" shall have the meaning
ascribed thereto in subsection 3.1.

                          "Acquisition" shall mean any transaction, or any
series of related transactions, consummated after the Closing Date by which the Borrower or any Subsidiary (a) acquires, directly or indirectly, all or substantially all of the assets or business of any Person or a substantial portion thereof, whether through purchase of assets, merger, licensing arrangement or otherwise or (b) directly or indirectly acquires at least (i) a majority (in number of votes of the securities or warrants, options or other rights to acquire such securities) of a Person which have ordinary voting power for the election of directors or (ii) a majority (by percentage of voting power) of the outstanding partnership or other interests of a Person or (c) makes any Person a Subsidiary, or causes any assets of such Person to be merged into the Borrower or such Subsidiary pursuant to a merger, purchase of assets or other reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities or capital interests, in exchange for such securities, of cash or securities of the Borrower or such Subsidiary, or any combination thereof.

                          "Adcor" shall mean Telular Adcor Security Products,
Inc., a Georgia corporation.

                          "Affiliate" shall mean any Person (including any
member of the immediate family of any such natural person) (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Borrower or any Subsidiary, including, without limitation, the officers and directors of the Borrower or such Subsidiary, (b) that directly or beneficially owns or holds fifteen percent (15%) or more of any equity interest in the Borrower or any Subsidiary, or (c) fifteen percent (15%) or more of whose voting stock (or in the case of a Person which is not a corporation, fifteen percent (15%) or more of any equity interest) is owned directly or beneficially or held by the Borrower or any Subsidiary. Affiliate shall not be deemed to include the Agent or any Lender. As used herein, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

                          "Agent" shall mean Sanwa Business Credit Corporation,
a Delaware corporation, in its capacity as agent for the Lenders and not in its individual capacity as a Lender, and any successor in such capacity appointed pursuant to subsection 12.11.

                          "Agreement" shall mean this Loan and Security
Agreement, as the same may hereafter be amended, restated, modified or supplemented from time to time.

                          "Assignment and Acceptance" shall mean an assignment
and acceptance entered into by a Lender and an Eligible Assignee and accepted by the Agent in accordance with subsection 11.1 and in substantially the form of Exhibit 1.1.

                          "Audit Fee" shall have the meaning ascribed thereto
in subsection 2.8.

                          "Bankruptcy Code" shall mean Title 11, United States
Code, as amended from time to time.

                          "Base Rate" shall mean the fluctuating interest rate
equal to one percent 1% per annum in excess of the Prime Rate from time to time in effect.

                          "Base Rate Loans" shall mean the Revolving Loan or
portion thereof bearing interest at the Base Rate.

                          "Blocked Account Agreements" shall have the meaning
ascribed thereto in subsection 3.5.

                          "Blocked Accounts" shall have the meaning ascribed
thereto in subsection 3.5.

                          "Borrower's Account" shall mean the account
maintained with LaSalle Northwest National Bank, Account No. 5200351863 or such other account as the Borrower and the Agent may from time to time hereafter designate.

                          "Borrowing Availability" shall have the meaning
ascribed thereto in subsection 2.1(a).

                          "Borrowing Base" shall mean an amount equal to:

                          (1) eighty five percent (85%) of the face amount then outstanding of existing Eligible Accounts, plus

                          (2) fifty percent (50%) of the book value of the Borrower's then existing finished goods portion of Eligible Inventory and forty percent (40%) of the book value of the Borrower's then existing raw materials portion of the Eligible Inventory (the book value of Eligible Inventory to be determined at the lower of cost (determined on a first-in-first-out ("FIFO") basis) or market); provided that the portion of the aggregate outstanding amount of the principal balance of the Revolving Loan plus the Lender Guaranty Reserve at any one time attributable to Eligible Inventory as derived from the foregoing formula shall not exceed the Inventory Sublimit; provided further that, notwithstanding the definition of "Inventory Sublimit," under no circumstances shall more than fifty percent (50%) of the aggregate outstanding amount of the principal balance of the Revolving Loan plus the Lender Guaranty Reserve at any one time be attributable to Eligible Inventory as derived from the foregoing formula.

                          "Borrowing Base Certificate" shall mean a certificate
in substantially the form of Exhibit 1.2, duly certified by the chief financial officer or treasurer of the Borrower.

                          "Borrowing Notice" shall have the meaning ascribed
thereto in subsection 2.5(e).

                          "Business Day" shall mean (i) for all purposes other
than as described in clause (ii) below, any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or required to be closed and (ii) with respect to all notices, determinations, borrowings, rate selections and payments in connection with LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day on which dealings in U.S. dollar deposits are carried on in the applicable interbank LIBOR market.

                          "Capital Expenditures" shall mean, for any fiscal
period, without duplication, all expenditures (whether made in the form of cash including, without limitation, deposits or other Property) by the Borrower or any Subsidiary during such period for, or contracts for expenditures with respect to, any fixed assets or improvements, or for renewals, replacements, substitutions or additions thereto and which are capitalized rather than expensed on such Person's financial statements prepared in accordance with Generally Accepted Accounting Principles.

                          "Cash Equivalents"  shall mean (i) bank certificates
of deposit, bankers' acceptances, deposit accounts or time deposits (but only with banks organized under the laws of the United States or of any State thereof (x) which do not have set-off rights against the foregoing, other than set-offs for nominal service charges and similar fees incurred in the ordinary course, and (y) which have combined capital and surplus in excess of Fifty Million Dollars ($50,000,000)), (ii) commercial paper maturing within one (1) year from the date issued and rated at least A-1 or the equivalent thereof by Standard & Poors Corporation, or P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iii) obligations maturing within one (1) year from the date of acquisition issued or directly and fully guaranteed by the United States government or any agency thereof and (iv) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) through (iii) above.

                          "Change" means (a) any change after the date of this
Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender.

                          "Change of Control" shall mean, except as permitted
by subsection 8.3(ii), the failure of the Borrower to own, free and clear of all Liens (other than Liens in favor of the Agent for the benefit of the Lenders) one hundred percent (100%) of the outstanding Stock of each of its Subsidiaries which shall become a borrower hereunder or a guarantor of the Obligations hereunder.

                          "Charges" shall mean all federal, state, county,
city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to the PBGC at the time due and payable), duties, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations,
(iii) the employees, payroll, income or gross receipts of the Borrower, (iv) the ownership or use of any Property of the Borrower, or (v) any other aspect of the Borrower's business.

                          "Chattel Paper" shall mean any "chattel paper," as
such term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

                          "Closing Date" shall mean the date of this Agreement.

                          "Closing Fee" shall have the meaning ascribed
thereto in subsection 2.9.

                          "Code" shall have the meaning ascribed thereto in
subsection 1.3.

                          "Collateral" shall mean all property and interests in
property now owned or hereafter acquired by the Borrower in or upon which a Lien is granted to the Agent, for the benefit of the Lenders, by the Borrower, whether under this Agreement or the other Financing Agreements including, without limitation, Accounts, Chattel Paper, Documents, General Intangibles, Fixtures, Instruments, Inventory, Intellectual Property, Equipment, Real Estate and leased real property.

                          "Collecting Banks" shall have the meaning ascribed
thereto in subsection 3.5.

                          "Commitment" shall mean, with respect to each Lender,
the commitment of each Lender to make the Revolving Loan as of the Closing Date in the amounts set forth on Schedule 1; Schedule 1 shall be amended from time to time to give effect to the addition of any new Lenders pursuant to subsection 11.1.

                          "Conversion/Continuation Notice" shall have the
meaning ascribed thereto in subsection 2.5(f).

                          "Default" shall mean an event which through the
passage of time or the service of notice, or both, would mature into an Event of Default.

                          "Default Rate" shall mean (a) in the case of
principal or interest on the Revolving Loan, the sum of (i) the Base Rate or LIBOR Rate, as applicable, from time to time in effect, plus (ii) two percent (2%), (b) in the case of all other Obligations (other than Lender Guaranty
Fees), the sum of (i) the Base Rate from time to time in effect, plus two percent (2%) and (c) in the case of Lender Guaranty Fees, the sum of (i) the Lender Guaranty Fee otherwise applicable hereunder, plus two percent (2%).
With respect to the Base Rate, such interest rate shall be a fluctuating rate and each change in such interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

                          "Depository Account" shall have the meaning ascribed
thereto in subsection 3.5.

                          "Documents" shall mean any "documents" as such term
is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located.

                          "EBITDA" shall mean, for any applicable fiscal
period, determined for the Borrower and its Subsidiaries on a consolidated basis, Net Income for such period, plus to the extent deducted in determining Net Income, interest expense, income taxes and franchise taxes paid, plus to the extent deducted in determining Net Income, amortization, depreciation and other similar non-cash charges, plus, to the extent deducted in determining Net Income, research and development expense, but not exceeding the aggregate net proceeds (including cash and the fair market value of property other than cash as determined in good faith by the Borrower's Board of Directors) received by the Borrower in such period from any Person other than a Subsidiary as a result of the issuance of capital stock of the Borrower (including capital stock issued upon conversion of Indebtedness or the exercise of warrants or options and any additional contributions to capital of the Borrower received from any stockholder of the Borrower), all as determined in accordance with GAAP consistently applied; provided that, if in any Fiscal Year the aggregate net proceeds received by the Borrower from the issuance of capital stock of the Borrower is in excess of the aggregate research and development expense for such Fiscal Year, such excess may be carried over to the succeeding Fiscal Year or Fiscal Years, as the case may be, for purposes of determining the amount of research and development expense to be included in EBITDA for that Fiscal Year.

                          "Eligible Accounts" shall have the meaning ascribed
thereto in subsection 3.2.

                          "Eligible Assignee" means:  (i) a Lender; (ii) an
affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) a finance company, insurance company or other financial institution, investment company or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $50,000,000 and (vii) any other Person approved by the Agent and the Borrower; provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition. Notwithstanding the above language, no Lender may make any such assignment to any Person known to such Lender to be a competitor of the Borrower or any of its Subsidiaries.

                          "Eligible Inventory" shall have the meaning ascribed
thereto in subsection 3.10.

                          "Environmental Laws" shall mean and includes the
following as now in effect or hereafter amended: the Comprehensive Environmental Response Compensation and Liability

Act, ("CERCLA"), 42 U.S.C. Section 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.
Section 6901 et. seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601, et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et. seq.; the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et. seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq. and the state law equivalents; any so- called "Superfund" or "Superlien" law; and any statute, ordinance, code, rule, regulation, order, decree or requirement under international, federal, state, regional, provincial or local law (including, without limitation, administrative orders and consent decrees) in effect and as amended regulating, relating to or imposing liability or standards of conduct concerning public health and safety, protection of the environment, or any pollutant or contaminant or hazardous, toxic or dangerous substance, waste, chemical or material, as now or any time hereafter may be existing.

                          "Environmental Matters" shall have the meaning
ascribed thereto in subsection 6.25(b).

                          "Equipment" shall mean all of the Borrower's
machinery and equipment, including, without limitation, processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all appurtenances, additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

                          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

                          "ERISA Affiliate" shall mean any Subsidiary or any
other Person, trade or business that is, or was at any time during the previous six (6) years, along with the Borrower or any Subsidiary, in the same controlled group of corporations, under common control, or otherwise, treated as a single employer for any purpose under Section 414 of the IRC.

                          "Event of Default" shall mean the occurrence or
existence of any one or more of the following conditions or events:

                          (a)       the Borrower fails to (i) make any
  payment of principal of any Note or on any reimbursement obligation under or with respect to any Lender Guaranty when due, or (ii) pay any other Obligations under any Financing Agreement within five (5) days after the same is due by the terms thereof or is declared due by the Agent or the Lenders, or (iii) deliver any Borrowing Base Certificate or Monthly Report as required herein within five (5) days after the same becomes due;

                          (b) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in any of the subsections of this Agreement or in any of the other Financing Agreements to which it is a party (other than occurrences referred to or embodied in other provisions of this definition constituting immediate Events of Default) for a period of fifteen (15) days after the earlier of (i) the Borrower's receipt of notice from the Agent or (ii) actual knowledge of such breach by any Responsible Officer;

                          (c) any warranty or representation now or hereafter made by the Borrower or any Subsidiary in connection with this Agreement or any of the other Financing Agreements shall be untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time by the Borrower or any Subsidiary to the Agent or any Lender shall be untrue or incorrect in any material respect, as of the date on which the warranty, representation or the facts set forth therein are stated, certified or deemed made;

                          (d) the Borrower fails to perform, keep or observe any of the covenants contained in clause (iii) of subsection 7.8, in subsections 3.5, 7.5, 7.6, 7.11 through 7.13 or in Section 8;

                          (e) any of the Collateral or the Property of the Borrower or any Subsidiary with an aggregate value of Four Hundred Thousand Dollars ($400,000) or more is attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any judgment creditor, receiver, trustee, custodian or assignee for the benefit of creditors of the Borrower or any Subsidiary and on or before the tenth (10th) day thereafter such Collateral or Property is not returned to the Borrower or such Subsidiary or such writ, distress warrant or levy is not dismissed, stayed, vacated, bonded or lifted;

                          (f) the Borrower or any Subsidiary makes a general assignment for the benefit of creditors; convenes a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; applies for, seeks, consents to, or acquiesces in the appointment of a receiver, trustee or custodian to take possession of all or any substantial portion of its Property; commences any bankruptcy, reorganization or insolvency case or proceeding or other proceeding under the Bankruptcy Code or any other federal, state or other law for relief of debtors; or the Borrower or such Subsidiary proposes, authorizes or consents to the taking of any of the foregoing actions;

                          (g) the Borrower or any Subsidiary fails to obtain the dismissal, within sixty (60) days after the commencement thereof, of any bankruptcy, reorganization or insolvency proceeding, or other proceeding under the Bankruptcy Code or any other law for the relief of debtors instituted against it; fails actively to oppose any such proceeding; or in any such proceeding, defaults or files an answer admitting the material allegations upon which the proceeding was based or states in any filing in such proceeding its willingness to have an order for relief entered or its desire to seek liquidation, reorganization or adjustment of any of its debts;

                          (h) without the application, approval or consent of the Borrower or a Subsidiary, any receiver, trustee, examiner, liquidator, custodian or similar official is appointed to take possession of all or any substantial portion of the Property of the Borrower or such Subsidiary, or any committee of the Borrower's or the Subsidiary's creditors or any class thereof, is formed and takes action to enforce such creditors' rights, or the filing of any motion, complaint or other pleading in any bankruptcy, reorganization or insolvency case or proceeding of any Person other than the Borrower or a Subsidiary that seeks the consolidation of the Borrower's or any Subsidiary's assets and liabilities with the assets and liabilities of such Person and such motion shall remain undismissed for sixty
  (60) days or more or such court shall enter an order granting the relief sought in such motion;

                          (i) other than as permitted by this Agreement, the Borrower or any Subsidiary voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated;

                          (j) the Borrower or any Subsidiary ceases to be Solvent or admits in writing that it is not Solvent or admits in writing its present or prospective inability to pay its debts as they become due;

                          (k) the Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business representing fifteen percent (15%) or more of the business of the Borrower and its Subsidiaries taken as a whole (based upon gross revenues for the most recent twelve months ending on the date of such occurrence);

                          (l) any default or breach of (i) any payment obligation or (ii) any other obligation or liability that is not waived by the holders under any agreement evidencing Indebtedness of the Borrower or any Subsidiary in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) shall occur and shall continue after any applicable grace period specified in any such document if the effect of such default or breach is to accelerate, or to permit the acceleration of, the maturity of all or any part of any such Indebtedness or any such Indebtedness shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                          (m) a breach by the Borrower or any Subsidiary occurs under any agreement, document or instrument (other than an agreement, document or instrument evidencing Indebtedness), whether heretofore, now or hereafter existing between the Borrower or such Subsidiary and any other Person that could reasonably be expected to have a Material Adverse Effect and such breach continues for more than thirty (30) days after such breach first occurs;

                          (n) any material damage to, or loss, theft, or destruction of, any of the Collateral with a value in excess of One Million Dollars ($1,000,000), whether or not insured;

                          (o) entry of a judgment or judgments in an aggregate amount in excess of One Hundred Thousand ($100,000) against or the Borrower or any Subsidiary which are not (i) stayed, bonded, vacated, paid or discharged within thirty (30) days after entry or (ii) covered by insurance;

                          (p) the loss, suspension, revocation or failure to obtain or renew any license or permit now held or hereafter acquired by or the Borrower or any Subsidiary, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

                          (q) any criminal action, suit or proceeding is initiated against the Borrower or any Subsidiary under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970, as amended);

                          (r)       a Change in Control occurs;

                          (s) any security interest created under any Financing Agreement shall cease to be a valid and perfected first priority security interest or Lien (subject to Permitted Liens) in any of the Collateral purported to be covered thereby for any reason other than the failure of the Agent to take any action within its control;

                          (t) other than with the consent of the Agent, at any time after the execution and delivery thereof, any material provision of any Financing Agreements shall cease for any reason to be in full force and effect or is declared null and void or any of the Financing Agreements shall cease to give the Agent, for the benefit of the Lenders, the Liens, rights, powers and privileges purported to the created thereby, superior and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens) or the Borrower or any Subsidiary shall disavow its respective obligations thereunder or shall deny that it has any further obligations thereunder or shall contest or challenge the validity or enforceability of any thereof, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Agent, or gives notice to such effect;

                          (u) the occurrence of any breach or failure by the Borrower under the terms of the Series A Preferred Stock Documents that results in an obligation of the Borrower to make any cash payment to any holder of Series A Preferred Stock (as defined in the Series A Preferred Stock Documents); or

                          (v) the occurrence of a "Major Transaction" or "Triggering Event" (as such terms are defined in the Series A Preferred Stock Documents).

           The occurrence or existence of any of the foregoing events shall constitute an immediate Event of Default unless notice by the Agent or a cure period is specifically required by the description of such event before such event matures into an Event of Default.

                          "Excess Interest" shall have the meaning ascribed
thereto in subsection 2.5(d).

                          "Facility" shall mean any of the Borrower's
facilities located in Vernon Hills, Illinois, Buffalo Grove, Illinois, Atlanta, Georgia and any other facility established by the Borrower hereafter in accordance with the terms of this Agreement.

                          "Federal Funds Rate" shall mean, for any day, the
weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal Funds brokers as published as of such day by the Federal Reserve Bank of New York, or if such rate is not so published, the rate then used by first class banks in extending overnight loans to other first class banks.

                          "Financial Statements" shall have the meaning
ascribed thereto in subsection 6.4.

                          "Financing Agreements" shall mean, collectively, this
Agreement, the Revolving Notes, the Telular Pledge Agreement, the Intellectual Property Security Agreement, and all other agreements, instruments and documents, including, without limitation, security agreements, loan agreements, notes, guaranties, mortgages, deeds of trust, agreements, documents, instruments, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Subsidiary or any other Person and delivered to the Agent or any Lender in connection with this Agreement, together with all agreements and documents between the Borrower or any Subsidiary and the Agent or any Lender referred to therein or contemplated thereby, as the same may hereafter be amended, modified or supplemented from time to time.

                          "Fiscal Month" shall mean any of the monthly fiscal
periods of the Borrower.

                          "Fiscal Quarter" shall mean any of the quarterly
fiscal periods of the Borrower.

                          "Fiscal Year" shall mean the fiscal year of the
Borrower ending on September 30 each year.

                          "Fixtures" shall mean all "fixtures" as such term is
defined in the Code, now owned or hereafter acquired, wherever located.

                          "Funding Date" shall mean the date of each funding
under the Revolving Loan or issuance of a Letter of Credit or a Lender Guaranty therefor, which date in all cases shall be a Business Day.

                          "General Intangibles" shall mean all of the
Borrower's presently owned or hereafter acquired general intangibles, including, without limitation, goodwill, choses in action, causes of action, franchises, methods, sales literature, drawings, specifications, descriptions, name plates, catalogs, dealer contracts, supplier contracts, distributor agreements, customer lists, contract rights, confidential information, consulting agreements, employment agreements, engineering contracts, leasehold interests in real and personal property, insurance policies (including business interruption insurance), licenses, permits, and such other Property which uniquely reflect the goodwill of the business of the Borrower; deposit accounts, letters of credit, and General Intangibles relating to other items of Collateral, including, without limitation, rights to refunds or indemnification; reversionary or other rights of the Borrower to excess Plan assets upon termination or amendment thereof; and proceeds of all of the foregoing, including without limitation, insurance proceeds, including proceeds of business interruption insurance, income tax refunds, and claims for tax or other refunds against any city, county, state, or federal government, or any agency or authority or other subdivision thereof.

                          "Generally Accepted Accounting Principles" or "GAAP"
shall mean, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

                          "Governmental Authority" shall mean any nation or
government or any other political subdivision thereof, any state or other political subdivision thereof, and any agency, authority, court, central bank, instrumentality, department or other law, regulation or rulemaking entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

                          "Guaranty" of a Person shall mean any agreement by
which such Person guarantees, endorses or otherwise in any way becomes or is responsible for any obligations of any other Person or otherwise assures any creditor of such other Person against loss (whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or through commitments to purchase goods, supplies or services, to maintain working capital or other balance sheet covenants or conditions, or by way of commitments to purchase securities, make capital contributions, advances or loans for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise).

                          "Hazardous Materials" shall mean the following:
hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCB"'s") or any substance or compound containing PCB's; asbestos or any asbestos-containing materials in any form or condition; radon; any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, materials or substances, as all such terms are used in their broadest sense and defined by Environmental Laws.

                          "Indebtedness" of a Person shall mean at a particular
time (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business on terms customary in the trade) in respect of which such Person is liable, contingently or otherwise, as guarantor, obligor or otherwise or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by such Person, including guaranties in the form of an agreement to repurchase or reimburse; provided that the amount of indebtedness represented by any guaranty of limited recourse shall be the lesser of the amount of indebtedness so guaranteed or the value of the asset to which the recourse of such indebtedness is limited, (iii) obligations under leases which shall have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iv) any unfunded obligation of, or withdrawal liability incurred but not paid by, such Person with respect to a Multiemployer Plan, (v) net liabilities under Rate Hedging Obligations and (vi) all accounts payable of such Person, which are not being contested in good faith by appropriate proceedings and which are more than ninety (90) days past due.

                          "Initial Term" shall have the meaning ascribed
thereto in subsection 2.7.

                          "Instrument" shall mean any "instrument," as such
term is defined in the Code, now owned or hereafter acquired by the Borrower, wherever located, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                          "Intellectual Property" of a Person shall mean all of
such Person's present and future designs, patents, patent rights and applications therefor, technology, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, advertising matter, software or computer programs, license rights, trade secrets, methods, processes, knowhow, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, whether now owned or hereafter acquired by such Person and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

                          "Intellectual Property Security Agreement" shall mean
that certain Continuing Security Interest and Conditional Assignment of Patents, Trademarks, Copyrights and Licenses, dated as of the Closing Date, by the Borrower in favor of the Agent, for the benefit of the Lenders, with respect to its Intellectual Property, as the same may hereafter be amended, restated, modified or supplemented from time to time.

                          "Interest Coverage Ratio" shall mean, for any fiscal
period, the ratio of EBITDA to Interest Expense.

                          "Interest Expense" shall mean, for any fiscal
period, the aggregate of all cash interest payable by the Borrower and its Subsidiaries on a consolidated basis including the interest portion of any capitalized lease obligations but excluding interest on any intercompany Indebtedness permitted by subsection 8.21, all as determined in accordance with GAAP and in a manner consistent with the Financial Statements.

                          "Interest Period" shall mean, with respect to a
LIBOR Rate Loan, a period of one, two or three months, as available, commencing on a Business Day, selected by the Borrower pursuant to subsection 2.6. Such Interest Period shall end on the day in the relevant succeeding calendar month which corresponds numerically to the beginning day of such Interest Period; provided that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of immediately succeeding Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires. Notwithstanding any of the foregoing, no Interest Period shall extend beyond the Revolving Loan Maturity Date.

                          "International" shall mean Telular International,
Inc., an Illinois corporation.

                          "Inventory" shall mean all of the inventory of every
kind and description, now or at any time hereafter owned by or in the custody or possession, actual or constructive, of the Borrower, wherever located, including, without limitation, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower's custody or possession, including inventory on the premises of other Persons and items in transit, and including any goods reclaimed, returned or repossessed upon any Accounts, Documents, Instruments or Chattel Paper relating to or arising from the sale of inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs, microfilm, microfiche and other computer-prepared information relating to any of the foregoing, and any and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance policies thereon.

                          "Inventory Sublimit" shall mean $6,000,000; provided
that, commencing with the Fiscal Quarter ending December 31, 1997, upon delivery of the financial statements for a Fiscal Quarter in accordance with subsection 7.1(ii) accompanied by a certificate of the chief financial officer of the Borrower certifying that the Tangible Net Worth for such Fiscal Quarter was equal to or greater than one hundred twenty percent (120%) of the required Tangible Net Worth under subsection 7.13 for such Fiscal Quarter, the Inventory Sublimit shall be increased to $8,000,000 for the period from the fifth Business Day after the date of delivery of such certificate through the date immediately preceding the fifth Business Day after the date of delivery of financial statements for the next Fiscal Quarter required pursuant to subsection 7.1(ii).

                          "Investment" of a Person shall mean any loan,
advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person. The amount of any Investment shall be the original cost of such Investment plus the costs of all additions thereto.

                          "IRC" shall mean the Internal Revenue Code of 1986,
as amended from time to time, and all rules and regulations promulgated thereunder.

                          "Issuing Bank" shall mean any bank or financial
institution which is approved by the Borrower and the Agent and which issues Letters of Credit for the account of the Borrower pursuant to subsection 2.1.

                          "Lenders" shall mean the financial institutions
signatory hereto and, subject to the terms and conditions hereof, their respective successors and assigns.

                          "Lender Guaranties" and "Lender Guaranty" shall have
the respective meanings ascribed thereto in subsection 2.1(c).

                          "Lender Guaranty Fees" shall have the meaning
ascribed thereto in subsection 2.15.

                          "Lender Guaranty Liability" means, as to each Lender
Guaranty, all liabilities of the Lenders with respect to the transaction for which such Lender Guaranty was issued, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the Issuing Bank or the Lenders to the extent not reimbursed by the Borrower; and
(c) all unpaid interest, fees and expenses with respect thereto.

                          "Lender Guaranty Reserve" means, at any date of
determination, a reserve in an amount equal to (a) the aggregate amount of Lender Guaranty Liability with respect to Lender Guaranties outstanding at such time, plus (b) the aggregate amount theretofore paid by the Lenders under the Lender Guaranties for which the Lenders have not been reimbursed by the Borrower or which has not been debited to the Loan Account pursuant to subsection 2.1(c)(i).

                          "Letter of Credit" shall mean a standby letter of
credit or documentary letter of credit issued by an Issuing Bank at the request of the Borrower and for the account of the Borrower and for which the Lenders incur Lender Guaranties.

                          "Liabilities" shall mean liabilities of the Borrower
and its Subsidiaries which are or should be reflected on a consolidated balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles.

                          "LIBOR Rate" shall mean, for each Interest Period, a
rate of interest equal to the sum of:

                          (a) the quotient of (i) the rate of interest determined by Agent to be the rate at which deposits in U.S. Dollars for the relevant Interest Period are offered based on information presented on the Telerate Screen as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period; provided that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Agent) will be the rate used; provided further, that if the Telerate

  System ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Agent at which deposits in U.S. Dollars are offered for the relevant Interest Period by The Sanwa Bank, Limited (or its successor) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 a.m. (London time) on the applicable LIBOR Rate Determination Date in the approximate amount of the LIBOR Rate Loan and having a maturity approximately equal to such Interest Period, divided by

                          (ii) one minus the rate (expressed as a decimal) of reserve requirements in effect on the LIBOR Rate Determination Date (including, without limitation, all basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D) which are required to be maintained by a member bank of the Federal Reserve System;

                          plus, (b) three percent (3%) per annum.

The LIBOR Rate shall be adjusted to the nearest one-sixteenth percent (1/16%) or, if there is no nearest one-sixteenth percent (1/16%), to the next higher one-sixteenth percent (1/16%).

                          "LIBOR Rate Determination Date" shall mean each date
for calculating the LIBOR Rate for purposes of determining the interest rate applicable to any LIBOR Rate Loan made pursuant to subsection 2.6. The LIBOR Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Loan.

                          "LIBOR Rate Loans" shall mean the Revolving Loan or
portion thereof bearing interest at the LIBOR Rate.

                          "Lien" shall mean, with respect to the Property of
any Person, any statutory or contractual lien, security interest, mortgage, pledge, claim, encumbrance, charge, hypothecation, assignment, deposit arrangement, filing of, or agreement to give, a financing statement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), in, of or on any of the Property of such Person in favor of any other Person.

                          "Litigation" shall have the meaning ascribed thereto
in subsection 6.14.

                          "Loan Account" shall have the meaning ascribed
thereto in subsection 2.13.

                          "Loan Year" shall mean the period of twelve (12)
consecutive months commencing on the Closing Date and each succeeding period of twelve (12) consecutive months commencing on each anniversary of the Closing Date during the Initial Term and any Renewal

Term.

                          "Material Adverse Effect" shall mean a material
adverse effect upon (a) the Agent's Lien priority in, or the value of, the Collateral, or (b) the business, properties, operations or financial condition of the Borrower and its Subsidiaries taken as a whole as a result of the occurrence or existence of any single event or condition or series of events or conditions in the aggregate, or (c) the ability of the Borrower or any Subsidiary to perform its obligations under any of the Financing Agreements to which it is a party, or (d) the validity or enforceability of any of the Financing Agreements or the rights, powers and remedies of the Agent or any Lender to enforce or collect the Obligations. In determining whether any individual event could reasonably be expected to have in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to have a Material Adverse Effect.

                          "Minimum Availability" shall mean, as of any date of
determination, the sum of (i) unrestricted cash on hand and Cash Equivalents and (ii) unused Borrowing Availability.

                          "Monthly Report" shall have the meaning ascribed
thereto in subsection 3.1.

                          "Motorola" shall mean Motorola Corporation and any
Subsidiary thereof that executes the Motorola Letter.

                          "Motorola Letter" shall mean that certain no-offset
letter, dated as of the Closing Date, among Motorola, the Borrower and the Agent, in form and substance satisfactory to the Agent, as amended, restated,\ supplemented or otherwise modified from time to time.

                          "Multiemployer Plan" shall mean any multiemployer
plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes, is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

                          "Net Income" shall mean, for any applicable fiscal
period, determined for the Borrower and its Subsidiaries on a consolidated basis, the consolidated net income after income taxes and franchise taxes and shall have the meaning given such term by Generally Accepted Accounting Principles; provided that there shall be specifically excluded therefrom tax-adjusted (i) gains or losses from the sale of fixed assets (other than royalties on Intellectual Property), (ii) net income or loss of any Person that is not a Subsidiary in which the Borrower or such Subsidiary has an ownership interest, except to the extent of cash received by the Borrower or such Subsidiary in a cash distribution, and (iii) any gains or losses arising from extraordinary items, as defined by Generally Accepted Accounting Principles.

                          "Note" or "Notes" shall mean one or more of the
Revolving Loan Notes, or a combination thereof.

                          "Obligations" shall mean all of the Borrower's
obligations, liabilities and
indebtedness to the Agent and the Lenders and/or to any affiliate of the Agent or the Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including, without limitation, obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law including, without limitation, all of the Borrower's indebtedness, liabilities and obligations to the Agent and the Lenders or any Participant under this Agreement and the other Financing Agreements.

                          "Participant" shall mean any Person now or from time
to time hereafter participating with any Lender in the Revolving Loan made by such Lender pursuant to this Agreement.

                          "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any successor thereto.

                          "Pension Plan" shall mean any Plan that is or was a
defined benefit plan (other than a Multiemployer Plan) defined in Section 3(35) of ERISA.

                          "Permitted Discretion" means the Agent's commercially
reasonable judgment, based upon factors which: (i) are reasonably likely to materially adversely affect (a) the value of the Collateral, (b) the enforceability or priority of the Agent's Liens thereon or (c) the amount which the Agent and the Lenders would be reasonably likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) indicates that any Monthly Report, Borrowing Base Certificate or financial information delivered to the Agent by the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of an imminent bankruptcy, reorganization or other insolvency proceeding involving the Borrower; or (iv) creates or reasonably could be expected to create a Default or an Event of Default.

                          "Permitted Investments" shall have the meaning
ascribed thereto in subsection 8.4.

                          "Permitted Liens" shall have the meaning ascribed
thereto in subsection 8.1.

                          "Person" shall mean any individual, sole
proprietorship, partnership, joint venture, trust, limited liability company, limited liability partnership, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                          "Plan"  shall mean any employee benefit plan within
the meaning of Section 3(3) of ERISA under which the Borrower or any ERISA Affiliate contributes, is obligated to contribute or was required to contribute within the immediately preceding six (6) years.

                          "Prime Rate" shall mean the highest "prime rate" of
interest reported, from
time to time, by The Wall Street Journal; provided, however, that in the event that The Wall Street Journal ceases reporting a "prime rate", "Prime Rate", "Prime Rate" shall mean the per annum rate of interest reported as the "Bank Prime Loan" rate for the most recent weekday for which such rate is reported in Statistical Release H.15 (519) published from time to time by the Board of Governors of the Federal Reserve System; provided further that in the event that both of the aforesaid indices cease to be published or to report rates of the aforesaid types, the "Prime Rate" shall be determined from a comparable index chosen by the Agent in good faith. The "Prime Rate" shall change effective on the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.

                          "Pro Rata Share" shall mean the percentage obtained
by dividing (a) the Commitments of a Lender by (b) the aggregate Commitments of all Lenders. The Lenders' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Lenders pursuant to subsection 11.1. The sum of the Pro Rata Shares of all Lenders at any date of determination shall equal one hundred percent (100%).

                          "Projections" shall mean the projected balance
sheets, profit and loss statements, and cash flow statements of the Borrower and its Subsidiaries on a consolidated basis, together with appropriate supporting details and a statement of underlying assumptions.

                          "Property" of a Person shall mean any and all assets
or property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets or property leased or operated by such Person.

                          "Rate Hedging Obligations" of a Person shall mean any
and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's Property, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

                          "Rate Option" shall mean the Base Rate or the LIBOR
Rate, as applicable.

                          "Real Estate" of a Person shall mean the real
property, mineral rights, leasehold or other interests in real property together with any purchase options and other rights related to such leaseholds or other interests owned, leased, used or operated now or hereafter by such Person, all Fixtures and personal property used in conjunction therewith and such Person's rights to leases, rents and profits with respect thereto.

                          "Renewal Term" shall have the meaning ascribed
thereto in subsection 2.7.

                          "Required Lenders" shall mean (i) Lenders having in
the aggregate more than fifty percent (50%) of the Total Revolving Loan Facility, or (ii) if the Revolving Credit Facility has been terminated, Lenders having in the aggregate more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Loan.

                          "Responsible Officer" shall mean the chief executive
officer, the president, the treasurer, the chief financial officer or any other elected officer of the Borrower.

                          "Restricted Payment" of a Person shall mean: (a) any
dividend or other distribution, direct or indirect, on account of any shares of any class of Stock of such Person now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value direct or indirect of any shares of any class of Stock of such Person now or hereafter outstanding; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of such Person now or hereafter outstanding.

                          "Revolving Loan" shall have the meaning ascribed
thereto in subsection 2.1.

                          "Revolving Loan Maturity Date" shall mean April 23,
2000, subject to subsection 2.7.

                          "Revolving Loan Notes" shall have the meaning
ascribed thereto in subsection 2.3.

                          "Risk-Based Capital Guidelines" means (a) the
risk-based capital guidelines in effect in the United States on the date of this Agreement and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards" and any amendments to such regulations adopted prior to the date of this Agreement.

                          "SBCC" shall mean Sanwa Business Credit Corporation,
a Delaware corporation, in its individual capacity, and its successors.

                          "Securities Act" shall mean the Securities Act of
1933, as amended.

                          "Series A Preferred Stock Documents" shall mean,
collectively, (i) that certain Securities Purchase Agreement dated as of April 16, 1997 by and among the Borrower and the investors signatories thereto, (ii) that certain Registration Rights Agreement dated as of April 16, 1997 by and among the Borrower and the buyers signatories thereto, and (iii) that certain Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Borrower dated as of April 16, 1997.

                          "Service" shall mean the Internal Revenue Service and
any successor thereof.

                          "Solvent" shall mean, when used with respect to any
Person on any date of determination, that (i) the fair saleable value of such Person's Property is in excess of the total amount of the present value of its Liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with Generally Accepted Accounting Principles, and whether direct or indirect, fixed or contingent, liquidated or unliquidated, secured or unsecured, disputed or undisputed), (ii) such Person is able to pay its debts or obligations in the ordinary course as they mature, and (iii) such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted. In computing the amount of contingent, unliquidated or disputed liabilities at any time, such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Solvency" shall have a correlative meaning.

                          "Stock of a Person" shall mean all shares, options,
general or limited partnership interests or other equivalents (regardless of how designated), participation or other equivalents (however designated) of such Person of or in a corporation, partnership or equivalent entity, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures or any other debt or equity security, and all other agreements, instruments and documents of such Person convertible, in whole or in part, into any one or more of the foregoing.

                          "Subsidiary" of a Person shall mean (i) any
corporation of which more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at any time of determination, directly or indirectly, owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, trust, grantor trust, joint venture or similar business organization more than fifty percent (50%) of the equity or partnership interests having ordinary voting power or power of direction of which shall at any time of determination be so owned or controlled. Unless otherwise expressly provided or the context requires otherwise, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of the Borrower.

                          "Tangible Net Worth" shall mean, at any date of
determination, the aggregate amount of total stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Generally Accepted Accounting Principles plus any equity investment in Telepath, less the net book value of all assets of the Borrower and its Subsidiaries on a consolidated basis which would be treated as intangibles under Generally Accepted Accounting Principles including, without limitation, all investments in unconsolidated Subsidiaries and all equity investments in Persons (other than Telepath) which are not Subsidiaries and all prepaid expenses and deferred charges, research and development costs, treasury stock, franchise rights, licenses, permits, non-compete agreements, premiums on purchased assets, unamortized debt discount and expense, goodwill, patents, trademarks, tradenames, copyrights, patent applications, trademark applications, copyright applications, organization or developmental expenses and other intangible items.

                          "Taxes" shall mean taxes, liens, imposts,
deductions, Charges or withholdings,
and all liabilities with respect thereto imposed by any Governmental Authority (together with any fines, interest, penalties or other additions thereto), excluding (i) taxes imposed on or measured by the net income of any Lender by the United States of America or the jurisdiction where such Lender's principal office or a lending office is located, and (ii) any transfer taxes imposed as a results of the transfer of any Notes.

                          "Telepath" shall mean Wireless Domain, Inc. f/k/a
Telepath Corporation, a New York corporation.

                          "Telerate Screen" shall mean the display designated
as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. dollars quoted by selected banks.

                          "Telular Pledge Agreement" shall mean that certain
Pledge Agreement, dated as of the Closing Date, by the Borrower in favor of the Agent, for the benefit of the Lenders, as the same may hereafter be amended, restated, modified or supplemented from time to time.

                          "Termination Date" shall mean the earlier of (i) the
Revolving Loan Maturity Date then in effect and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to subsection 9.1.

                          "Total Revolving Loan Facility" shall mean Twenty
Million Dollars ($20,000,000).

                          "Unused Line Fee" shall have the meaning ascribed
thereto in subsection 2.11.

                 1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles. All determinations of the book value of Inventory contemplated hereby shall be at the lower of cost (on a first-in, first-out basis) or market.

                 1.3 Other Terms Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code of the State of Illinois or the laws of any other state which are required to be applied in connection with the issue of perfection or non-perfection of Liens on the Collateral (the "Code") to the extent the same are used or defined therein.

                 1.4 Effective Date. All references to "the date hereof," "the date of this Agreement," "the effective date hereof," "effective as of the date hereof" or "of even date herewith" contained herein or in the other Financing Agreements shall be deemed to refer to the Closing Date of this Agreement.

                 1.5 References. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise expressly provided or unless the context requires otherwise, all references in this Agreement to Sections, subsections, Schedules and

Exhibits shall mean and refer to Sections, subsections, Schedules and Exhibits of this Agreement. References to Persons include their respective permitted successors and assigns or, in the case of a governmental authority, Persons succeeding to the relevant functions of such Persons. All references to statutes shall include all related rules and regulations and shall include all amendments of same and any successor or replacement statutes and regulations.

                2.        CREDIT.

                2.1       Revolving Credit Facility.

                (a) Revolving Loan. Provided there does not then exist a Default or an Event of Default, and subject to the terms and conditions herein set forth, each Lender agrees severally (and not jointly) to make its Pro Rata Share of advances to the Borrower, on a revolving credit basis (the "Revolving Loan") in an aggregate amount at any time outstanding not to exceed the lesser of (i) the Total Revolving Loan Facility or (ii) the Borrowing Base, in each case less the Lender Guaranty Reserve outstanding at such time ("Borrowing Availability").

                The Agent reserves the right, upon ten (10) days' prior written notice to the Borrower, in its Permitted Discretion (i) to adjust any eligibility criteria or establish new eligibility criteria, (ii) modify the advance rates against Eligible Inventory and Eligible Accounts, and (iii) establish reserves against Borrowing Availability. The provisions of subsection 2.10 shall not apply to any prepayment in full of the Obligations made within one hundred twenty (120) days after the Agent shall have imposed any such adjustment or revision of eligibility criteria, modification of advance rates or new reserves if the aggregate effect of any such action is to reduce the Borrowing Base in effect immediately prior to such actions by fifteen percent (15%) or more.

                (b) Advances. Until all amounts outstanding in respect of the Revolving Loan shall become due and payable on the Termination Date, within the foregoing limits and subject to the terms, provisions and limitations set forth herein, the Borrower may from time to time borrow, repay and reborrow under this subsection 2.1. The Agent shall be entitled to rely upon, and shall be fully protected under this Agreement from any liability to any Person in relying upon, any such notice reasonably believed by the Agent to be genuine and to assume that each Person executing and delivering the same was duly authorized by the Borrower. Each advance to the Borrower shall, on the day of such advance, be deposited, in immediately available funds, into the Borrower's Account, unless otherwise requested by the Borrower in writing.

                (c)       Lender Guaranty.

                (i) Subject to the terms and conditions of this Agreement, as part of the Revolving Loan and in addition to advances under the Revolving Loan, upon the request of the Borrower, SBCC, on behalf of each Lender according to such Lender's Pro Rata Share, may issue or arrange for the issuance of Letters of Credit for the account of the Borrower and/or guaranty payment to the Issuing Banks which issue Letters of Credit for the account of the Borrower (all such Letters of Credit issued by SBCC are collectively referred to herein as "Lender Guaranties" and individually as a "Lender Guaranty"); provided that SBCC shall not be under any obligation to issue any Lender Guaranty if (i) any order, judgment or decree of any government authority or other regulatory body shall purport by its terms to enjoin or restrain SBCC or any Lender from issuing such Lender Guaranty, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over SBCC or any Lender shall prohibit the issuance of Lender Guaranties in particular or shall impose upon SBCC or any Lender with respect to such Lender Guaranties any restriction or reserve or capital requirement (for which SBCC or such Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which SBCC or any Lender in good faith deems material to it or (ii) the issuance thereof would violate any established credit policy of general application of the Agent and of which the Agent has previously notified the Borrower in writing. In no event shall SBCC issue or otherwise become obligated with respect to a Letter of Credit (including, without limitation, Letters of Credit issued with an automatic "evergreen" provision) having an expiration date, or a date for payment of any draft presented thereunder, later than the earlier of (i) twelve
(12) months from the date of issuance or (ii) three (3) days prior to the Revolving Loan Maturity Date. Such issuance and obligations with respect to a Letter of Credit pursuant to this subsection 2.1(c) shall be deemed to be a Revolving Loan for purposes of requiring the satisfaction of the applicable conditions set forth in Section 4. Additions to the Lender Guaranty Reserve shall be established concurrently with the issuance of each Lender Guaranty. Immediately upon the issuance of any Lender Guaranty in accordance with this subsection 2.1(c), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from SBCC, without recourse, representation or warranty, an individual participation interest equal to its Pro Rata Share of the principal amount of such Lender Guaranty and each draw paid by the Issuing Bank under the Letter of Credit issued in connection therewith. Each Lender's obligation to pay its Pro Rata Share of all draws under the Letters of Credit issued in connection with such Lender Guaranties shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

         (ii) The aggregate amount of Lender Guaranty Liability with respect to Lender Guaranties outstanding at any one time shall not exceed $4,000,000.

         (iii) The Borrower shall be irrevocably and unconditionally obligated forthwith upon demand without presentment, protest or other formalities of any kind, to reimburse the Agent, on behalf of the Lenders, for any amounts paid by the Lenders with respect to each Lender Guaranty including, without limitation, all amounts paid by the Lenders upon any draw with respect to a Letter of Credit and any guaranty or reimbursement obligation paid by the Lenders to any Person upon any draw upon a Letter of Credit. All such reimbursement obligations shall be due and payable on demand. If not paid within one (1) Business Day following demand, or, if an Event of Default shall have occurred and be continuing, on the date such reimbursement obligations arise, the Borrower hereby authorizes and directs the Agent, at the Agent's option, to debit the Loan Account (by increasing the principal balance of the advances under the Revolving Loan), in the amount of any payment made by the Lenders with respect to any Lender Guaranty and, in connection therewith, the Lender Guaranty Reserve then in effect shall be reduced by the amount of such debit. All amounts paid by the Lenders with respect to any Lender Guaranty that are not immediately repaid by the Borrower with the proceeds of an advance under the Revolving Loan or otherwise shall bear interest at the Base Rate then applicable to the Revolving Loan. If SBCC makes a payment on account of any Lender Guaranty and is not concurrently reimbursed therefor by the Borrower and if for any reason an advance under the Revolving Loan may not be made as stated in this subsection 2.1(c), then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than 12:00 noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuing Bank, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Lender Guaranty, which shall be an amount equal to such Lender's Pro Rata Share of such payment. Each Lender acknowledges and agrees that its obligation to reimburse the Agent pursuant to this subsection 2.1(c)(ii) with respect to Lender Guaranty Liabilities is absolute and unconditional and shall not be affected by any circumstance whatsoever including, without limitation, the occurrence or continuance of a Default or an Event of Default, and further acknowledges and agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (iv) In addition to all other terms and conditions set forth in this Agreement, the issuance by the Lenders of any Lender Guaranty shall be subject to the conditions precedent that the Issuing Bank be satisfactory to the Agent and that the Letter of Credit be in such form as is reasonably satisfactory to the Agent. The Borrower shall comply with all such terms and conditions imposed by any Issuing Bank or by the Agent with respect to the issuance of any Letter of Credit, whether such terms and conditions are imposed in the application for such Letter of Credit, the Lenders' guaranty of such letter of credit or otherwise.

         (v) Prior to the issuance of a Lender Guaranty and as a condition to such issuance, the Borrower shall give the Agent prior written notice specifying the date a Lender Guaranty is to be issued, identifying the beneficiary of the guaranty and describing the nature of the transactions proposed to be supported thereby and specifying whether the Borrower is requesting a Lender Guaranty in the form of a Letter of Credit issued by a Lender acting as the Issuing Bank or a guaranty of a Letter of Credit issued by another Issuing Bank. The notice shall be accompanied by the form of the Letter of Credit. Subject to the terms hereof, the Agent shall issue the requested Lender Guaranty as soon as practicable and not more than three (3) Business Days following the date of the applicable notice; provided that the Lender Guaranty shall not be issued until the Agent and the Issuing Bank have mutually agreed upon the form of such Lender Guaranty.

         (vi) The Borrower hereby agrees to indemnify, pay and hold the Agent and each Lender harmless from and against any and all pending or overtly threatened claims, litigation, damages, losses and liabilities incurred by the Agent or any Lender (or which may be claimed against the Agent or any Lender by any Person whatsoever) and reasonable costs and expenses incurred in defending or responding to such claims or litigation by reason of or in connection with the execution, delivery or transfer of, or payment or failure to pay under, any Lender Guaranty including, without limitation, any action taken or omitted by any Issuing Bank; provided that the Borrower shall not be required to indemnify or hold harmless the Agent or any Lender for any such claims, litigation, losses or liabilities to the extent arising from such Person's willful misconduct or gross negligence. The Borrower's unconditional obligations to the Agent and the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever. The Borrower agrees that any charges made to the Agent or the Lenders for the Borrower's account by any Issuing Bank shall be conclusive as between such Persons and the Borrower and may be charged to the Loan Account.

                 2.2 Maximum Principal Balance. If at any time the aggregate outstanding principal balance of the Revolving Loan advances and Lender Guaranty Liabilities shall exceed the lesser of (i) the Total Revolving Loan Facility or (ii) the Borrowing Base (any such excess being referred to herein as an "Overadvance"), the Borrower shall immediately and without notice or demand of any kind (a) repay the outstanding advances under the Revolving Loan to the extent necessary to eliminate such excess and (b) if any excess remains after payment in full of the outstanding balance of the Revolving Loan, cash collateralize the Lender Guaranty Liabilities in accordance with subsection 2.7(b) to the extent necessary to eliminate such remaining excess; provided that if such Overadvance results from the Agent's exercise of its Permitted Discretion under subsection 2.1(a), so long as no Default or Event of Default shall have occurred and be continuing, such Overadvance shall be repaid by the Borrower within thirty (30) days of the occurrence of such Overadvance.

                 2.3 Evidence of Revolving Loan Indebtedness. The advances by each Lender under the Revolving Loan shall be evidenced by a promissory note in favor of each respective Lender (collectively, the "Revolving Loan Notes") in the amount of its Revolving Loan Commitment dated the Closing Date in the form attached as Exhibit 2.3. All of the Revolving Loan Obligations to the Lenders hereunder shall be payable by the Borrower by application of the proceeds of all Accounts and other Collateral in accordance with subsection 3.5, and shall be payable in full upon the Termination Date, and the principal amount of such Revolving Loan Obligations shall bear interest as hereinafter provided. Each advance by the Lenders and each repayment of principal applicable to such advance shall be reflected in the Loan Account.

                 2.4 Payment Dates. Interest shall be payable on Base Rate Loans in arrears on the first day of each calendar month for all periods ending prior to such month for which such Base Rate Loans are or, in the case of a Base Rate Loan converted to a LIBOR Rate Loan during the prior month, were outstanding and at the maturity of such Base Rate Loan (whether by acceleration or otherwise), commencing with the first of such dates to occur after the date of such Base Rate Loan. Interest shall be payable on LIBOR Rate Loans on the last day of each Interest Period relating to such LIBOR Rate Loan and at the maturity of such LIBOR Rate Loan (whether by acceleration or otherwise), commencing with the first of such dates to occur after the date of such LIBOR Rate Loan. After maturity, accrued interest on the Revolving Loan shall be payable on demand. Any payment due hereunder on any day other than a Business Day shall be due on the next succeeding Business Day, and if such payment shall bear interest in accordance herewith, interest shall accrue to the date of payment.

                2.5       Interest.

                (a) Subject to the terms and conditions of this Agreement, advances under the Revolving Loan may be divided into Base Rate Loans or LIBOR Rate Loans, or a combination thereof, selected by the Borrower in accordance with subsections 2.5(e) and 2.5(f); provided that the Revolving Loan shall not have more than three (3) Interest Periods outstanding at any one time. So long as no Event of Default has occurred and is continuing, the Borrower shall pay to the Agent, for the benefit of the Lenders, interest on the outstanding principal balance of the Revolving Loan at the Base Rate or the LIBOR Rate, as applicable, in accordance with Section 2.6.

                (b) Interest and all fees (other than prepayment fees) shall be computed (on a daily basis) on the basis of a 360-day year for the actual number of days elapsed. In computing interest on the Revolving Loan, the date of funding of the Revolving Loan or the first day of an Interest Period applicable to the Revolving Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, shall be included and the date of payment of the Revolving Loan or the expiration date of an Interest Period applicable to the Revolving Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, shall be excluded; provided that if an advance under the Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on such advance. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                (c) So long as an Event of Default shall have occurred and be continuing, the Borrower shall pay to the Lenders interest from the date of such Event of Default to and including the date of cure of such Event of Default on the outstanding principal balance of the Obligations at the Default Rate applicable to such Obligations; provided that in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any Event of Default shall have occurred and be continuing, such LIBOR Rate Loans shall automatically become Base Rate Loans and thereafter bear interest at the Default Rate applicable to Base Rate Loans.

                (d) (i) Interest shall be due at the Base Rate, the LIBOR Rate or the Default Rate, as provided herein, after as well as before demand, default and judgment notwithstanding any judgment rate of interest provided for in any statute. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, then to the extent permitted by law and subject to the provisions of subparagraph
  (ii) of this subsection 2.5(d), the Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

                         (ii) It is the intention of the Agent, the Lenders and the Borrower to comply with the laws of the State of Illinois, and notwithstanding any provision to the contrary contained herein or in the other Financing Agreements, the Borrower shall not be required to pay and the Lenders shall not be permitted to collect any amount in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined to have been provided for by a court of competent jurisdiction in this Agreement or in any of the other Financing Agreements, then in such event: (A) the provisions of this subsection 2.5(d)(ii) shall govern and control; (B) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest; (C) any Excess Interest that any Lender may have received hereunder shall be, at such Lender's option (1) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (2) refunded to the payor thereof, or (3) any combination of the foregoing; (D) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed under applicable law, and this Agreement and the other Financing Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (E) neither the Borrower nor any guarantor or endorser shall have any action against any Lender for any damages arising out of the payment or collection of any Excess Interest.

                 (e) Subject to the terms of this Agreement, the Borrower shall select the Rate Option and, in the case of LIBOR Rate Loans, the Interest Period applicable to each LIBOR Rate Loan from time to time by giving the Agent irrevocable notice in the form of Exhibit 2.6-1 hereto (a "Borrowing Notice") not later than 12:00 noon (Chicago time) (i) on the Funding Date of any Base Rate Loan, and (ii) three (3) Business Days before the Funding Date for each LIBOR Rate Loan, specifying:

                 (i)   the Funding Date of each LIBOR Rate Loan;

                 (ii) the aggregate amount of such LIBOR Rate Loan (and, if such Borrowing Notice refers to more than one Rate Option, the amount of each Base Rate Loan and LIBOR Rate Loan which will become part of the Revolving Loan;

                 (iii) the Rate Option(s) selected for such advance under the Revolving Loan; and

                 (iv) in the case of each LIBOR Rate Loan, the Interest Period applicable thereto;

provided that no advance under the Revolving Loan may be made as a LIBOR Rate Loan if any Default or Event of Default has occurred and is continuing.

                 The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a LIBOR Rate Loan prior to the last day of the applicable Interest Period in order to make a payment or prepayment of principal on the Revolving Loan required by the terms hereof including, without limitation, prepayments pursuant to subsection 2.7(b).

                 (f) Base Rate Loans shall continue as Base Rate Loans unless and until such Base Rate Loans are converted by the Borrower into LIBOR Rate Loans in accordance with this subsection 2.5(f). Each LIBOR Rate Loan shall continue as a LIBOR Rate Loan until the end of the then applicable Interest Period, at which time such LIBOR Rate Loan shall be automatically converted into a Base Rate Loan unless the Borrower shall have given the Agent an irrevocable notice in the form of Exhibit 2.5-2 (a "Conversion/Continuation Notice") requesting that, at the end of such Interest Period, such LIBOR Rate Loan continue as a LIBOR Rate Loan for the same or another Interest Period; provided that no outstanding advance under the Revolving Loan may be continued as, or be converted into, a LIBOR Rate Loan if any Default or Event of Default has occurred and is continuing. Subject to the terms of this Agreement, the Borrower may elect from time to time to convert all or any part of the Revolving Loan of any Rate Option into any other Rate Option; provided that any conversion of a LIBOR Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent a Conversion/Continuation Notice of each conversion or continuation of a Base Rate Loan or LIBOR Rate Loan, as the case may be, not later than 12:00 noon (Chicago time) (i) on the Funding Date, in the case of a conversion into a Base Rate Loan, and (ii) at least three (3) Business Days before the Funding Date of the requested conversion or continuation of a LIBOR Rate Loan, specifying:

                     (i)     the Funding Date of such conversion or
                continuation;

                    (ii) the aggregate amount and Rate Option(s) of the advance under the Revolving Loan which is to be converted or continued; and

                   (iii) the amount and Rate Option(s) of the Base Rate Loans or LIBOR Rate Loans into which such advance under the Revolving Loan is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.

                 (g) In lieu of delivering a Borrowing Notice or a Conversion/Continuation Notice, the Borrower may give the Agent notice by telephone or telecopy by the required time of any proposed borrowing or conversion/continuation under this subsection 2.5; provided that such notice shall be promptly confirmed in writing by delivery of a Borrowing Notice or a Conversion/Continuation Notice, as the case may be, to the Agent on or before the proposed Funding Date. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any such notice by telephone that the Agent believes in good faith to have been given by the Borrower or for otherwise acting in good faith under this subsection 2.5 and, upon the funding or conversion/continuation, as the case may be, by the Agent in accordance with this Agreement pursuant to any such notice, the Borrower shall have effected such funding, conversion or continuation, as the case may be, hereunder. A Borrowing Notice or a Conversion/Continuation Notice for the funding of, or conversion to, or continuation of, a LIBOR Rate Loan (or notice by telephone or telecopy in lieu thereof) shall be irrevocable once given, and the Borrower shall be bound to convert or continue in accordance therewith.

                 (h) Each LIBOR Rate Loan (whether resulting from a Borrowing Notice or a Conversion/Continuation Notice) shall be in the minimum amount of Five Hundred Thousand

Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) if in excess thereof.

                 2.6 Method of Borrowing; Manner and Method of Making Interest and Other Payments. () Not later than 12:00 noon (Chicago time) on each Funding Date, each Lender shall make available its Pro Rata Share of the advances under the Revolving Loan (except for advances made pursuant to a Conversion/Continuation Notice, in which case each Lender shall be deemed to have made its advances) in funds immediately available in Chicago, Illinois to the Agent at its address specified pursuant to subsection 10.13. The Agent will make the funds so received from the Lenders available to the Borrower in accordance with subsection 2.1(b). Notwithstanding the foregoing provisions of this subsection 2.6(a), to the extent that an advance under the Revolving Loan made by a Lender matures or is to be repaid on the Funding Date of a requested advance under the Revolving Loan, such Lender shall first apply the proceeds of the advance it is then making to the repayment of such maturing advance under the Revolving Loan.

                 (b) All payments by the Borrower of the Obligations shall be made without deduction, defense, setoff or counterclaim and in same day funds. In their sole discretion, the Required Lenders may deem interest and other amounts payable hereunder (other than the principal balance of the Revolving Loan) to be paid by causing such amounts to be added to the principal balance of the Revolving Loan, all as set forth on the Agent's books and records. The Borrower hereby authorizes and directs the Lenders, at the option of the Required Lenders, to make advances in the Revolving Loan by appropriate debits to the Loan Account for all payments which the Borrower is required to make to the Lenders under this Agreement and the other Financing Agreements. Unless otherwise directed by the Agent, all payments to the Lenders hereunder shall be made by delivery thereof to the Agent at its address set forth in subsection 10.12 or by delivery to the Agent for deposit in the Blocked Accounts of all proceeds of Accounts or other Collateral in accordance with subsection 3.5. If the Agent elects to bill the Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. Solely for the purpose of calculating interest earned by each Lender with respect to the Revolving Loan, any check, draft or similar item of payment by or for the account of the Borrower delivered to the Agent or deposited in a Blocked Account in accordance with subsection 3.5 shall be applied by the Agent on account of the Revolving Loan Obligations on the Business Day the Agent has received immediately available funds as a result of the deposit thereof in accordance with subsection 3.5. Immediately available funds received by the Agent after 2:00 p.m., (Chicago time), shall be deemed to have been received on the following Business Day.

                 (c) (i) Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (A) in the case of a Lender, such Lender's Pro Rata Share of the proceeds of an advance under the Revolving Loan or (B) in the case of the Borrower, a payment of principal, interest, fees or other Obligations to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower or such Lender, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Rate for such day (as determined by the Agent) or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant advance under the Revolving Loan.

                        (ii) Nothing contained in this subsection 2.6(c) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights the Agent or the Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                        (iii) If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender.

                          (iv) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any advance under the Revolving Loan made with respect to any draw on a Letter of Credit or Lender Guaranty therefor after acceleration of the Obligations.

                 2.7      Term of this Agreement.

                 (a) This Agreement shall be effective from the Closing Date until the Revolving Loan Maturity Date (the "Initial Term"), subject to annual renewals thereafter of the Revolving Loan Maturity Date as hereinafter provided (each such renewal being referred to as a "Renewal Term"); provided that all of the Agent's and each Lender's rights and remedies under this Agreement shall survive such termination until all of the Obligations have been finally paid in full in cash. Not less than ninety (90) days prior to the end of the Initial Term or any Renewal Term, the Borrower shall notify the Agent in writing if the Borrower elects to renew this Agreement for a Renewal Term, and not less than sixty (60) days prior to the end of the Initial Term or such Renewal Term, as applicable, the Agent shall notify the Borrower in writing if the Lenders elect to accept such renewal. Notwithstanding the foregoing, unless the Borrower and each Lender shall agree in writing to extend this Agreement in accordance with the preceding sentence, this Agreement shall terminate upon the earlier to occur of the expiration of the Initial Term or any Renewal Term, as applicable, or the final payment in full of all of the Obligations. In addition, this Agreement may be terminated as set forth in subsections 2.7(b) and 9. Upon the effective date of termination, all of the Obligations shall become immediately due and payable without notice or demand notwithstanding any terms contained herein or in any Note to the contrary. Notwithstanding any termination of this Agreement, until (i) all of the Obligations except unmatured contingent Obligations (other than those Obligations described in clauses (ii) and (iii) below) for which no claim has been asserted shall have been paid in full in cash, (ii) the Lender Guaranties shall have been terminated or payment thereof shall have been secured in accordance with subsection 2.7(b) and (iii) the Borrower shall have provided to the

Agent for the benefit of the Lenders security on terms satisfactory to the Agent with respect to any pending or overtly threatened action against any Person which could result in a claim against the Borrower by any Indemnitee for indemnification under subsection 7.10, the Borrower shall remain bound by the terms of this Agreement and the Lenders shall be entitled to retain their Liens on the Collateral.

                 (b) Subject to the termination fee set forth in subsection 2.10 and the provisions of subsection 2.20, upon not less than ten
(10) days prior written notice to the Agent specifying the date of termination, the Borrower may terminate this Agreement and the Commitments hereunder by prepaying in full, but not in part, all of the outstanding Obligations (excluding outstanding Lender Guaranties). Upon such termination and prepayment in full, the Borrower shall (i) cause the Agent and each Lender to be released from all liability under any Lender Guaranties or (ii) (x) cause to be issued to and for the benefit of the Agent and the Lenders a letter of credit in form and substance acceptable to the Agent issued by a bank or other financial institution acceptable to the Agent to secure such Lender Guaranties, or (y) deposit cash collateral with the Agent, for the benefit of the Agent and the Lenders, in either case, in an amount equal to 105% of the aggregate Lender Guaranty Liability with respect to the Lender Guaranties that will remain outstanding after prepayment in full of all other Obligations.

                 2.8 Audit Fee. The Borrower shall pay to SBCC, individually in its capacity as the Agent, a collateral audit fee (the "Audit Fee") in an amount equal to (i) the Agent's reasonable out-of-pocket costs, plus (ii) a fee of One Thousand Dollars ($1,000.00) per day for each field audit conducted by the Agent pursuant to Section 7.2; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be liable for reimbursing the Agent for the costs and expenses of more than three (3) field audits in any Fiscal Year.

                 2.9 Closing Fee. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a closing fee (the "Closing Fee") in an amount equal to one percent (1%) of the sum on such date of the Total Revolving Loan Facility, such fee to be payable in two equal installments on (a) the Closing Date and (b) December 20, 1997; provided that the Closing Fee shall be fully earned on the Closing Date; provided further that if the Total Revolving Loan Facility shall be terminated prior to such date (whether as a result of acceleration, voluntary prepayment or otherwise) the remaining unpaid Closing Fee shall be payable on such prior termination date.

                 2.10     Termination Fee.

                 (a) Subject to subsections 2.1(a) and 2.10(b), If the Borrower shall terminate this Agreement and prepay all of the Obligations prior to April 23, 2000 pursuant to subsection 2.7(b), the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available to the Borrower hereunder an amount determined as follows: one percent (1%) of the Total Revolving Loan Facility for a termination during the first Loan Year; one half of one percent (0.50%) of the Total Revolving Loan Facility for a termination during the second Loan Year; and one quarter of one percent (0.25%) of the Total Revolving Loan Facility for a termination during the third Loan Year.

                 (b) Notwithstanding anything contained in subsection 2.10(a) or in Section 12.11 to the contrary, if (i) SBCC resigns as the Agent or (ii) SBCC or any of its affiliates shall hold a Commitment in the aggregate of less than Ten Million Dollars ($10,000,000), the Borrower may terminate this Agreement and prepay the Obligations in accordance with subsection 2.7(b) without premium or penalty other than as provided in subsection 2.20.

                 2.11 Unused Line Fee. From and after the Closing Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee (the "Unused Line Fee") in an amount equal to the Total Revolving Loan Facility less the average daily closing balance of the advances under the Revolving Loan plus Lender Guaranty Liabilities outstanding during the preceding month (or shorter period with respect to the period commencing with the Closing Date or the period ending with the Termination Date) multiplied by three eighths of one percent (0.375%) per annum. The Unused Line Fee shall be payable quarterly in arrears on the first day of each May, August, November and February following the Closing Date, commencing May 1, 1997 and on the Termination Date.

                 2.12 Other Fees, Costs and Expenses. The Borrower shall reimburse the Agent on demand for all out-of-pocket fees, costs and expenses reasonably incurred by the Agent in connection with any matters contemplated by or arising out of this Agreement or any other Financing Agreement (which fees, costs and expenses shall be part of the Obligations and secured by the Collateral) including, without limitation: (i) following the occurrence of an Event of Default in verifying or inspecting the Accounts or the Inventory or the Borrower's records with respect thereto; (ii) in connection with opening and maintaining the Blocked Accounts and depositing for collection any check or item of payment received by and/or delivered to any Collecting Bank or the Agent or any Lender on account of the Obligations; (iii) arising out of the Agent's indemnification of any Collecting Bank against damages incurred by such Collecting Bank in the operation of a Blocked Account; (iv) in connection with the Agent's forwarding to the Borrower the proceeds of loans or advances hereunder including, without limitation, transfer fees; (v) arising from photocopying and other mechanical or electronic reproduction in connection with the rights of inspection under subsection 7.2; (vi) in connection with the negotiation, preparation, review, execution and delivery of the Financing Agreements and all amendments, modifications and waivers with respect hereto or with respect to the other Financing Agreements including, without limitation, search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses; filing and recording fees; reasonable fees, costs and expenses of the Agent's outside attorneys and paralegals and all Taxes payable in connection with this Agreement or the other Financing Agreements, whether such fees, costs and expenses are incurred prior to, on or after the Closing Date;
(vii) arising from the Agent's employment of counsel or otherwise in connection with protecting, perfecting or preserving the Agent's Liens in the Collateral in accordance with subsection 10.2 and (viii) in connection with any refinancing or restructuring of the credit arrangements provided under the Financing Agreements, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings, or in connection with any other matters contemplated by or arising out of this Agreement or the other Financing Agreements. The Borrower shall reimburse the Agent and the Lenders for all out of pocket fees, costs and expenses incurred by the Agent or any Lender (which fees, costs and expenses shall be part of the Obligations and secured by the Collateral) in connection with (i) any litigation, contest, dispute, suit, proceeding or action in any way relating to the Collateral, any of the Financing Agreements or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower or any Subsidiary that may be obligated to the Agent or any Lender by virtue of the Financing Agreements (including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default); and (ii) any enforcement of any of the Financing Agreements including any such enforcement in the course of any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default. Any portion of the foregoing fees, costs and expenses which remains unpaid ten (10) days following the Agent's or a Lender's statement and request for payment thereof shall bear interest from the date of such statement and request for payment at the Default Rate.

                 2.13 Loan Account. The Agent shall maintain a loan account ("Loan Account") on its books in which shall be recorded (i) all advances under the Revolving Loans and other advances made to the Borrower pursuant to this Agreement, (ii) the issuance of all Lender Guaranties, (iii) all payments made by the Borrower on the Revolving Loan and advances and (iv) all other appropriate debits and credits as provided in this Agreement including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Agent's customary accounting practices as in effect from time to time. So long as a Default or an Event of Default shall have occurred and be continuing, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Agent or any Lender from or on behalf of the Borrower, and the Borrower does hereby irrevocably agree that each Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Obligations in such manner as such Lender may deem advisable notwithstanding any previous entry by the Agent upon the Loan Account or by the Agent or such Lender on any other books and records.

                 2.14 Statements. All advances to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in the Loan Account and in the Agent's books and records showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on the Agent's most recent printout or other written statement, shall be rebuttably presumptive evidence of the amounts due and owing to each Lender by the Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower's obligations to pay the Obligations. Not more than twenty (20) days after the last day of each calendar month, the Agent shall render to the Borrower a statement setting forth the principal balance of the Loan Account and the calculation of interest due thereon. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower, and shall constitute an account stated unless, within thirty (30) days after receipt of any statement from the Agent, the Borrower shall deliver to the Agent in accordance with subsection 10.12 written objection thereto specifying the error or errors, if any, contained in such statement. In the absence of a written objection delivered to the Agent as set forth in this subsection 2.14, the Agent's statement of the Loan Account shall be conclusive evidence of the amount of the Obligations.

                 2.15 Lender Guaranty Fees. The Borrower shall pay to the Agent, for the benefit of the Lenders, fees for any Lender Guaranty ("Lender Guaranty Fees") for the period from and including the date of issuance of such Lender Guaranty to and excluding the date of expiration or termination of such Lender Guaranty, equal to the daily average amount of the Lender Guaranty Liability multiplied by three percent (3%) per annum which fees shall include all amounts paid by the Lenders to any Issuing Bank for the costs, fees and expenses customarily charged by such Issuing Bank in respect of Letters of Credit issued by it. Lender Guaranty Fees shall be payable monthly in arrears on the first day of the month following the date of issuance of any such Lender Guaranty and the first day of each month thereafter during which such Lender Guaranty shall remain outstanding and on the Termination Date.

                 2.16     Other Lender Guaranty Provisions.

                 (a) The obligation of the Borrower to reimburse the Agent and each Lender for payments made under any Lender Guaranty shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

                          (i) any lack of validity or enforceability of any Lender Guaranty or any other agreement;

                         (ii) the existence of any claim, set-off, defense or other right which the Borrower, any of its Affiliates or the Agent or any Lender may have at any time against a beneficiary or any transferee of any Lender Guaranty (or any Persons for whom any such transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transaction between the Borrower or any of its Affiliates and the beneficiary for which such Lender Guaranty was procured);

                        (iii) any draft, demand, certificate or any other document presented under any Lender Guaranty proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                         (iv) payment by the Agent or any Lender under any Lender Guaranty against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Guaranty; provided that, in the case of any payment by the Agent or any Lender under such Lender Guaranty, such Person has not acted with gross negligence or willful misconduct as determined by a final judgment, not subject to review on appeal, of a court of competent jurisdiction in determining that the demand for payment under any Lender Guaranty complies on its face with any applicable requirements for a demand for payment under such Lender Guaranty;

                          (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

                          (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

                 (b) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the Agent and each Lender harmless from and against any and all claims, suits, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, reasonable attorneys' fees) which the Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of
(1) the issuance of any Lender Guaranty other than as a result of the gross negligence or willful misconduct of such Person as determined by a final order, not subject to review on appeal, of a court of competent jurisdiction, or (2) the failure of the Agent or any Lender to honor a demand for payment under any Lender Guaranty as a result of any act or omission, whether rightful or wrongful, of any Governmental Authority.

                 (c) As among the Agent, the Lenders and the Borrower, the Borrower assumes all risks of the acts and omissions of, or misuse of any Lender Guaranty by, beneficiaries thereof. In furtherance and not in limitation of the foregoing, neither the Agent nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any Person in connection with the application for and issuance of any Lender Guaranty, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Guaranty or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Lender Guaranty to comply fully with conditions required in order to demand payment under such Lender Guaranty; provided that, in the case of any payment by the Agent or any Lender under any Lender Guaranty, such Person has not acted with gross negligence or willful misconduct, as determined by a final judgment, not subject to review on appeal, of a court of competent jurisdiction, in determining that the demand for payment under any Lender Guaranty complies on its face with any applicable requirements for a demand for payment under such Lender Guaranty; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise; (v) for errors in interpretation of technical terms;
(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Guaranty or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Lender Guaranty; and (viii) for any consequences arising from causes beyond the control of the Agent or the Lenders, including, without limitation, any act or omission, whether rightful or wrongful, of any Governmental Authority. None of the above shall affect, impair, or prevent the vesting of any of the Agent's or any Lender's rights or powers hereunder.

                 In furtherance and extension of, and not in limitation of, the specific provisions hereinabove set forth, the Borrower hereby agrees that any action taken or omitted by the Agent or any Lender or any Issuing Bank under or in connection with any Lender Guaranty or any related certificates, or the Collateral relating thereto, if taken or omitted in good faith, shall be binding on the Borrower and shall not impose any resulting liability on the Agent or any Lender to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

                 2.17      Taxes; Changes in Law.

                 (a) Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all present and future Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender, then (i) the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made and (ii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. The Borrower hereby indemnifies and agrees to hold the Agent and each Lender harmless from and against all Taxes imposed upon the Agent or any Lender as a result of or arising in connection with the transactions contemplated hereby.

                 (b) In the event that, subsequent to the Closing Date, or, in the case of a Participant assigned an interest in or sold a participation in the Revolving Loan pursuant to subsection 11.1, subsequent to the date of such assignment or sale, (a) any change in any existing law, regulation, rule, policy, guideline, treaty or directive or in the interpretation or application thereof (whether or not having the force of law) including, without limitation, any change resulting from the implementation of risk-based capital guidelines, (b) any new law, regulation, rule, guideline, treaty or directive enacted or any interpretation or application thereof or (c) compliance by any Lender with any request or directive (whether or not having the force of law and including by way of withdrawal or termination of any previously available exemption) from any central bank, governmental authority, agency or instrumentality (including, without limitation, any request or directive regarding capital adequacy)

                          (i) does or shall subject any Lender or such Participant to any Taxes with respect to this Agreement, the other Financing Agreements or any Loans made hereunder, or change the basis of taxation of payments to any Lender or such Participant of principal, commitment, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender or such Participant imposed by the jurisdiction in which such Lender is incorporated or has its principal place of business); or

                         (ii) does or shall impose on any Lender or such Participant any other condition or increased cost in connection with the transactions contemplated hereby or participation herein; or

                        (iii) affects the amount of any reserve, special deposit, assessment or similar charge (other than reserves and assessments taken into account in determining the LIBOR Rate) required or expected to be maintained by any Lender or such Participant or any corporation controlling such Lender or such Participant and such Lender or such Participant determines that such amount required or expected is increased by or based upon the existence of this Agreement or its advances under the Revolving Loan hereunder, and the result of any of the foregoing is to increase the cost to such Lender or such Participant of making, funding, maintaining or continuing any advances under the Revolving Loan hereunder or issuing Lender Guaranties or selling any participation therein or assigning any of its Commitments to make the Revolving Loan hereunder, as the case may be, or to reduce any amount receivable by such Lender or such Participant in connection with advances under the Revolving Loan or Lender Guaranties, or to require any Lender or Participant to make any payment calculated by reference to the amount of Revolving Loan advances held or Lender Guaranties issued or participated in or interest received by it, then, in any such case, within five (5) days after written demand the Borrower shall pay to such Lender or such Participant any additional amounts which are necessary to compensate such Lender or such Participant for such additional cost or reduced amount receivable which such Lender or such Participant reasonably deems to be material as determined by such Lender or such Participant with respect to this Agreement, the other Financing Agreements or the Revolving Loan made hereunder; provided that no Participant shall be entitled to receive any greater amount pursuant to this subsection 2.17(b) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred. If such Lender or Participant becomes entitled to claim any additional amounts pursuant to this subsection 2.17, it shall promptly notify the Borrower in writing of the event by reason of which such Lender or Participant has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection 2.17 submitted by such Lender or Participant to the Borrower shall be presumed correct in the absence of manifest error.

                (c) Notwithstanding anything to the contrary contained in this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall declare that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Rate Loan, then, unless such Lender is able to agree to make or to make or continue to fund or to maintain such LIBOR Rate Loan at another branch or office of such Lender without, in such Lender's opinion, adversely affecting it or its portion of the Revolving Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Rate Loans shall terminate and (ii) the Borrower shall forthwith prepay in full all outstanding LIBOR Rate Loans, together with interest accrued thereon, of such Lender unless the Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Rate Loans into Base Rate Loans.

                 (d) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender on the Closing Date, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Service, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Agreement or the Revolving Loan Notes or certifying that the income receivable by such Lender under this Agreement or the Revolving Loan Notes is effectively connected with the conduct of a trade or business of such Lender in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments or indemnification under subsection 2.17(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee on such date. If any form or document referred to in this subsection 2.17(d) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                 2.18 Notification of Advances, Interest Rates and Prepayment. The Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice and prepayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.

                 2.19 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within five (5) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its advances under the Revolving Loan, its interest in the Lender Guaranties or its obligation to make advances under the Revolving Loan or participate in or issue Lender Guaranties hereunder (after taking into account such Lender's policies as to capital adequacy). A certificate as to any additional amounts payable pursuant to this subsection
2.19 submitted by such Lender to the Borrower shall be presumed correct in the absence of manifest error.

                 2.20 Special Provisions Governing LIBOR Rate Loans. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

                 (a) As soon as practicable after 11:00 a.m. (Chicago time) on each LIBOR Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.

                 (b) If the Agent reasonably determines (which determination shall be final and conclusive and binding upon all parties) that:

                            (i) adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the LIBOR Rate with respect to the LIBOR Rate Loans as to which an interest rate determination is then being made; or

                           (ii)      deposits of a type and maturity
        appropriate to match fund LIBOR Rate Loans are not available;

then, and in any such event, promptly after being notified of a borrowing, conversion or continuation, the Agent shall give notice (in writing or by telephone confirmed in writing) to the Borrower (which notice the Agent shall promptly transmit to each Lender) of such determination, and the Agent shall suspend the availability of LIBOR Rate Loans until such circumstance no longer exists.

                 (c) The Borrower shall indemnify the Agent and each Lender, upon written request (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be presumed correct and binding upon all parties hereto), for losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by it in connection with the liquidation or re-employment of funds acquired to fund or maintain LIBOR Rate Loans), that such Person may sustain: (i) if for any reason (other than a default by the Lenders) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice, a Conversion/Continuation Notice or a request by telephone or telecopy for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.5(e) or 2.5(f); (ii) if any prepayment of any of its LIBOR Rate Loans occurs on a date that is not the last day of the Interest Period applicable to that LIBOR Rate Loan whether because of acceleration, prepayment or otherwise (unless such prepayment is required pursuant to the provisions of subsection 2.20(b)); (iii) if any of its LIBOR Rate Loans are not paid on any date specified in a notice of prepayment given by the Borrower; or
(iv) as a consequence of any other default by the Borrower to repay LIBOR Rate Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, the Lenders shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable by the Borrower on demand after receipt by the Borrower thereof.

                 (d) Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of, any of its domestic or foreign branch offices or the office of an affiliate of such Lender. Upon the occurrence of any event giving rise to increased costs or other special payments under subsections 2.17(a) and 2.17(b) or subsection 2.19 with respect to a Lender, such Lender will designate another lending office for the advances under the Revolving Loan or the Lender Guaranties affected by such event; provided that such designation can be made without, in such Lender's opinion, adversely affecting it or its Pro Rata Share of the Revolving Loan or the income obtained therefrom or causing it to suffer any legal or regulatory disadvantage.
Nothing in this subsection 2.20(d) shall affect or postpone any of the Obligations of the Borrower or the rights of any Lender provided in this Agreement.

                 (e) Calculation of all amounts payable to a Lender under subsection 2.20(b) or 2.20(c) shall be made as though each Lender had actually funded its relevant LIBOR Rate Loan through the purchase of a LIBOR deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.20.

                 3.        REPORTING AND ELIGIBILITY REQUIREMENTS.

                 3.1 Monthly Reports and Borrowing Base Certificates. The Borrower shall submit to the Agent, not later than the twentieth (20th) day of each month, a monthly report ("Monthly Report") in the form attached as Exhibit 3.1-1, accompanied by a certificate in the form attached as Exhibit 3.1-2, which shall be signed by the chief executive officer or chief financial officer of the Borrower. The Monthly Report shall include, as of the last Business Day of the preceding month (and with respect to the initial Monthly Report, as of a date not more than two (2) Business Days prior to the Closing Date): (i) copies of all operating statements for such month prepared by the Borrower for its internal use and other similar data as the Required Lenders may reasonably request, (ii) an aged trial balance of Accounts of the Borrower ("Accounts
Trial Balance") indicating which Accounts are current, up to 30, 30 to 60, 60 to 90, 90 to 120 and 120 days or more past the original due date and listing the names of all applicable Account Debtors, (iii) a summary of accounts payable of the Borrower showing which accounts payable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and listing the names of applicable creditors; and (iv) an aged schedule of Inventory owned by the Borrower and in the Borrower's possession valued at the lower of cost or market on a FIFO basis. The Borrower shall provide in all Monthly Reports and, upon the occurrence and during the continuation of a Default or Event of Default, more frequently if requested by the Required Lenders, in form satisfactory to the Required Lenders, information on each of the following occurrences arising subsequent to the immediately preceding Monthly Report: all sales or other reductions of and all additions to Inventory, all returns of Inventory in excess of $200,000 in the aggregate during such period, and all material credits issued by the Borrower, all material monetary claims against the Borrower in connection with Inventory. In addition, the Borrower shall provide the Agent and each Lender with a Borrowing Base Certificate. Each such Borrowing Base Certificate shall be delivered to the Agent not later than (i) at all times when there is no principal amount outstanding under the Revolving Loan and no outstanding Lender Guaranty Liabilities, not later than the twentieth (20th) day of each month for the preceding month or (ii) at all times when there is any principal amount outstanding under the Revolving Loan and/or outstanding Lender Guaranty Liabilities, not later than the third (3rd)
Business Day of each week for the preceding week; provided that, in either case, upon the occurrence and during the continuation of a Default or an Event of Default, the Lenders reserve the right to require delivery of the Borrowing Base Certificate in a shorter period. The Borrower shall furnish copies of any other reports or information, in a form and with such specificity as is satisfactory to the Required Lenders, concerning Accounts included, described or referred to in the Borrowing Base Certificates and any other documents in connection therewith requested by the Required Lenders including, without limitation, but only if specifically requested by the Required Lenders, copies of all invoices prepared in connection with such Accounts and all credit memoranda issued by the Borrower (the Borrower shall issue such credit memoranda in accordance with its current practice and without delay, but in any event within three (3) Business Days of receipt of notice of a dispute with respect to an Account).

                 3.2 Eligible Accounts. "Eligible Accounts" shall mean all Accounts of the Borrower other than the following: (i) Accounts which remain unpaid as of the earlier of sixty (60) days following its due date or ninety (90) days (or, with respect to foreign Accounts which are otherwise Eligible Accounts under this subsection 3.2, one hundred twenty (120) days) after the date of the original invoice with respect thereto; (ii) all Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty five percent (25%) or more of the balance owing by such Account Debtor is ineligible by reason of the criterion set forth in clause (i) of this subsection 3.2; (iii) Accounts with respect to which the Account Debtor is an Affiliate (other than Motorola so long as the Motorola Letter shall be in full force and effect and such other Affiliates as are requested by the Borrower and approved in writing by the Agent in its sole discretion) of the Borrower or a director, officer or employee of the Borrower or its Affiliates; (iv) Accounts with respect to which the Account Debtor is a Governmental Authority or prime contractor thereof unless the Borrower has complied in a manner satisfactory to the Agent with the Federal Assignment of Claims Act of 1940, as amended, or similar law or statute of the relevant state, province, municipality or other jurisdiction and any amendments thereto, relative to the assignment of such Accounts; (v) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada (other than the provinces of Prince Edward Island, Newfoundland and Nova Scotia and the Northwest Territories) unless such Account is payable in United States dollars and such Account Debtor either (A) has an S&P investment grade rating and is located in a country with an S&P sovereign rating of AA or better and is listed on Exhibit 3.2 as of the Closing Date or as revised thereafter from time to time with the consent of the Agent or (B) has (x) supplied the Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to the Agent or (y) obtained foreign credit insurance from the Export/Import Bank of the United States or American Insurance Group or other financial institution satisfactory to the Agent, naming the Agent, for the benefit of the Lenders, as loss payee, in each case in an amount sufficient to cover such Account and in form and substance satisfactory to the Required Lenders and without right of setoff;
(vi) Accounts arising with respect to goods which have not been shipped and delivered to and accepted by the Account Debtor or arising with respect to services which have not been fully performed and accepted as satisfactory by the Account Debtor; (vii) Accounts which are not invoiced (and dated as of the date of such invoice) and sent to the Account Debtor within five (5) days after delivery of the underlying goods to or performance of the underlying services for the Account Debtor; (viii) Accounts with respect to which the Agent, on behalf of the Lenders, does not have a first and valid fully perfected Lien free and clear of any other Lien; (ix) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (x) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a guaranteed sale, bill-and-hold, sale-or-return, demonstration, sale on approval or other terms by reason of which the payment by the Account Debtor is or may be conditional (except with respect to Accounts in connection with which Account Debtors are entitled to return Inventory solely on the basis of the quality of such Inventory) or consignment basis; (xi) Accounts with respect to which any disclosure is required in accordance with subsection 3.3; (xii) contra Accounts to the extent of the amount of the accounts payable owed by the Borrower to the Account Debtor; (xiii) Accounts with respect to which the Account Debtor is located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing unless the Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state Governmental Authority for the then current year; and (xiv) Accounts evidenced by Chattel Paper or any Instrument of any kind. In the event that a previously scheduled Eligible Account ceases to be an Eligible Account under the above described criteria, the Borrower shall notify the Agent thereof.

                 3.3 Account Warranties. With respect to Accounts scheduled, listed or referred to on the initial Accounts Trial Balance (included in the initial Monthly Report attached as Exhibit 3.1-1) or on any subsequent Accounts Trial Balance or Borrowing Base Certificate, the Borrower represents and warrants to the Agent and each Lender that, except as disclosed in the applicable Accounts Trial Balance or Borrowing Base Certificate: (i) the Accounts represent bona fide sales of Inventory or the provision of services to customers completed in accordance with the terms and provisions contained in the documents available to the Agent and each Lender with respect thereto and are not evidenced by a judgment or by an Instrument or Chattel Paper; (ii) the amounts shown on the applicable Accounts Trial Balance and on the Borrower's books and records and all invoices and statements which may be delivered to the Agent or any Lender with respect thereto are actually owing to the Borrower;
(iii) no payments have been or shall be made thereon except payments immediately delivered to a Blocked Account pursuant to this Agreement; (iv) there are no setoffs, claims or disputes existing or asserted with respect thereto and the Borrower has not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by the Borrower in the ordinary course of its business for prompt payment and which discount and allowance is reflected in the calculation of the face amount of each invoice related to such Account; (v) to the best of the Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the respective Accounts Trial Balances or Borrowing Base Certificates, the Borrower's books and records and all invoices and statements delivered to the Agent or any Lender with respect thereto; (vi) to the best of the Borrower's knowledge, all Account Debtors have the capacity to contract and are Solvent;
(vii) the Borrower has not received any notice of proceedings or actions which are threatened or pending or have been taken against any Account Debtor which could reasonably result in any material adverse change in such Account Debtor's financial condition; (viii) the Accounts do not arise from the sale of Inventory produced in violation of the Fair Labor Standards Act so as to be subject to the so-called "hot goods" provision contained in Title 29 U.S.C.,
Section 215(a)(1); (ix) the services furnished and/or Inventory sold giving rise to the Account are not, and will not be at the time of sale thereof, subject to any Lien except that of the Agent, for the benefit of the Lenders; (x) the Accounts have not been pledged or sold to any Person or otherwise encumbered and the Borrower is the owner of its Accounts free and clear of any Lien except that of the Agent, for the benefit of the Lenders; and (xi) with respect to Accounts for which its Account Debtor is located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, the Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed all required Notice of Business Activities Reports or comparable filings with the applicable governmental agency or authority.

                 3.4 Verification of Accounts. The Agent shall have the right, at any time or times hereafter, in the name of the Borrower or a nominee of the Agent, or during the pendency of an Event of Default, in the Agent's name, to verify with Account Debtors the validity, amount or any other matter relating to any Account, by mail, telephone, or in person.

                 3.5 Collection of Accounts and Payments. On or prior to the Closing Date, the Borrower shall establish lock box accounts (the "Blocked Accounts") in the Borrower's name with such banks as are acceptable to the Agent ("Collecting Banks") and enter into blocked account agreements among the Borrower, the Agent and each Collecting Bank (the "Blocked Account
Agreements"). Subject to subsection 8.19, the Borrower will immediately deposit all cash payments made for Inventory or other cash payments constituting proceeds of Collateral received by it into a Blocked Account in the identical form in which such payment was made, whether by cash or check. On or prior to the Closing Date, the Borrower shall notify in writing each of its existing Account Debtors of the name and address of the Blocked Account to which each such Account Debtor shall be directed to remit all payments on its Accounts. In addition, the Agent shall, on or prior to the Closing Date, establish a depository account at each Collecting Bank or at a centrally located bank (the "Depository Account"). Each Blocked Account Agreement shall provide, among other things, that (i) all items of payment deposited in each Blocked Account are held by such Collecting Bank as agent and bailee-in-possession for the Agent, (ii) the Collecting Bank has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees or other charges directly related to the administration of such Blocked Account and for returned checks or other items of payment, (iii) unless and until the Agent shall have given such Collecting Bank a Redirection Notice (as such term is defined below), such Collecting Bank agrees to forward all amounts received in such Blocked Account to such accounts or for such uses as the Borrower may from time to time instruct, and (iv) at all times following delivery of notice by the Agent to such Collecting Bank to do so (a "Redirection Notice"), such Collecting Bank agrees to immediately forward all amounts received in such Blocked Account to the Depository Account through daily sweeps from the Blocked Account into the Depository Account in accordance with the terms of the applicable Blocked Account Agreement. The Agent shall not be entitled to deliver a Redirection Notice to any Collecting Bank until the initial funding of the Revolving Loan including, without limitation, pursuant to subsections 2.1(c)(iii) and 2.6(b). Subject to the terms of this Agreement and the Blocked Account Agreements, the Borrower hereby agrees that all payments received by the Agent, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by the Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be held as Collateral by the Agent, for the benefit of the Lenders and shall be applied by the Agent to the Obligations as provided for herein. The Borrower shall irrevocably instruct each of its Collecting Banks that, upon receipt of a Redirection Notice, such Collecting Bank shall promptly transfer all payments or deposits to the Blocked Accounts into the Depository Account in accordance with the terms of the applicable

Blocked Account Agreement. At all times when any Obligations shall be outstanding, the Borrower, and any of its Affiliates, employees, agents or other Persons acting for or in concert with the Borrower, shall, acting as trustee for the Agent, receive, for the benefit of the Lenders, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of the Borrower or any Affiliates, employees, agents or other Persons acting for or in concert with the Borrower, and at all times regardless if any Obligations are outstanding immediately upon receipt thereof, the Borrower or such Persons shall remit the same or cause the same to be deposited, in kind, into a Blocked Account or, during such time as any Obligations shall be outstanding and a Default or Event of Default shall have occurred and be continuing, at the direction of the Agent, shall remit the same, or cause the same to be remitted, in kind, to the Agent at the Agent's address set forth in subsection 10.12.


                 3.6 Appointment of the Agent as Borrower's Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) the Borrower's true and lawful agent and attorney-in-fact (which appointment shall for all purposes be deemed to be coupled with an interest and shall be irrevocable for so long as any Obligations are outstanding), and authorizes the Agent, in the Borrower's or the Agent's name, without notice to the Borrower, to: (A) upon the occurrence and during the continuance of an Event of Default
(i) demand payment of Accounts, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of the Borrower's rights and remedies with respect to the collection of the Collateral or any legal proceedings brought to collect an Account, (iv) sell or assign any Collateral upon commercially reasonable terms at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any Collateral in a commercially reasonable manner, (vi) discharge and release any Account in a commercially reasonable manner, (vii) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or other similar document against an Account Debtor or on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (viii) notify the postal authorities of any change of the address for delivery of the Borrower's mail to an address designated by the Agent, and receive, open and dispose of all mail addressed to the Borrower, (ix) endorse the Borrower's name upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or any goods pertaining thereto, (x) execute in the Borrower's name and on the Borrower's behalf any financing statements or amendments thereto, (xi) use the information recorded or contained in any data processing equipment and computer hardware and software relating to the Accounts and any other Collateral, (xii) have access to any lockbox or postal box into which the Borrower's mail is deposited, and
(xiii) do all acts and things which are necessary, in the Agent's sole discretion, to fulfill the Borrower's Obligations under the Financing Agreements; and (B) at any time when any Obligations are outstanding, to (i) take control in any manner of any item of payment or proceeds of any Account,
(ii) endorse the Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Agent's account on account of the Borrower's Obligations, and (iii) communicate with the Borrower's independent certified public accountants.

                 3.7 Account Records. The Borrower shall at all times hereafter maintain a record of its Accounts, keeping correct and accurate records itemizing and describing the names and addresses of Account Debtors, relevant invoice numbers, shipping dates and due dates, collection histories, and Accounts agings, all of which records shall be available during the Borrower's usual business hours upon prior written or telephonic notice by any of the Agent's officers, employees or agents; provided that no prior notice shall be required upon the occurrence and during the continuance of an Event of Default. The Borrower shall cooperate fully with the Agent and its agents who shall have the right at any time or times to inspect its Accounts and the records with respect thereto. The Borrower shall conduct a review of its bad debt reserves and collection histories at least once each year and promptly following such review shall supply the Agent with a report in a form and with such specificity as may be reasonably satisfactory to the Agent concerning such review of the Accounts.

                 3.8 Instruments and Chattel Paper. All Chattel Paper shall be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Sanwa Business Credit Corporation, as agent." Upon the request of the Agent and at all times after the occurrence of an Event of Default, immediately upon the Borrower's receipt thereof, the Borrower shall deliver or cause to be delivered to the Agent, with appropriate endorsement and assignment to vest title, with full recourse to the Borrower, and possession in the Agent, on behalf of the Lenders, all Instruments and Chattel Paper which the Borrower now owns or may at any time or times hereafter acquire.

                 3.9 Notice to Account Debtors. The Agent may, in its sole discretion, at any time or times, after the occurrence of an Event of Default and without prior notice to the Borrower, notify any or all Account Debtors that the Accounts have been assigned to the Agent, for the benefit of the Lenders, and that the Agent has a Lien therein. After the occurrence of an Event of Default, the Agent may direct or, at the request of the Agent, the Borrower shall direct, any or all of its Account Debtors to make all payments upon the Accounts directly to the Agent. The Agent shall furnish the Borrower with a copy of any such notice.

                 3.10 Eligible Inventory. "Eligible Inventory" shall consist of all of the Inventory of each of the Borrower, except the following:
(i) Inventory which is damaged, obsolete, not in good condition, or not either currently usable or currently saleable in the ordinary course of the Borrower's business; (ii) Inventory which in accordance with the Borrower's customary business practices, is unacceptable due to age, type, category and/or quantity, including, without limitation, any Inventory which is in excess of a one (1) year's supply or is otherwise slow-moving; (iii) Inventory with respect to which the Agent does not have a first and valid, fully perfected Lien; (iv) Inventory consisting of chassis, manuals, labels, packaging or supplies; (v) Inventory in the possession of the Borrower but not owned by the Borrower; (vi) Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provision contained in Title 29 U.S.C. Section 215(a)(1); (vii) Inventory with respect to which any specific disclosure is required in the applicable Monthly Report or Borrowing Base Certificate in accordance with subsection 3.11; (viii) Inventory which is on consignment or is located at a place other than the places of business and collateral locations of the Borrower listed on Exhibit 8.6; provided that, subject to subsection 7.9, in the case of leased or bailment locations listed on Exhibit 8.6, no Inventory located at any such location shall be "Eligible Inventory" until the applicable landlord or bailee has executed a lien waiver in form and substance reasonably satisfactory to the Agent) including, without limitation, Inventory in transit; (ix) Inventory consisting of finished goods which do not meet the specifications of the purchase order for which such Inventory was produced; (x) Inventory which is subject to any licensing, patent, royalty, trademark, tradename, copyright or other similar agreement with any non-Affiliate which materially restricts the ability of the Borrower or, in the case of the exercise of its remedies, the Agent on behalf of the Lenders to sell such Inventory; (xi) Inventory which fails to meet the standards imposed by any Governmental Authority over such goods, its use and/or sale. In the event that Inventory previously scheduled in a Monthly Report or Borrowing Base Certificate ceases to be Eligible Inventory, the Borrower shall notify the Agent thereof immediately.

                 3.11 Inventory Warranties. With respect to Inventory scheduled, listed or referred to in any Monthly Report or Borrowing Base Certificate, the Borrower represents and warrants that, except as disclosed in such Monthly Report or Borrowing Base Certificate (i) such Inventory is located at one of the Facilities or locations set forth on Exhibit 8.6, (ii) the Borrower has good, indefeasible and merchantable title to its Inventory and such Inventory is not subject to any Lien or document whatsoever except for the prior, first perfected Lien granted to the Agent hereunder, (iii) such Inventory is of good and merchantable quality, free from any defects and is not goods taken in trade, (iv) the completion of manufacture, sale or other disposition of such Inventory by the Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Borrower is a party or to which the Inventory is subject, (v) such Inventory is not subject to any licensing, patent, royalty, trademark, tradename or copyright agreements with any third parties which materially restricts the ability of the Borrower or, in the case of the exercise of its remedies, the Agent on behalf of the Lenders to sell such Inventory, and (vi) no Inventory has been produced in violation of the Fair Labor Standards Act so as to be subject to the so-called "hot goods" provision contained in Title 29 U.S.C., Section 215(a)(1).

                 3.12 Inventory Records. The Borrower shall at all times hereafter maintain a perpetual inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of its Inventory and of Eligible Inventory, the Borrower's cost therefor and daily withdrawals therefrom and additions thereto, and the locations of all Inventory in the possession of bailees, all of which records shall be available during the Borrower's usual business hours upon prior written or telephonic notice by any of the Agent's officers, employees or agents; provided that no prior notice shall be required upon the occurrence and during the continuance of an Event of Default. The Borrower shall cooperate fully with the Agent and its agents who shall have the right at any time or times to inspect the Inventory and the records with respect thereto. The Borrower shall conduct a physical count of its Inventory at least once each year and promptly following such physical inventory shall supply the Agent with a report in form and substance satisfactory to the Agent concerning such physical count of the Inventory, and shall furnish to the Agent, at the Agent's request, such other documents and reports with respect to the Inventory.

                 3.13        Safekeeping of Inventory and Inventory Covenants.
Neither the Agent nor any Lender shall be responsible for: (i) the safekeeping of the Inventory; (ii) any loss, spoilage or damage to the Inventory; (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. Subject to subsection 10.4, as between the Borrower and the Agent and each Lender, responsibility for the safekeeping of the Inventory and all risk of loss, spoilage, damage, destruction or diminution in value of the

Inventory shall be borne by the Borrower.

                 3.14 Equipment Warranties. With respect to the Equipment, the Borrower represents and warrants to the Agent and the Lenders that: (i) the Borrower has good and merchantable title to and ownership of, or a valid leasehold interest in, its Equipment; (ii) its Equipment is located only on the premises listed on Exhibit 3.14; (iii) its Equipment is not subject to any Lien whatsoever except for Permitted Liens; (iv) its Equipment is in good condition and repair (ordinary wear and tear excepted) and is currently used or usable in the Borrower's business; and (v) except as described in Exhibit 3.14, none of the Equipment used in the conduct of the Borrower's business is leased.

                 3.15 Equipment Records. The Borrower shall at all times hereafter keep complete and accurate records itemizing and describing the kind, type, age and condition of its Equipment, and the Borrower's cost therefor and accumulated depreciation thereon and acquisitions, retirements, sales, or other dispositions thereof, all of which records shall be available during the Borrower's usual business hours on demand to any of the Agent's officers, employees or agents.

                 3.16 Maintenance of Equipment. The Borrower shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. The Borrower shall not permit any item of its Equipment to become a Fixture or an accession to other personal property. The Borrower shall not permit the Equipment to be operated or maintained in violation of any applicable law, statute, rule or regulation. In addition, with respect to all items of leased equipment, the Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

                 3.17 Real Estate. Exhibit 3.17 describes all Real Estate or interests in Real Estate owned or leased by the Borrower. The Borrower represents and warrants to the Agent and the Lenders that Borrower has good and merchantable title to and ownership of, or a valid leasehold interest in, each parcel of its Real Estate described in Exhibit 3.17, free and clear of all Liens, except Liens in favor of the Agent, for the benefit of the Lenders, and the Permitted Liens. The Borrower further represents and warrants to the Agent and the Lenders that no parcel of its Real Estate is subject to any boundary or encroachment dispute, special assessment, condemnation or eminent domain proceeding, restrictive covenant, zoning or building code violation or any other dispute, assessment, claim or violation of law which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Exhibit 3.17, the Borrower does not own any other real property or use or occupy any real property that it leases from any other Person.

                 3.18 Maintenance of Real Estate. The Borrower shall keep and maintain its Real Estate and all improvements thereon in good condition and repair (ordinary wear and tear excepted) and shall maintain the utility thereof and shall maintain such Real Estate in conformity with all applicable building and zoning codes and other applicable laws, statutes, rules and regulations. The Borrower shall maintain its leased real property in the same manner as its owned Real Estate, and comply with the terms of its leases of such real property, in accordance with the applicable leases.

                 3.19 Intellectual Property and General Intangibles. The Borrower is the owner of all the Intellectual Property and General Intangibles free and clear of all Liens other than Permitted Liens. The Borrower shall maintain complete and accurate records with respect to its Intellectual Property and General Intangibles and shall defend such Intellectual Property and General Intangibles against infringement, interference, opposition or similar actions or challenges and shall maintain and preserve all of its rights with respect thereto.

                 4.        CONDITIONS TO ADVANCES.

                 4.1 Conditions to All Advances. In addition to those conditions set forth in subsection 4.2, the issuance of a Lender Guaranty under the Revolving Loan and the funding of advances under the Revolving Loan shall be conditioned upon the matters set forth in this subsection 4.1:

                 (a) Representations and Warranties. All of the representations and warranties of the Borrower contained herein or in any other Financing Agreement shall be true and correct in all material respects on and as of the date of such advance as if made on such date, except to the extent that any such representation or warranty expressly relates to an earlier date.

                 (b) Borrower's Request. The Agent shall receive (i) Borrowing Notice or a Conversion/Continuation Notice on or prior to the date required by the terms of the Agreement with respect to any advance under the Revolving Loan, (ii) at least three (3) Business Days' prior notice of the issuance of a Lender Guaranty, (iii) a Monthly Report from the Borrower dated no more than thirty-one (31) days prior to the date of such advance, and (iv) a current Borrowing Base Certificate and all other documents required to have been delivered to the Agent hereunder prior to such date.

                 (c) No Default. Neither a Default nor an Event of Default shall have occurred and be continuing or will result from such advance.

                 (d) Other Requirements. The Agent shall have received, in form and substance satisfactory to the Agent, all certificates, orders, authorizations, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents provided for hereunder, or which under the terms hereof the Agent may reasonably request.

                 Each request by the Borrower and acceptance by the Borrower of the proceeds of any advance under the Revolving Loan and the request by the Borrower for the incurrence by the Lenders of any Lender Guaranty Liability shall constitute a representation and warranty by the Borrower that the conditions contained in subsections 4.1(a) and 4.1(c) have been satisfied. All legal matters incident to the making of the advance of funds or the issuance of the Lender Guaranty shall be satisfactory to the Agent and its counsel.

                 4.2 Conditions to Initial Advance. In addition to those conditions set forth in subsection 4.1, the obligations of the Lenders to make an advance under the Revolving Loan or issue Lender Guaranties shall be subject to the fulfillment, at or prior to the initial Funding Date, of the conditions set forth in this subsection 4.2 and the delivery of the following documents to each

Lender, in form and substance satisfactory to each Lender, and consummation of all of the transactions or the satisfaction of each condition contemplated by each such document in a manner satisfactory to each Lender and its counsel.

                 (a) Financing Agreements; Notes. Duly executed copies of this Agreement, the other Financing Agreements and one (1) duly executed copy of each of the Revolving Loan Notes conforming to the requirements hereof, together with all Schedules, Exhibits, certificates, instruments, documents and financial statements required to be delivered pursuant hereto and thereto.

                 (b) Legal Opinion. The legal opinion of the Borrower's counsel and such local counsel deemed necessary by the Lenders in form and substance satisfactory to the Lenders and their counsel.

                 (c) UCC. Evidence of the proper filing of UCC financing statements perfecting Liens in favor of the Agent in the Collateral and copies of searches of financing statements filed under the Code, together with tax lien and judgment searches with respect to the Property of the Borrower, in such jurisdictions as the Agent may request.

                 (d) Officer's Certificate. A certificate executed by the chief executive officer or chief financial officer of the Borrower, stating that (i) no Default or Event of Default has occurred and is continuing, (ii) since September 30, 1996, no material and adverse change has occurred in the business, assets, liabilities, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (iii) no litigation, investigation or proceeding, or injunction, writ or restraining order of the type described in subsection 4.1(e) is pending or, to its knowledge, threatened, (iv) each of the conditions precedent to the initial funding of the Revolving Loan or issuance of a Lender Guaranty contemplated hereby has been met or satisfied, and (v) the representations and warranties of the Borrower contained in the Financing Agreements are correct and complete in all material respects on and as of the Closing Date.

                 (e) Insurance Policies and Endorsements. Copies of policies of insurance required hereby together with loss payable endorsements reasonably satisfactory to the Agent, duly executed, and evidence of the payment of the current premium therefor.

                 (f) Initial Monthly Report and Other Exhibits. Copies the initial Monthly Report, initial Borrowing Base Certificate, the initial Projections, and all financial statements and other Exhibits and Schedules required hereby.

                 (g) Fees. The installment of the Closing Fee payable pursuant to subsection 2.9 on the Closing Date has been paid.

                 (h) Charter and Bylaws. A copy of the certificate of incorporation of the Borrower, certified by the appropriate Governmental Authority in its respective jurisdiction of incorporation as of a date not more than twenty (20) days prior to the Closing Date and a copy of the bylaws and any amendments thereto of the Borrower, certified by the Secretary or Assistant

Secretary of each Person.

                 (i) Good Standing Certificates. Good Standing Certificates for the Borrower from the appropriate Governmental Authority in its respective jurisdiction of incorporation and from each other state in which such Person is required to be qualified to transact business as a foreign corporation.

                 (j) Board Resolutions. Certified copies of resolutions of the board of directors of the Borrower authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement, the other Financing Agreements to which it is a party and all other documents or instruments to be executed and delivered in conjunction herewith and therewith and the performance of its obligations hereunder and thereunder. Such resolutions shall also designate which Responsible Officer of the Borrower shall be authorized to make a request for an advance under the Revolving Loan or the issuance of a Lender Guaranty hereunder.

                 (k) Incumbency Certificates. Incumbency certificates with respect to the officers of the Borrower executing the documents referred to in item (j) above, certified as of the Closing Date by such Person's Secretary or Assistant Secretary as being true and correct.

                 (l) Waivers. Landlord waivers, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to subsection 7.9. In the event the Borrower is unable to obtain a landlord waiver, bailee letter and/or mortgage agreement acceptable to Agent as to any such location on or before the Closing Date, the eligibility of such Inventory at that location shall be determined in accordance with subsection 7.9.

                 (m) Accountants' Letter. A letter from the Borrower authorizing the Borrower's independent certified public accountants to communicate with the Agent and the Lenders in accordance with subsection 7.1 and acknowledging the Agent's and each Lender's reliance on future financial statements.

                 (n) Power of Attorney. A power of attorney in favor of the Agent with respect to the matters set forth in subsections 3.6, 5.2 and 7.6 in the form attached as Exhibit 4.2(n).

                 (o) Letter of Direction. A letter of direction from the Borrower with respect to the disbursement of the proceeds of the initial advance of funds hereunder.

                 (p) Motorola Letter. The Motorola Letter, duly executed and delivered by Motorola.

                 (q) No Material Adverse Change. No material and adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole shall have occurred since September 30, 1996.

                 (r)       No Material Transactions.  Except as disclosed on
Schedule 4.2(r), the Borrower shall not have entered into any material commitment or material transaction since

September 30, 1996 including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Borrower's business.

                 (s) No Accounting Changes. The Borrower shall not have made any material change in its accounting methods or principles since September 30, 1996.

                 (t) Blocked Account Agreements. Executed copies of each of the Blocked Account Agreements.

                 (u) Consents. On the Closing Date, the Agent shall have received evidence satisfactory to the Agent that the Borrower has obtained consents and acknowledgments of all Persons whose consent or acknowledgment may be required including, without limitation, all requisite Governmental Authorities to the execution and delivery of the Financing Agreements and performance of the obligations thereunder.

                 (v) Payoff Letter; Termination Statements; Releases. A letter from LaSalle National Bank in form and substance satisfactory to the Agent itemizing amounts of principal, interest, fees and expenses or other amounts payable to it through the Closing Date; UCC-3 termination statements, mortgage releases and all other instruments and documents necessary to terminate all Liens except the Permitted Liens; and all releases and other instruments necessary to terminate all Liens on the Borrower's and its Subsidiaries' Intellectual Property except the Lien of the Agent, for the benefit of the Lenders.

                 (w) Environmental Matters. On the Closing Date, the Agent shall have received such environmental review and audit reports with respect to the properties of the Borrower and its Subsidiaries as the Agent shall have requested and the Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports, as well as the results of any further environmental due diligence reasonably requested by the Agent.

                 (x) Form W-9. A copy of IRS Form W-9, Taxpayer Identification Number and Certification for the Borrower.

                 (y) Other Documents. All corporate and legal proceedings, corporate structure, capital structure, other debt instruments, material contracts and licenses, governing documents, and all agreements in connection with the transactions contemplated by this Agreement and the other Financing Agreements shall be satisfactory to the Agent, and the Agent shall have received all information and copies of all documents including, without limitation, records of corporate existence, authority and proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, and such documents, where appropriate, shall be certified by proper corporate or governmental authorities.

                 5.       COLLATERAL.

                 5.1 Security Interest. All of the Borrower's Obligations constitute one (1) loan secured by the Agent's Liens on the Collateral now or from time to time hereafter granted by the Borrower to the Agent. To secure timely payment and performance in full of the Obligations, the Borrower hereby assigns, conveys, mortgages, pledges, hypothecates and transfers and hereby grants to the Agent, for the benefit of the Lenders, a right of setoff against and a continuing Lien upon all of the Borrower's right, title and interest in and to the following property and interests in property of the Borrower, whether now owned or hereafter acquired and wheresoever located: (i) Accounts;
(ii) General Intangibles; (iii) Fixtures; (iv) Inventory; (v) Equipment; (vi) Intellectual Property; (vii) all of the Borrower's deposit accounts (general or special) with any financial institution with which the Borrower maintains deposits; (viii) all of the Borrower's now owned or hereafter acquired monies, and any and all other property and interests in property of the Borrower now or hereafter coming into the actual possession, custody or control of the Agent or any Lender or any agent or affiliate of the Agent or any Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (ix) Documents, Instruments and Chattel Paper of the Borrower; (x) all insurance policies relating to any of the foregoing, including without limitation business interruption insurance; (xi) all of the Borrower's books and records relating to any of the foregoing; (xii) all accessions and additions to, substitutions for, and replacements of any of the foregoing; and (xiii) all cash collections from, and all other cash and non-cash proceeds of, any of the foregoing including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of, any or all of the Collateral.

                5.2 Preservation of Collateral and Perfection of Liens Thereon. Prior to the execution of this Agreement, the Borrower shall have executed and delivered to the Agent, and at any time or times hereafter at the request of the Agent, the Borrower shall promptly and duly execute and deliver any and all such further instruments and documents or amendments thereto and take such further action as the Agent may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted including, without limitation, all financing statements, security agreements, pledge agreements, mortgages, leasehold mortgages, bailee letters, landlord waivers or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may request consistent with the Financing Agreements, in a form satisfactory to the Agent, to perfect and maintain the Liens on the Collateral granted by the Borrower to the Agent or to otherwise protect and preserve the Collateral and the Liens thereon or to enforce the Agent's Liens on the Collateral. Should the Borrower fail to do so, the Agent is authorized to sign any such financing statements as the Borrower's agent. The Borrower further agrees that a carbon, photocopy or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

                 5.3 Consigned Inventory. With respect to consigned Inventory, the Borrower shall perfect its interest in such Inventory by filing and delivering notice to the creditors of record of the consignee, all as provided in Section 9-114 of the Code, and in form and substance satisfactory to the Agent, and the Borrower shall execute and deliver all financing statements, security agreements, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may request, in a form satisfactory to the Agent, to perfect and maintain the Liens on such Collateral granted by the Borrower to the Agent hereunder. With respect to goods in the hands of bailees of the Borrower, the Borrower shall deliver notice to such bailees of Agent's interest in such goods and instructions with respect to the disposition thereof, all in form and substance satisfactory to the Agent, and the Borrower shall execute and deliver all financing statements, security agreements, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may request, in a form satisfactory to the Agent, to perfect and maintain the Liens on such Collateral granted by the Borrower to the Agent hereunder.

                 6.        REPRESENTATIONS AND WARRANTIES.

                 The Borrower represents and warrants that as of the Closing Date and continuing so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

                 6.1 Existence.(a) The Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states (other than Georgia with respect to the Borrower provided that the Borrower shall be in good standing within thirty (30) days of the Closing Date) in which such Person is required by applicable law to maintain such qualification and good standing except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
All such jurisdictions as of the Closing Date are listed on Exhibit 6.1-1.

                 (b) All shares of Stock of the Borrower and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed on Exhibit 6.1-2 and as otherwise permitted by this Agreement (i) no authorized but unissued or treasury share of capital stock of any Subsidiary is subject to any option, warrant, right to call or commitment of any kind or character (other than in favor of the Borrower or other Subsidiaries), (ii) none of the Subsidiaries have any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock (other than in favor of the Borrower or other Subsidiaries), and (iii) neither the Borrower nor any Subsidiary are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights, warrants or options of the type described in the clause
(ii) above.

                 6.2 Authority. The Borrower and each Subsidiary has full power, authority and legal right to enter into this Agreement and the other Financing Agreements to which such Person is a party. The execution and delivery by the Borrower and each Subsidiary of the Financing Agreements to which it is a party: (i) have been duly authorized by all necessary action on its part; (ii) are not in contravention of the terms of its Articles of Incorporation or Bylaws or in breach of any indenture, agreement or undertaking to which it is a party or by which it or any of its Property is bound the breach of which could reasonably be expected to have a Material Adverse Effect; (iii) do not and will not require any registration with, or approval or the consent or approval of, any Governmental Authority or of any other Person that has not been obtained the lack of which could reasonably be expected to have a Material Adverse Effect;
(iv) do not and will not contravene any governmental restriction to which it or any of its Property may be subject the contravention of which could reasonably be expected to have a Material Adverse Effect; and (v) do not and will not, except as contemplated herein, result in the imposition of any Lien upon any Property of it under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its Property may be bound or affected. The Borrower and each Subsidiary has the full corporate power and authority and legal right to own, operate, pledge, mortgage or otherwise encumber its Property, to lease the Property it now operates under lease and conduct its business as now, heretofore and proposed to be conducted, and has all licenses, permits, consents and approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct of its business and for the manufacture, distribution, marketing and sale of the Collateral except to the extent that failure to have obtained such licenses, permits, consents or approvals or made such filings or given such notices could not reasonably be expected to have a Material Adverse Effect.

                 6.3 Binding Effect. This Agreement and the other Financing Agreements have been duly executed and delivered by the Borrower, are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by application of general principles of equity.

                 6.4 Financial Data. (a) The Borrower has furnished to the Agent and each Lender consolidated financial statements (the "Financial Statements") of the Borrower and its Subsidiaries on a consolidated basis based on financial data as of September 30, 1996 and attached as Exhibit 6.4-1. As of the date thereof, the Financial Statements are complete and accurate and fairly represent the assets, liabilities, financial condition and results of operations of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles, consistently applied. Except as contemplated or permitted hereby or disclosed on Exhibit 6.4-2, since the date of the Financial Statements through the Closing Date, neither the Borrower nor any Subsidiary has: (i) incurred any debts, obligations, or liabilities (absolute, accrued, or contingent and whether due or to become due) except current liabilities incurred in the ordinary course of business which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; (ii) paid any obligation or liability other than current liabilities in the ordinary course of business, or discharged or satisfied any Liens other than those securing current liabilities, in each case in the ordinary course of business; (iii) declared or made any Restricted Payment or obligated itself to do so; (iv) mortgaged, pledged, or subjected to any Lien on any of its Property except Permitted Liens; (v) sold, transferred, or leased any of its Property except in the usual and ordinary course of business; (vi) suffered any physical damage, destruction, or loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect; (vii) entered into any transaction other than in the usual and ordinary course of business and other than as contemplated hereby; or (viii) agreed to do any of the foregoing other than pursuant hereto. There has been no material and adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole since September 30, 1996 through the Closing
Date.

                 (b) The Borrower has also furnished to the Agent and each Lender initial Projections dated as of the Closing Date and attached as Exhibit 6.4-3, containing the information required by subsection 7.1. The initial Projections have been prepared, and all Projections hereafter delivered in accordance with subsection 7.1(iv) shall be prepared, by the chief financial officer of the Borrower on the basis of the assumptions set forth therein and do represent, and in the future will represent, the best available good faith estimate of the Borrower's management regarding the course of business of the Borrower and each Subsidiary for the periods covered thereby. The assumptions set forth in the initial Projections are, as of the Closing Date, and the assumptions set forth in the future Projections delivered hereafter shall be, reasonable and realistic based on then current economic conditions. As of the date of submission, the Projections represent the good faith belief of the Borrower as to reasonably achievable results for the applicable period and the Borrower does not have any knowledge of any reason (other than unexpected adverse general economic conditions) that would cause the Projections not to be achieved. Notwithstanding the foregoing, the Agent and the Lenders acknowledge that the Projections are and will be estimates only, and that the Borrower makes no representation or warranty that any of the Projections will be met.

                 (c) The Borrower has also provided to the Agent and each Lender (i) audited statements of income and cash flow and balance sheets for the Borrower and its Subsidiaries on a consolidated basis for each of the three
(3) most recent Fiscal Years and (ii) unaudited draft statements of income and cash flow and balance sheets for the Borrower and its Subsidiaries on a consolidated basis as of March 31, 1997 and for the six months then ended and such financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries for the periods indicated therein, in accordance with Generally Accepted Accounting Principles, consistently applied (subject to normal year-end adjustment).

                 6.5 Collateral. Except for the Permitted Liens, all of the Collateral is and will continue to be owned by the Borrower free and clear of all Liens. From and after the making of the first advance under the Revolving Loan and after the making of all necessary filings, the provisions of
Article 5 of this Agreement will be effective to create and will give the Agent, for the benefit of the Lenders, as security for the repayment of the Obligations, a legal, valid, perfected and enforceable Lien (which priority is subject only to Permitted Liens) upon all right, title and interest of the Borrower in any and all of the Collateral (including, without limitation, the Lien in the items and amounts deposited in the Blocked Accounts). Upon the acknowledgment of the Agents' security interest in the Blocked Accounts by the banks or other financial institutions at which such Blocked Accounts are maintained, this Agreement will be effective to create and will give the Agent, for the benefit of the Lenders, as security for the repayment of the Obligations, a legal, valid, perfected and enforceable first priority Lien on all deposits or other items in the Blocked Accounts.

                 6.6 Solvency. The Borrower is Solvent and will continue to be Solvent following the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable by the Borrower with respect thereto.

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                 6.7       Places of Business.  As of the Closing Date, the
principal place of business and chief executive office of the Borrower is set forth on Exhibit 6.7 and, except as disclosed on Exhibit 6.7, none of such locations have changed within the within six (6) month period prior to the Closing Date. The books and records of the Borrower and all Chattel Paper, Instruments and all records of account of the Borrower are located and hereafter shall continue to be located at the principal place of business and chief executive office of the Borrower.

                 6.8 Other Names. As of the Closing Date, the business conducted by the Borrower has not been conducted under any corporate, trade or fictitious name other than those names disclosed on Exhibit 6.8.

                 6.9 Tax Obligations. The Borrower and each Subsidiary has filed complete and correct federal, state and local tax reports and returns required to be filed by it, prepared in accordance with applicable laws or regulations, and, except for extensions duly obtained, has either duly paid all Charges owed by it, or made adequate provision for the payment thereof. There are no material unresolved questions or claims concerning any tax liability of the Borrower or any Subsidiary except those for which the validity, amount or imposition of such Charges are being contested in good faith by an appropriate proceeding promptly initiated and diligently conducted and as to which (i) such proceeding will prevent the forfeiture or sale of any Property of the Borrower or such Subsidiary and no Lien which will have priority over the Agent's Liens granted hereunder with respect to the Collateral is filed of record, (ii) adequate reserves have been provided in accordance with Generally Accepted Accounting Principles and (iii) such proceeding could not reasonably be expected to have a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Charges which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and each Subsidiary are adequate for all open years and for the current Fiscal Year. Except as disclosed in writing to the Agent, neither the Borrower nor any Subsidiary has consented to any extension of, or otherwise waived, any statute of limitation with respect to any such Charges. Neither the Borrower nor any Subsidiary is a party to any tax indemnity, tax sharing or tax allocation agreement with any other Person. Proper and accurate amounts have been withheld by the Borrower and each Subsidiary from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

                 6.10 Indebtedness and Liabilities. Neither the Borrower nor any Subsidiary has any Indebtedness other than Indebtedness reflected on the Financial Statements. As of the Closing Date, except for the Indebtedness referred to above, and Liabilities reflected on the Financial Statements attached as Exhibit 6.4-1, neither the Borrower nor any Subsidiary has any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP.

                 6.11 Use of Proceeds and Margin Security. The Borrower shall use the proceeds of the initial advance under the Revolving Loan to repay existing Indebtedness and for the working capital requirements of the Borrower and shall use the proceeds of subsequent advances under the Revolving Loan solely for proper business purposes, consistent with all applicable laws, statutes, rules and regulations. The Borrower does not own any margin security and none of the proceeds of the Revolving Loan advanced or funded hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or U of the Board of Governors of the Federal Reserve System.

                 6.12 Government Contracts. As of the Closing Date, except as disclosed on Exhibit 6.12, the Borrower is not a party to or bound by any supply agreements with the federal government or any state or local government or any agency thereof.

                 6.13 Investments. Except as disclosed on Exhibit 8.4, as of the Closing Date, neither Borrower nor any Subsidiary has any Investment in any Person other than Permitted Investments and is not engaged in any joint venture or partnership with any other Person.

                 6.14 Litigation and Proceedings. No judgments are outstanding against the Borrower or any Subsidiary or binding upon any of its Property, nor, as of the Closing Date, except as disclosed on Exhibit 6.14, is there pending or, to the knowledge of the Borrower, threatened, any litigation, claim, arbitration, investigation, administrative proceeding or other governmental proceeding ("Litigation") by or against the Borrower or any Subsidiary. There is no Litigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. None of the Litigation will prevent, enjoin or delay the consummation of the transactions contemplated by the Financing Agreements.

                 6.15 Other Agreements and Deliveries. (a) As of the Closing Date, to the Borrower's best knowledge there is no dispute regarding any contract, lease, or commitment which could reasonably be expected to have a Material Adverse Effect.

                 (b) The Borrower has provided or made available to the Agent or its counsel on or prior to the Closing Date accurate and complete copies of all of the following agreements or documents to which the Borrower is subject as of the Closing Date:

                           (i)      each Plan and other compensation or
    nonqualified benefit plan arrangement which the Borrower or any ERISA Affiliate sponsors or is committed to contribute to as of the Closing Date and, where applicable, each Plan's most recent summary plan description, actuarial report, determination letter from the Service and Forms 5500 for the previous five (5) years filed in respect of each such Plan;

                          (ii) supply agreements not terminable by the Borrower within sixty (60) days following written notice issued by the Borrower;

                         (iii) purchase agreements not terminable by the Borrower within ninety (90) days following written notice issued by the Borrower;

                          (iv)      leases of real property;

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


                           (v) leases of Equipment having a remaining term of two (2) years or longer and requiring aggregate rental and other payments in excess of Fifty Thousand Dollars ($50,000) per annum;

                          (vi) licenses and permits with respect to Environmental Matters;

                         (vii) all material licenses and permits necessary for the conduct of the Borrower's business;

                        (viii) all management agreements between the Borrower and any other Person and all employment agreements between the Borrower and its executive officers;

                          (ix) contracts or agreements between the Borrower and an Affiliate requiring or providing for payments in excess of Two Hundred Thousand Dollars ($200,000) per annum; and

                           (x) instruments and agreements evidencing the issuance of any Stock of the Borrower.

                 6.16 Labor Matters. Except as disclosed on Exhibit 6.16, there are no strikes, work stoppages, labor disputes, decertification petitions, union organizing efforts, grievances or other controversies pending or, to the best of the Borrower's knowledge, threatened, between the Borrower or any Subsidiary and any of its employees, other than matters which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All collective bargaining agreements, labor agreements or other contracts with or affecting any employee of the Borrower or any Subsidiary necessary to continue to conduct the business operations of the Borrower or such Subsidiary are in full force and effect. Except as disclosed on Exhibit 6.16, neither the Borrower nor any Subsidiary has any obligation under any employment agreement which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as disclosed on Exhibit 6.16, there is no organizing activity pending or, to the Borrower's best knowledge, threatened by any labor union or group of employees. As of the Closing Date, except as disclosed on
Exhibit 6.16, there are no representation proceedings pending or threatened with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees has made a pending demand for recognition. There are no complaints or charges pending or, to the Borrower's best knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual which could reasonably be expected to have a Material Adverse Effect.

                 6.17 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement, the other Financing Agreements to which it is a party and the performance of the Borrower's obligations hereunder and thereunder are not in contravention of any order applicable to the Borrower or, to the Borrower's best knowledge, any federal, foreign, state or local laws, regulations or ordinances. The Borrower and each Subsidiary are in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the Property of the Borrower or any Subsidiary except for laws, orders, regulations and ordinances the non-compliance or violation of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                 6.18 Patents, Trademarks and Licenses. Except as disclosed on Exhibit 6.18, the Borrower owns or possesses rights to use all licenses, patents, patent applications, copyrights, service marks, logos, names, trademarks and tradenames required to continue to conduct its business as heretofore conducted; all such licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames in existence on the Closing Date are disclosed on Exhibit 6.18; and no such license, patent or trademark has been declared invalid, been limited by order of any Governmental Authority or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge which could reasonably be expected to have a Material Adverse Effect.

                 6.19 ERISA. (a) Neither the Borrower nor any ERISA Affiliate has sponsored or contributed to, or has had any obligation (contingent or otherwise) under, any Plan other than those disclosed on Exhibit
6.19.  No Plan disclosed on Exhibit 6.19 is a Pension Plan or Multiemployer
Plan.

                 (b) With respect to all Plans, the Borrower and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the IRC in all material respects. Each Plan that is intended to be qualified under Section 401(a) of the IRC has been determined by the Service to be so qualified, and each trust related to each such Plan has been determined to be exempt from federal income tax under Section 501(a) of the IRC. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Plan. Neither the Borrower nor any ERISA has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC.

                 (c) Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA.

                 6.20 Property. The Borrower owns, possesses, or has the right to use or exercise all material Property and material rights necessary for the conduct of the Borrower's business as heretofore conducted. Except as disclosed on Exhibit 6.20, there are no actual or, to the Borrower's knowledge, threatened defaults of the Borrower with respect to any material agreements relating to, or evidencing, any Property which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Exhibit 6.20, no material consent, approval, license, authorization or other action in respect of any Person is required, except as have been obtained, in connection with the right to use any Property.

                 6.21 Adverse Contracts. Neither the Borrower nor any Subsidiary is a party to, nor is the Borrower or any of its Property subject to or bound by, any long term lease, forward

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


purchase contract or futures contract, covenant not to compete, or other agreement which could reasonably be expected to have a Material Adverse Effect.

                 6.22 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" or a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 6.23 Broker's Fees. Neither the Agent or any Lender nor the Borrower or any Subsidiary is or will become obligated to any Person with respect to any finder's or brokerage or similar fee or commission in connection with the transactions contemplated hereby.

                 6.24 Licenses and Permits. The Borrower and each Subsidiary has been and is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the "Licenses") necessary to continue to conduct its business and to own or lease and operate, its properties as heretofore conducted, owned, leased or operated (including, without limitation, Licenses with respect to Environmental Laws) other than Licenses the absence of which could not reasonably be expected to have a Material Adverse Effect.

                 6.25      Environmental Compliance.

                          (a)      The operations of the Borrower and each
Subsidiary comply in all material respects with all applicable Environmental
Laws.

                          (b)      Except as disclosed on Exhibit 6.25 or in any
regular or periodic report subsequently filed by the Borrower with the Securities and Exchange Commission, there are no claims, investigations, litigation, administrative proceedings, whether pending or, to the knowledge of the Borrower after diligent inquiry, threatened, or judgments or orders, relating to any Hazardous Materials or alleging the violation of any Environmental Laws (collectively, "Environmental Matters") relating in any way to any real property leased or otherwise used by the Borrower or any Subsidiary or to the operations of or the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

                          (c)      Except as disclosed on Exhibit 6.25, to the
best of the Borrower's knowledge, no Hazardous Materials are presently stored or otherwise located on, in or under any real property leased, owned, operated or otherwise used by the Borrower or any Subsidiary except in compliance in all material respects with all applicable Environmental Laws, and, no part of any real property leased, owned, operated or otherwise used by the Borrower or any Subsidiary or to the Borrower's best knowledge, adjacent parcels, including the groundwater located thereon, is presently contaminated by any such Hazardous Material which could reasonably be expected to have a Material Adverse Effect.

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


                          (d)      Except as disclosed on Exhibit 6.25, neither
the Borrower nor any Subsidiary has filed any notice under any international, federal, state, regional, provincial or local law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment.

                          (e)      Except as disclosed on Exhibit 6.25 or in any
regular or periodic report subsequently filed with the Securities and Exchange Commission, neither the Borrower nor any Subsidiary has any known material liability, contingent or otherwise, in connection with any release of any Hazardous Material into the environment which could reasonably be expected to have a Material Adverse Effect.

                          (f)      So long as any Obligations are outstanding,
no Hazardous Materials may be used, generated, treated, stored or disposed of by any Person for any purpose upon any real property leased, owned, operated, or otherwise used by the Borrower or any Subsidiary except in compliance in all material respects with all applicable Environmental Laws.

                          (g)      The Borrower hereby indemnifies the Agent and
each Lender and agrees to hold the Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and reasonable attorneys' fees and legal expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Agent or any Lender arising directly or indirectly from the violation of any Environmental Law or the imposition of liability on the Borrower or any Subsidiary under any Environmental Law or any laws or regulations relating to Hazardous Material, treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of Hazardous Materials, and the transportation of Hazardous Materials; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized, owned or operated by the Borrower or any Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); provided that to the extent that the Borrower or any Subsidiary is strictly liable under any Environmental Laws, the Borrower's obligations to indemnify the Agent and each Lender under this subsection 6.25(g) shall likewise be without regard to fault on the part of Borrower or any Subsidiary and with respect to the violation of law which results in liability to the Borrower or any Subsidiary. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 6.25(g) may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnifications set forth in this subsection 6.25(g).

                          (h)      So long as any Obligations are outstanding,
if the Agent, at any time, has a reasonable basis to believe that any real property leased or otherwise used by the Borrower or any Subsidiary, has or may become contaminated or subject to a clean up order or decree by an agency having jurisdiction over the Borrower or such Subsidiary; then the Borrower agrees, upon

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


request from the Agent, to provide the Agent with such reports, certificates, engineering studies or other written material or data as the Agent, in its reasonable discretion, may require from them so as to satisfy the Agent that the Borrower is in material compliance with all applicable Environmental Laws.

                  6.26 Full Disclosure. The documents listed on Exhibit 6.26, at the time they were filed with the Securities and Exchange Commission (the "SEC"), (a) complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 6.27 Insurance Policies. Exhibit 7.5 lists all insurance of any nature maintained for current occurrences by the Borrower as of the Closing Date, as well as a summary of the terms of such insurance.

                 6.28 Customer and Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in (a) the business relationship of the Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the operations of the Borrower, or (b) the business relationship of the Borrower with any material supplier to the Borrower which, in either case, could reasonably be expected to have a Material Adverse Effect.

                 6.29 Corporate and Contractual Restrictions. The Borrower has not agreed nor consented to cause or permit in the future upon the happening of a contingency or otherwise any of its Property, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Lien. The Borrower is not a party to or bound by any indenture, contract, instrument, charter or other corporate restriction or other agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon its Property except the Financing Agreements.

                 6.30 Subsidiaries. As of the Closing Date, except as set forth on Exhibit 6.30, the Borrower has no Subsidiaries.

                 6.31 Deposit and Disbursement Accounts. As of the Closing Date, Exhibit 6.31 lists all banks and other financial institutions at which the Borrower maintains deposits and/or other accounts, including any disbursement accounts, and such Exhibit correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

                 7.        AFFIRMATIVE COVENANTS.

                 The Borrower covenants and agrees that, so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect:

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


                 7.1 Financial Statements. The Borrower shall keep proper books of record and account with respect to its business activities in which full and true entries will be made of all dealings or transactions in respect of or in relation to the business and affairs of the Borrower, in accordance with Generally Accepted Accounting Principles consistently applied, and the Borrower shall furnish or cause to be furnished to the Agent and each Lender:
(i) as soon as practicable and in any event within thirty (30) days after the end of each Fiscal Month, statements of net income and cash flow of the Borrower and its Subsidiaries on a consolidated basis for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month and a balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such Fiscal Month, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one (1) year earlier, all in reasonable detail and certified as accurate by the chief financial officer or treasurer of the Borrower (subject to changes resulting from normal year-end adjustments but excluding footnotes); (ii) as soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Quarter, statements of net income and cash flow of the Borrower and its Subsidiaries on a consolidated basis for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and a balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one (1) year earlier, all in reasonable detail and certified as accurate by the chief financial officer or treasurer of the Borrower (subject to changes resulting from normal year-end adjustments but excluding footnotes); (iii) as soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, statements of net income and cash flow of the Borrower and its Subsidiaries on a consolidated basis for such year, and a balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year, examined and certified by Ernst & Young LLP or any other independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Agent, whose opinion shall be unqualified; (iv) within thirty (30) days after the end of each Fiscal Year, Projections approved by the board of directors of the Borrower prepared in the same manner as the Projections attached as Exhibit 6.4-3, including projected balance sheets for the forthcoming Fiscal Year, month-by-month; projected cash flow statements (including proposed Capital Expenditures and forecasted unused Borrowing Availability under the Revolving Loan) for the forthcoming Fiscal Year, month-by-month; projected profit and loss statements for the forthcoming Fiscal Year, month-by-month, together with appropriate supporting details as requested by the Agent, all for the Borrower and its Subsidiaries on a consolidated basis and within thirty (30) days after the close of each Fiscal Month, a statement in which the actual results of such Fiscal Month are compared with the most recent Projections for such Fiscal Month; (v) promptly following the filing or furnishing thereof, copies of all regular and periodic reports, proxy statements, financial statements, registration statements prospectuses and other material filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other governmental or private regulatory authority or distributed to the stockholders of any such Person and all press releases and other statements made available by the Borrower or any of its Subsidiaries to the public concerning material adverse changes or developments in the business of any such Person; and (vi) with reasonable promptness, such other business or financial data as the Required Lenders may

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

reasonably request.

                 All financial statements delivered to the Agent or any Lender pursuant to the requirements of this subsection (except where otherwise expressly indicated) shall be prepared in accordance with Generally Accepted Accounting Principles consistently applied on a consolidated basis for the Borrower and its Subsidiaries. All financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. In the event that any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards, advance rates or terms used in this Agreement or any other Financing Agreement, then the Borrower, the Agent and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. In the event that the Agent, the Borrower and the Required Lenders shall have agreed upon the required amendments, then after such agreement has been evidenced in writing and the underlying Accounting Changes with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Financing Agreement shall, only to the extent of such Accounting Changes, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Changes. If the Agent, the Borrower and the Required Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards, advance rates and terms in accordance with this Agreement and the other Financing Agreements shall be prepared, delivered and made without regard to any underlying Accounting Change. Together with each delivery of financial statements required by subsections 7.1(i), 7.1(ii) and 7.1(iii), the Borrower shall deliver to the Agent and the Lenders a certificate of the chief financial officer or treasurer of the Borrower certifying that no Default or Event of Default exists, or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto. Together with each delivery of financial statements required by subsections 7.1(ii) and 7.1(iii), the Borrower shall deliver to the Agent and the Lenders a certificate of the chief financial officer or treasurer of the Borrower setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants contained in subsections 7.11 through 7.13 and (with respect to subsection 7.1(iii) only) subsection 8.8. Together with each delivery of financial statements required by subsection 7.1(iii), the Borrower shall deliver to the Agent and the Lenders a certificate of the accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of a Default or Event of Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the ordinary course of an audit. The Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain

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such information, and all information acquired as a result of any inspection conducted in accordance with subsection 7.2, confidential; provided that the Agent or any Lender may communicate such information (a) to any other Person in accordance with the customary practices of commercial lenders relating to routine trade inquiries; provided that no such Person shall be entitled to receive any information contained in the Projections, (b) to any regulatory authority having jurisdiction over the Agent or such Lender (who will be requested by the Agent or such Lender, as the case may be, to maintain confidentiality as if it were a Lender under this Agreement), (c) to any other Person in connection with the Agent's or such Lender's proposed or actual assignment or sale of any participation in the Obligations (who will in turn be required to maintain confidentiality as if it were a Lender under this Agreement), or (d) to any other Persons in connection with the exercise of the Agent's or such Lender's rights hereunder or under any of the other Financing Agreements (who in turn will be required to maintain confidentiality as if they were Lenders under this Agreement). The Borrower authorizes the Agent and each Lender to discuss the financial condition of the Borrower with the Borrower's independent public accountants and agrees that such discussion or communication shall be without liability to either the Agent or such independent public accountants. The Borrower shall deliver a letter addressed to such accountants authorizing them to comply with the provisions of this subsection 7.1.

                 7.2 Inspections and Audits. The Agent, or any Person designated by the Agent in writing, shall have the right, from time to time hereafter, to call at the Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during normal business hours upon reasonable prior written or telephonic notice of any of the Agent's officers, employees or agents; provided that no prior notice shall be required upon the occurrence and during the continuance of an Event of Default, and without unreasonable hindrance or delay
(i) to inspect, audit, check and make copies of and extracts from the Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's or any Subsidiary's business or to any transactions between the parties hereto, (ii) to make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances, and (iii) to discuss the affairs, finances and business of the Borrower with any officers, employees or directors of the Borrower. All out-of-pocket costs and expenses incurred by the Agent in connection with the Agent's field audits permitted under this subsection 7.2 shall be reimbursed by the Borrower in accordance with subsection 2.8.

                7.3 Conduct of Business; Compliance With Laws. The Borrower shall, and shall cause each Subsidiary to (i) subject to subsection 8.3, maintain its corporate existence and good standing in its respective state of incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, (ii) maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the profitable conduct of its business, where the failure to do so could reasonably be expected to have a Material Adverse Effect, (iii) comply with all applicable federal, state, local and foreign laws, rules, regulations and orders of any federal, state or local Governmental Authority, except for such laws, rules and regulations the violation of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iv) continue to conduct its business substantially as now conducted or as otherwise permitted herein.

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


                 7.4 Claims and Charges. (a) The Borrower shall, and shall cause each of its Subsidiaries to, file all tax and information returns and reports required by and prepared in accordance with applicable law and shall pay or cause to be paid all license fees, bonding premiums and related charges, and shall pay or cause to be paid all Charges assessed against or payable by, the Borrower or such Subsidiary, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to Property of the Borrower or such Subsidiary; provided that the Borrower and such Subsidiary shall have the right to contest in good faith, by an appropriate lawful proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such Charge, and upon such good faith contest to delay or refuse payment thereof so long as (i) no Lien which will have priority over the Agent's Lien granted hereunder with respect to any Collateral is filed or recorded with respect thereto, (ii) the execution or other enforcement of such subordinate Lien is and continues to be effectively stayed, (iii) such proceeding will prevent the forfeiture or sale of any Property of the Borrower or such Subsidiary, (iv) adequate reserves have been provided therefor in accordance with GAAP, (v) such contest could not reasonably be expected to have a Material Adverse Effect and (vi) if such contest is abandoned or determined adversely to the Borrower or such Subsidiary, such Person pays, or causes to be paid, all such Charges and any penalties and interest payable in connection therewith.

                 (b) The Borrower shall notify the Agent and each Lender promptly (and in no event later than ten (10) days) after becoming aware of the intent of the Service to assert a deficiency with respect to the Borrower or any Subsidiary, and shall promptly (and in no event later than five (5) days after receipt) send the Agent and each Lender copies of any notices of proposed deficiency and any notices of deficiency received from the Service.

                 7.5 Borrower's Liability Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain, at its expense, such product liability insurance, general public liability and third party property damage insurance with financially sound and reputable insurance companies in such amounts and covering such risks and with such deductibles as are consistent with sound business practices and customary for other Persons engaged in the same or similar business, naming the Agent as an additional insured. The policy or policies shall further provide for thirty (30) days' written notice to the Agent prior to cancellation or any material change in coverage. The Borrower shall deliver to the Agent a certificate of insurance and, upon renewal thereof, a binder evidencing such renewal, and evidence of payment of all premiums therefor. The Borrower's current liability insurance policies are summarized on Exhibit 7.5.

                 7.6 Borrower's Property Insurance. The Borrower shall, and shall cause each Subsidiary to, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value thereof (including at least six (6) months business interruption insurance in an amount of not less than $10 million. All such policies of insurance shall contain a breach or violation of warranties, declarations or conditions endorsement in favor of the Agent, shall provide that the Agent shall receive 30 days' written notice prior to cancellation or any material change in coverage and shall otherwise be in form and substance satisfactory to the Agent. The Borrower shall deliver to the Agent a certificate of insurance and, upon the renewal thereof, a binder evidencing such

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


renewal, and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, substantially in the form of Exhibit 7.6, naming the Agent, on behalf of the Lenders, as the lender loss payee and additional insured. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of such insurance policies directly to the Agent. Upon the occurrence and during the continuance of an Event of Default, the Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower's true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If the Borrower or any Subsidiary, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any Obligation, Default or Event of Default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable.

                 7.7 Plans. (a) The Borrower shall (i) maintain all Plans which are presently in existence in compliance with ERISA, the IRC and all other applicable laws in all material respects and (ii) make or cause to be made contributions to all of the Plans in a timely manner.

                 (b) The Borrower shall promptly deliver written notice of any of the following to the Agent and each Lender, but in no event later than thirty (30) days after such event or occurrence:

                 (1) the tax disqualification of a Plan under Section 401(a) of the IRC;

                 (2) the Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the IRC) has occurred with respect to any Plan with a statement describing such transaction and the action or response taken with respect thereto; and

                 (3) any other report such as an annual report on Form 5500 or actuarial report which any Lender may request from time to time.

                 7.8 Notice of Certain Matters. The Borrower shall, as soon as possible, and in any event within five (5) days after any Responsible Officer learns of the following, give written notice to the Agent and each Lender of (i) any material Litigation being instituted or threatened to be instituted by or against the Borrower or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) including, without limitation, any and all pending or threatened proceedings with respect to Environmental Matters, (ii) any labor dispute to which the Borrower or any Subsidiary may become a party and which has had or could reasonably be expected to have a Material Adverse Effect, any strikes or walkouts relating to any of its plants or Facilities, the expiration of any labor contract to which it is a party or by which it is bound or any organizing activity pending or threatened by any labor union

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


or group of employees, (iii) any Default or Event of Default, (iv) any judgment rendered against the Borrower or any Subsidiary, and (v) any other event or occurrence which could reasonably be expected to have a Material Adverse Effect.

                 7.9 Landlord and Warehouseman Agreements. The Borrower shall provide the Agent and each Lender with copies of all agreements between the Borrower and any landlord, bailee, warehouseman or processor which owns any premises at which Inventory or any other Collateral may, from time to time, be located. The Borrower shall deliver to the Agent on or before the Closing Date a landlord's waiver in form and substance acceptable to the Agent from the lessor of each leased property currently being used by the Borrower or any Subsidiary where Collateral is located. The Borrower shall deliver to the Agent a bailee letter in form and substance acceptable to the Agent with respect to any warehouse or other processor location where Collateral is located. With respect to leased locations or warehouse space leased on the Closing Date, if the Borrower is unable to deliver such a landlord waiver or bailee letter the Inventory at that location shall automatically be deemed ineligible without further action by the Agent or any Lender. In the event that the Borrower delivers to the Agent such landlord waiver or bailee letter, as applicable, after such date, subject to the terms and conditions of this Agreement including, without limitation, subsection 3.10, Inventory located at such leased location or other location, as applicable, may be considered Eligible Inventory. The Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or warehouse where any Collateral is or may be located. The Borrower shall promptly deliver to the Agent copies of (i) any and all default notices received by it under or with respect to any of its leased location or warehouse, and (ii) such other notices or documents as the Agent may request in its reasonable discretion.

                 7.10 Indemnity. (a) The Borrower shall indemnify, pay and hold harmless the Agent and each Lender and the officers, directors, employees, agents, affiliates, representatives and attorneys of the Agent and such Lender (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, proceedings, judgments, suits, claims, demands, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or instituted or asserted against any Indemnitee in any manner in connection with or relating to or arising out of this Agreement or the other Financing Agreements, or any other transaction contemplated hereby or thereby, the statements contained in the commitment letters delivered by the Agent, the Agent and the Lenders' agreement to make the Revolving Loan hereunder, the direct or indirect application or proposed application of the proceeds of the Revolving Loan or the exercise of any right, power or remedy hereunder or under any other Financing Agreement (the "Indemnified Liabilities"); provided that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities to the extent that a court of competent jurisdiction shall render a judgment, final and not subject to review on appeal, that such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

                 (b) In any suit, proceeding or action brought against any Person by the Agent relating to any Account, Chattel Paper, contract, General Intangible, Instrument or Document for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Instrument or Document, the Borrower shall save, indemnify and keep the Agent and the Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability by such Person of any obligation thereunder arising out of a breach by such Person of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Person. All such obligations of such Person shall be and remain enforceable against, and only against, the Borrower and shall not be enforceable against the Agent or any Lender.

                 7.11 Interest Coverage Ratio. The Borrower and its Subsidiaries shall maintain an Interest Coverage Ratio (a) as of September 30, 1997, of not less than (80.5) to 1.0, and (b) as of the end of each Fiscal Quarter thereafter through the Revolving Loan Maturity Date, for the twelve month period then ended, of not less than 1.5 to 1.0.

                 7.12 Minimum Availability. The Borrower shall at all times maintain a Minimum Availability of not less than the lesser of (i) $4,000,000 or (ii) twenty percent (20%) of the Borrowing Base as set forth on the most recent Borrowing Base Certificate delivered in accordance with subsection 3.1; provided that, commencing with the Fiscal Quarter ending December 31, 1997, upon delivery of the financial statements for a Fiscal Quarter in accordance with subsection 7.1(ii) accompanied by a certificate of the chief financial officer of the Borrower certifying that the Tangible Net Worth for such Fiscal Quarter was equal to or greater than one hundred twenty percent (120%) of the required Tangible Net Worth under subsection 7.13 for such Fiscal Quarter, the requirements of this subsection 7.12 shall be waived for the period from the fifth Business Day after the date of delivery of such certificate through the date immediately preceding the fifth Business Day after the date of delivery of financial statements for the next Fiscal Quarter required pursuant to subsection 7.1(ii).

                 7.13 Minimum Tangible Net Worth. The Borrower and its Subsidiaries shall maintain, as of the end of each Fiscal Quarter set forth below, Tangible Net Worth of not less than the amount set forth below opposite such period:

                 Fiscal Quarter Ending           Minimum Tangible Net Worth
                 ---------------------           --------------------------
                 September 30, 1997                      $26,000,000
                 December 31, 1997                       $26,000,000
                 March 31, 1998                          $26,700,000
                 June 30, 1998                           $26,700,000
                 September 30, 1998                      $27,700,000
                 December 31, 1998                       $27,700,000
                 March 31, 1999                          $30,700,000
                 June 30, 1999                           $30,700,000
                 September 30, 1999                      $33,700,000

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


                 December 30, 1999                       $33,700,000
                 March 31, 2000                          $39,200,000


provided that, in the event of any sale or issuance of Stock of the Borrower (whether through a public offering, private placement or otherwise) or other equity contribution to the Borrower, upon receipt by the Borrower of the net proceeds thereof, the minimum amounts set forth above shall be increased by an amount equal to ten percent (10%) of such net proceeds, such increase to be effective on the date of such receipt and at all times thereafter.

                 8.        NEGATIVE COVENANTS.

                 The Borrower covenants and agrees that so long as any of the Obligations remain outstanding and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect (unless the Required Lenders shall give their prior written consent thereto):

                 8.1 Encumbrances. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its Property, including, without limitation, the Collateral, other than the following "Permitted Liens": (i) Liens (other than Liens relating to Environmental Laws or ERISA) securing the payment of Charges not yet due and payable; (ii) pledges or deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen or other similar Liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent; (iv) the Liens in favor of the Agent, for the benefit of the Lenders; (v) purchase money Liens (including capitalized leases and other forms of installment purchase financing) granted to the Person financing a purchase of Equipment that constitutes a Capital Expenditure permitted by subsection 8.8 so long as the Lien granted is limited to the specific Equipment so acquired, the debt secured by the Lien is not more than the lesser of the acquisition cost or the fair market value of the specific item of Equipment on which the Lien is granted and the transaction does not violate any other provision of this Agreement (notification of such purchase money Lien to be provided to the Agent and each Lender within ten (10) days of acquisition of such Equipment); (vi) Liens permitted in accordance with subsection 7.4(a); (vii) other Liens on Real Estate, which do not, in the Agent's reasonable determination, (a) materially impair the use of such property, or (b) materially lessen the value of such property for the purposes for which the same is held by the Borrower or such Subsidiary and (vii) Liens existing on the Closing Date and disclosed on
Exhibit 8.1.

                 8.2 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or suffer to exist, any Indebtedness, except for
(i) the Obligations, (ii) Indebtedness existing on the Closing Date and disclosed on Exhibit 8.2, (iii) Indebtedness secured by purchase money Liens permitted by subsection 8.1(iv), (iv) Indebtedness permitted by subsection 8.5,
(v) Indebtedness consisting of convertible debentures or warrants issued by the Borrower, (vi) intercompany Indebtedness

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


permitted by subsection 8.20 and (vii) unsecured Indebtedness for borrowed money of the Borrower in an aggregate amount not to exceed $5,000,000 incurred in the ordinary course of business on terms and conditions not more restrictive to the Borrower than those set forth herein; provided that no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Indebtedness.

                 8.3 Acquisitions. Except as otherwise provided herein, the Borrower shall, nor shall it permit any of its Subsidiaries to, make an Acquisition; provided that (i) any Subsidiary may merge or consolidate with or into or liquidate into any other Subsidiary, (ii) a Subsidiary may merge or consolidate with or into or liquidate into the Borrower; provided that the Borrower is the surviving entity, (iii) the Borrower may make additional Acquisitions during the term of this Agreement; provided that (a) such Acquisition comprises a business, or those assets of a business, of a type engaged in by the Borrower on the Closing Date, (b) such Acquisition shall be consensual and shall have been approved by the target Person's board of directors or other Persons performing similar functions, (c) the business and assets acquired in such Acquisition shall be free and clear of all Liens other than Permitted Liens, (d) at or prior to the consummation of such Acquisition, the Agent will be granted a first priority perfected Lien in all of the assets or Stock, as applicable, acquired pursuant thereto, (e) at the time of such Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (f) the aggregate amount of cash consideration of such Acquisitions made pursuant to this subsection 8.3(iii), together with the Investments made in accordance with subsection 8.4(v) and any intercompany loans made pursuant to subsection 8.4(viii), shall not exceed $4,000,000 in any Fiscal Year, and (iv) with the consent of the Required Lenders (which consent shall not be unreasonably withheld) the Borrower and the Subsidiaries may make additional Acquisitions in excess of the amount set forth in clause (iii) of this subsection 8.3. Except as provided herein, the Borrower shall not, and shall not permit any Subsidiary to, dissolve, liquidate or terminate. The Borrower shall not sell, assign, encumber, pledge, transfer or otherwise dispose of any interest in the Borrower or any Subsidiary or transfer any Property to any Affiliate except as otherwise expressly permitted hereby.

                 8.4 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist Investments in, or commitments therefor, or create any Subsidiary other than the following "Permitted Investments": (i) loans made in accordance with subsection 8.9; (ii) Investments in Subsidiaries and other Investments, each as in existence on the Closing Date and disclosed on Exhibit 8.4; (iii) demand deposit accounts maintained in the ordinary course of business, (iv) Acquisitions permitted by subsection 8.3, (v) Investments in new or existing Subsidiaries (other than Adcor and International), joint ventures or partnerships; provided that the aggregate amount of cash consideration of such Investments, together with the cash consideration of the Acquisitions permitted by subsection 8.3(iii) and any intercompany loans made pursuant to subsection 8.4(viii), shall not exceed $4,000,000 in any Fiscal Year, (vi) the acquisition of the "Third Tranche Shares" from Telepath as contemplated by that certain Stock Purchase Agreement between the Borrower and Telepath dated June 28, 1996, (vii) so long as no Event of Default shall have occurred and be continuing, Investments in Cash Equivalents, and (viii) loans to any Subsidiary (other than Adcor or International), joint venture or partnership; provided that (a) such loans shall be unsecured and be payable on demand; (b) after giving effect to each such loan, both the Borrower and the obligor of such loan shall be Solvent; (c) the obligor of such loan shall use the proceeds

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


thereof solely for its own proper business purposes arising in the ordinary course of business; (d) all such loans shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Agent and, at the request of the Agent, delivered to the Agent for the benefit of the Lenders; (e) the aggregate amount of such loans made pursuant to this subsection 8.4(viii), together with the cash consideration of any Acquisitions permitted by subsection 8.3(iii) and the Investments made in accordance with subsection 8.4(v) shall not exceed $4,000,000 in any Fiscal Year; (f) after giving effect to each such loan, the Borrower shall have cash or unused Borrowing Availability in an amount equal to or greater than its working capital requirements for the next succeeding ninety (90) days, based upon its historical cash needs and taking into account all of its payment obligations under the Financing Agreements and under any of its other Indebtedness; and (g) the Borrower shall have delivered to the Agent a current list of intercompany loans outstanding.

                 8.5 Guaranties. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or suffer to exist any Guaranty, except
(i) endorsements of negotiable instruments or items of payment for collection in the ordinary course of business, (ii) Guaranties of the Obligations and
(iii) Guaranties existing on the Closing Date and disclosed on Exhibit 8.5.

                 8.6 Collateral Locations. Neither the location of the principal place of business and chief executive office of the Borrower as set forth on Exhibit 6.7, the locations of Collateral as set forth on Exhibit 8.6 nor the corporate name or mailing address of the Borrower shall be changed, nor shall there be established additional places of business or additional locations at which Collateral is stored, kept or processed unless (i) the Borrower shall have given the Agent not less than 30 days prior written notice thereof, (ii) the Agent shall have determined that, after giving effect to any such change of name, address or location, the Agent shall have a first perfected Lien in the Collateral except for Permitted Liens, (iii) in the case of new Collateral locations, the Borrower shall have delivered a landlord waiver or bailee letter, as applicable, in form and substance satisfactory to the Agent with respect to such location, and (iv) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Agent; provided that the Borrower may close the Facility located in Atlanta, Georgia. Prior to making any such change or establishing such new location, the Borrower shall execute any additional financing statements or other documents or notices required by the Agent. All Collateral located at any such new location shall automatically be deemed ineligible without further action by the Agent or any Lender to constitute Eligible Accounts or Eligible Inventory, as the case may be, until the Borrower shall have complied with the requirements of this subsection 8.6 and subsection 7.9.

                 8.7 Disposal of Property. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of any of its Property, assets and rights to any Person except for (i) bona fide sales of Inventory to customers for fair value in the ordinary course of business, (ii) the sale of the Borrower's Axcell product line for fair market value, (iii) sales of Equipment which is obsolete, worn-out or otherwise not useable in the Borrower's business and (iv) other dispositions of any asset having a fair market value of less than $200,000; provided that the aggregate amount of all such dispositions under this clause
(iv) in any Fiscal Year shall not exceed $500,000. In the event any Equipment of the Borrower is sold, transferred or otherwise disposed of as permitted by this subsection 8.7, and (i) such sale, transfer or disposition is effected without replacement of the Equipment so sold, transferred or disposed of or such

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


Equipment is replaced by Equipment leased by the Borrower, the Borrower shall promptly (but in any event within three (3) Business Days of the receipt thereof) deliver all of the cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied to the Revolving Loan Obligations; provided that, so long as no Event of Default shall have occurred and be continuing, if at the time of application of such proceeds LIBOR Loans are outstanding and such application would subject the Borrower to any obligation pursuant to subsection 2.20(c), the Agent shall (a) hold such proceeds in a cash collateral account and shall not apply such proceeds to the Revolving Loan Obligations until the end of the applicable Interest Period(s) for such LIBOR Loans, or (b) immediately apply the proceeds to the Revolving Loan Obligations and waive the applicability of subsection 2.20(c) to such prepayment, or (ii) such sale, transfer or disposition is made in connection with the purchase by the Borrower of replacement Equipment, the Borrower shall use the proceeds of such sale, transfer or disposition to finance the purchase by the Borrower of replacement Equipment and shall deliver to the Agent written evidence of the use of the proceeds for such purchase. Except as permitted by subsection 8.1, all replacement Equipment purchased by the Borrower shall be free and clear of all Liens, except for Permitted Liens.

                 8.8 Capital Expenditures Limitations. The Borrower and its Subsidiaries on a consolidated basis shall not, in any Fiscal Year, make or commit to make Capital Expenditures in any Fiscal Year in the aggregate in excess of the amount set forth below opposite such Fiscal Year:

                                  Period                            Amount
                                  ------                            ------
                          Fiscal Year 1997                          $3,500,000
                          Fiscal Year 1998                          $3,200,000
                          Fiscal Year 1999                          $3,700,000
                          Fiscal Year 2000                          $4,200,000

                 8.9 Employee Loans. Except for (i) advances for travel and related expenses by the Borrower or any Subsidiary to its employees in the ordinary course of business in an amount not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any one time, (ii) commission advances by the Borrower or any Subsidiary to its employees in an amount not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any one time, and (iii) loans by the Borrower to its employees in the ordinary course of business for relocation and education expenses in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate at any one time, the Borrower shall not, and shall not permit any Subsidiary to, make any loans or other advances to any Person.

                 8.10 Plans. Neither the Borrower nor any ERISA Affiliate shall:

                            (i) assume or incur or be subject to any Liability under any Plan other than those Plans disclosed in Exhibit 6.19; or

                           (ii) engage, or permit any ERISA Affiliate to engage, in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC.

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


                 8.11 Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly declare, pay, order, make or set apart any Restricted Payment; provided that (i) any Subsidiary may declare and pay dividends to the Borrower or to any Subsidiary owning its capital stock, and (ii) the Borrower may make Restricted Payments consisting of Stock of any class to the holders of that class.

                 8.12 Securities. Except for issuances or distributions of Stock to the Borrower as permitted by this Agreement, none of the Subsidiaries shall issue or distribute any of its Stock. The Borrower shall not, nor shall it permit any of its Subsidiaries to, redeem, prepay, repurchase or acquire any of its capital Stock of any description for consideration or otherwise. Notwithstanding the foregoing, the Borrower may call for redemption of any convertible stock of the Borrower so long as (a) the value of the common stock issuable on conversion of such convertible securities equals or exceeds, at the time of such call, at least 115% of the redemption price of such convertible securities, and (b) the Borrower makes arrangements reasonably satisfactory to the Agent with an investment banking firm reasonably satisfactory to the Agent, whereby such firm agrees to purchase shares of common stock for an amount sufficient to pay the redemption price of any convertible securities called for redemption that are not converted prior to such redemption.

                 8.13 Changes in Charter, Bylaws or Fiscal Year. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) amend its certificate of incorporation or bylaws or other constitutional documents in a manner that could reasonably be expected to have a Material Adverse Effect or
(ii) change its Fiscal Year.

                 8.14 Lease Limitations. The annual financial obligations of the Borrower and its Subsidiaries, whether for rental payments, service charges or otherwise, under all operating leases shall not exceed $1,500,000 in any Fiscal Year.

                 8.15 Transactions with Affiliates. Except as set forth on Exhibit 8.15 and as permitted by subsections 8.4, 8.9, and 8.11, the Borrower shall not enter into any transaction including, without limitation, the purchase, sale, lease or exchange of property or the rendering or purchase of any service to or from any Affiliate (other than transactions among the Borrower and its Subsidiaries) except pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms and are no less favorable to the Borrower than the Borrower would obtain in a comparable arm's length transaction with an unaffiliated Person.

                 8.16 Other Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) engage in any business unrelated to its current businesses, (ii) except as otherwise permitted herein, engage in any transaction out of the ordinary course of business, or (iii) engage in any other transaction which could reasonably be expected to have a Material Adverse Effect.

                 8.17 Sale and Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property unless (i) any such sale is made for the fair market value of the Property, (ii) the sale consideration received is cash and (iii) the sale is upon fair and reasonable

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

terms in an arm's length transaction.

                 8.18 Impairment Agreements. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or assume any agreement, instrument, indenture or other obligation (other than the Financing Agreements) which (i) contains a negative pledge provision which would require a sharing of any interest in the Collateral, (ii) prohibits or limits the creation or assumption of any Lien upon its Property, whether now owned or hereafter acquired, or (iii) restricts, prohibits or requires the consent of any Person with respect to the payment of Restricted Payments.

                 8.19 Corporate Accounts. The Borrower shall not maintain corporate deposit accounts jointly with any Affiliate or commingle any of its funds with funds of any Affiliate. The Borrower shall not accumulate or maintain cash in disbursement, payroll or other deposit accounts other than the Blocked Accounts as of any date of determination in excess of checks outstanding against such accounts as of that date; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower may retain cash in such other accounts in excess of the aggregate amount of checks outstanding in an amount not to exceed $250,000 in the aggregate; provided further that such amounts are maintained in the ordinary course of the Borrower's business.

                9.         DEFAULT, RIGHTS AND REMEDIES OF THE AGENT AND THE
                           LENDERS.

                9.1 Obligations. If a Default or an Event of Default shall exist or occur, the Required Lenders (or the Agent with the consent of the Required Lenders) may elect to do one or more of the following at any time or times and in any order: (i) reduce the Total Revolving Loan Facility, (ii) restrict the amount of, or suspend its obligations to make, Revolving Loans,
(iii) restrict or suspend the issuance of Lender Guaranties or (iv) demand that the Borrower immediately deposit with the Agent an amount equal to one hundred five percent (105%) of the Lender Guaranty Liabilities to enable the Agent to make payments under the Lender Guaranties when required and such amount shall become immediately due and payable. If an Event of Default shall exist or occur, in addition to the actions described in the preceding sentence, the Required Lenders (or the Agent with the consent of the Required Lenders) may elect to do one or more of the following at any time or times: (a) terminate the Commitments to make the Revolving Loan and this Agreement, (b) declare any or all Obligations to be immediately due and payable; provided that upon the occurrence of any Event of Default referred to in clauses (f), (g) or (h) within the definition of "Event of Default," the Commitments shall automatically and immediately terminate and all Obligations shall automatically become immediately due and payable without notice, demand or other actions of any kind by any Person, or (c) pursue its other rights and remedies under the Financing Agreements and applicable law. In the case of any Event of Default occurring by reason of any willful action or inaction by or on behalf of the Borrower in order to avoid payment of the termination fee pursuant to subsection
2.10 which the Borrower would have to pay if the Obligations were paid in full, an equivalent fee shall also be immediately due and payable to the extent permitted by law.

                 9.2 Rights and Remedies Generally. Upon acceleration of the Obligations, the Agent, on behalf of the Lenders, shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a

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


secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law. Any sale, lease or other disposition of the Collateral, or any part thereof, by the Agent after an Event of Default may be for cash, credit or any combination thereof, and the Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. The Agent shall have the right to conduct such sales on the Borrower's premises, at the Borrower's expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

                 9.3 Entry Upon Premises and Access to Information. Upon acceleration of the Obligations, the Agent shall have the right (i) to cause the Collateral to remain on the Borrower's premises, without any obligation to pay rent, (ii) to enter upon the premises of the Borrower where the Collateral is located or any other place or places where the Collateral is believed to be located and kept, without any obligation to pay rent, to render the Collateral useable or saleable, or to remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, at the Borrower's expense, for such time as the Agent may desire in order effectively to collect or liquidate the Collateral, and (iii) to require the Borrower to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent. Upon acceleration of the Obligations, the Agent shall have the right to obtain access to the Borrower's original books and records and to take possession of copies thereof, to obtain access to Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate; and the Agent shall have the right to receive and open all mail addressed to the Borrower and to take possession of all checks or other original remittances contained in such mail.

                 9.4 Sale or Other Disposition of Collateral by the Agent. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent with respect to any of the Collateral which is given to the Borrower as specified in subsection 10.12, at least ten (10) days prior to such proposed action, shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by the Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations. The Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent's Liens on the Collateral until the Obligations are fully paid.

                 9.5 Grant of License. For the purpose of enabling the Agent to exercise its rights, powers and remedies under this Section 9 (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as the Agent shall be entitled to exercise such rights and remedies, the Borrower hereby grants to the Agent a license, lease and right to use (exercisable without payment of royalty or other compensation) the Borrower's General Intangibles, Intellectual Property,

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


Equipment, Fixtures, Real Estate, whether part of the Collateral or not including, without limitation, any patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any other Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale or lease and selling or leasing any Inventory or other Collateral and the Borrower's rights under all licenses, leases and franchise agreements shall inure to the Agent's benefit until all Obligations are paid in full.

                 9.6 Waiver of Demand. EXCEPT FOR DEMANDS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR THE OTHER FINANCING AGREEMENTS, DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST, NONPAYMENT, INTENT TO ACCELERATE AND ACCELERATION ARE HEREBY WAIVED BY THE BORROWER. THE BORROWER ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS.

                 9.7 Waiver of Notice. EXCEPT AS PROVIDED IN SUBSECTION 9.4, UPON THE OCCURRENCE OF A DEFAULT OR AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED
BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

                 10.        OTHER RIGHTS AND OBLIGATIONS.

                 10.1 Waiver. The failure of the Agent or any Lender, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the any such Person thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lenders or Required Lenders, as applicable, of a Default or an Event of Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Default or Event of Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Event of Default by the Borrower under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lenders or Required Lenders, as applicable, unless such suspension or waiver is in writing and signed by an officer of each of the Lenders or Required Lenders, as applicable, and directed to the Borrower specifying such suspension or waiver. Neither this Agreement nor the other Financing Agreements may be modified or amended except in a written agreement signed by the Borrower, the Agent and the Lenders.

                 10.2        Several Obligations; Nature of Lender's Rights.
The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). No provision

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contained herein or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any fiduciary relationship between the Agent or any Lender and the Borrower. The Indebtedness of the Borrower incurred under each of the Notes shall be a separate obligation owing to the holder thereof; provided that each Lender hereby agrees that it shall have no individual right to seek to enforce its rights under its Note or this Agreement, or to realize upon the Collateral, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Lenders at the direction of the Required Lenders in accordance with the terms of this Agreement.

                 10.3 Expenditures by the Agent and the Lenders. In the event the Borrower shall fail to pay Charges, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof, required to pay, or shall fail to keep the Collateral free from Liens, except Permitted Liens, or shall fail to maintain, replace or repair the Collateral as required hereby, the Agent may, in its sole discretion, make expenditures for any or all of such purposes and acquire or accept an assignment of any Lien against the Collateral, and the amount so expended (including, without limitation, reasonable attorneys' fees and expenses, court costs, filing fees and other charges), together with interest thereon at the Base Rate or the Default Rate then applicable to the Revolving Loan shall be part of the Obligations, payable on demand and secured by the Collateral.

                 10.4 Custody and Preservation of Collateral. Except as expressly provided in the Code, the Agent shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral. The Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Agent in good faith.

                 10.5 Reliance by the Agent and Lenders. All covenants, agreements, representations and warranties made herein or in any of the other Financing Agreements by the Borrower shall, notwithstanding any investigation by the Agent or any Lender, be deemed to have been relied upon by the Agent and each Lender.

                 10.6 Parties and Assignment. This Agreement and the other Financing Agreements shall be binding upon and inure to the benefit of the Agent, the Lenders, the Borrower and, subject to the terms hereof, their respective successors and assigns. The Borrower's successors and assigns shall include, without limitation, any trustee, receiver or debtor in possession of or for the Borrower. Notwithstanding the foregoing, the Borrower may not sell, assign or transfer this Agreement, or the other Financing Agreements or any portion thereof including, without limitation, its rights, titles,

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interests, remedies, powers and/or duties hereunder or thereunder.  The Lenders may assign, or sell participations in, the Revolving Loan and the Commitments as provided in subsections 11.1 and 11.2, respectively.

                 10.7 Applicable Law; Severability. This Agreement and the other Financing Agreements have been submitted to the Agent and SBCC at its office in Illinois, and this Agreement and the other Financing Agreements, and shall be construed in all respects in accordance with, and governed by, all of the provisions of the Code and by the other internal laws (as opposed to conflicts of law provisions) of the State of Illinois, except for the perfection and enforcement of Liens in other jurisdictions which shall be governed by the laws of those jurisdictions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                 10.8 Submission to Jurisdiction; Waiver of Jury and Bond. THE BORROWER, THE AGENT AND EACH LENDER HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER FINANCING AGREEMENTS SHALL BE LITIGATED IN SUCH COURTS, AND THE BORROWER, THE AGENT AND EACH LENDER EACH WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND EACH WAIVES PERSONAL
SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 10.12 AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO SUCH PERSON'S ADDRESS. THE BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604 AND SUCH OTHER PERSON AS MAY HEREAFTER BE SELECTED BY THE BORROWER WHICH AGREES IN WRITING TO SO SERVE AS THEIR AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE BORROWER AT THE ADDRESS PROVIDED IN SUBSECTION 10.12, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY
SHALL NOT AFFECT THE VALIDITY OF SERVICES OF PROCESS.  IF ANY AGENT APPOINTED
BY THE BORROWER REFUSES TO ACCEPT SERVICE, THE BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL OR OTHERWISE IN ACCORDANCE WITH SUBSECTION 10.12 SHALL CONSTITUTE SUFFICIENT NOTICE. THE AGENT, EACH LENDER AND THE BORROWER ACKNOWLEDGES THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY

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

EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY LENDER. NOTHING CONTAINED IN THIS SUBSECTION 10.8 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE ITS LIENS AGAINST PROPERTY LOCATED IN SUCH JURISDICTIONS. THE BORROWER WAIVES ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO ABOVE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

                 10.9 Marshalling. The Agent shall be under no obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.

                 10.10 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

                 10.11 Incorporation by Reference. The provisions of the other Financing Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the other Financing Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provisions in the other Financing Agreements, the provision contained in this Agreement shall govern and control.

                 10.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (a) if delivered in person, when delivered, (b) if delivered by telecopy, telex or similar electronic medium, on the date of confirmed transmission, (c) if delivered by overnight courier, two (2) business days after delivery to such courier properly addressed or (d) if by U.S. Mail, three (3) business days after deposit in the United States mails (by certified mail, return receipt requested), with proper postage prepaid to the following addresses:

                 (i)       If to the Agent, at:

                          SANWA BUSINESS CREDIT CORPORATION
                          One South Wacker Drive, 39th Floor
                          Chicago, Illinois  60606
                          Attn: Commercial Finance Division
                          Telecopy No.: (312) 782-6035

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

                          With a copy to:

                          WINSTON & STRAWN
                          35 West Wacker Drive
                          Chicago, Illinois  60601
                          Attn: Jim L. Blanco

            (ii) If to a Lender, at the address set forth opposite its name on Schedule 1 hereto

            (iii) If to the Borrower, at:

                          TELULAR CORPORATION
                          920 Deerfield Parkway
                          Buffalo Grove, Illinois 60089
                          Attn: Thomas M. Mason
                          Telecopy No.: (847) 465-4501

                          With a copy to:

                          MAYER, BROWN & PLATT
                          190 South LaSalle Street
                          Chicago, Illinois 60603
                          Attn: Richard S. Millard

or to such other address as each Person designates to the other in the manner herein prescribed; provided, however, that with respect to any notice served, given or delivered pursuant to clause (a) or (b) of this subsection 10.12 after the business hours of the intended recipient, such notice shall be deemed served, given or delivered on the following business day.

                 10.13 Retention of the Borrower's Documents. The Agent or any Lender may destroy or otherwise dispose of all documents, schedules, invoices or other papers delivered to such Person in accordance with its customary practices unless the Borrower requests in writing that same be returned. Upon the Borrower's request and at the Borrower's expense, such Person shall return such papers when such Person's actual or anticipated need for same has terminated.

                 10.14 Entire Agreement. This Agreement, including all Exhibits, Schedules and other documents attached hereto or incorporated by reference herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other negotiations, understandings and representations, oral or written, with respect to the subject matter hereof, including, without limitation, that certain Commitment Letter dated as of January 17, 1997 between the Borrower and SBCC.

                 10.15 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Agent or any Lender; therefore, the Borrower agrees

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that the Agent or any Lender, if such Person so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                 10.16 Survival of Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Revolving Loan. Notwithstanding anything contained in this Agreement to the contrary, the provisions of, and the undertakings, indemnifications and agreements of the Borrower set forth in subsections 2.1(c)(vi), 2.12, 2.16(b), 2.17, 2.20(c), 6.25(g), 7.10 and 10.20 and the agreements of the Lenders set forth in subsections 12.8 and 14.2 shall survive payment of the Obligations and termination of this Agreement. The Borrower shall supplement in writing each Exhibit or any representation herein with respect to any matter hereafter arising which, if existing or occurring on the Closing Date, would have been required to be set forth or described on such Exhibit or as an exception to such representation so that the representations and warranties subject to such supplemental disclosure shall continue to be true and accurate in all material respects; provided that the furnishing of such supplemental disclosure shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Required Lenders in writing; provided further that no supplementation shall be required as to representations that relate solely to the Closing Date.

                 10.17 Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same agreement.

                 10.18 Exceptions to Covenants. The Borrower shall not be deemed to be permitted to take any action or omit to take any action which is permitted as an exception to any of the terms, provisions or covenants contained in any of the Financing Agreements if such action or omission would result in a Default or Event of Default or the breach of any term, provision or covenant contained in any Financing Agreement.

                 10.19        Construction.   The Borrower acknowledges that
it and its counsel have approved the Financing Agreements and that the usual rule of construction to the effect that any ambiguities or inconsistencies are to be resolved against the drafting Person shall not be applicable in the interpretation of any of the Financing Agreements.

                 10.20 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

                 11.        ASSIGNMENT AND PARTICIPATION.

                 11.1 Assignments. Each Lender may, in the ordinary course of its business and in accordance with applicable law, assign all or any part of its rights and obligations under the Financing Agreements (including, without limitation, all or any part of its Commitment, the Revolving Loan owing to it and the Note held by it); provided that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of any assignment shall in no event be less than $5,000,000 and shall be in an integral multiple of $500,000 if in excess thereof, (ii) each such assignment shall be to an Eligible Assignee,
(iii) the written consent of the Agent shall be required prior to an assignment becoming effective with respect to an assignee that is not, immediately prior to such assignment, a Lender or an affiliate thereof and (iv) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with any Note subject to such assignment. Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                 11.2 Participations. Each Lender shall have the right to sell or assign to a Participant or Participants participating interests in the Obligations hereunder in such amounts as such Lender shall determine; provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Loan Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no Participant under any such participation shall become a "Lender" or, except as specifically provided herein, have any rights of a "Lender" under this Agreement, or shall have any right to approve any amendment or waiver of any provision of any Financing Agreement, or any consent to any departure therefrom, except to the extent that any such amendment, waiver or consent would (a) extend the Revolving Loan Maturity Date, (b) reduce the principal amount of the Notes, or reduce or extend the time of payment of interest or fees thereon, (c) release all or substantially all of the Collateral or (d) permit any assignment by the Borrower of the Obligations or its rights under this Agreement.

                 12.        AGENT.

                 12.1 Appointment. SBCC is hereby appointed Agent hereunder and under each other Financing Agreements, and each of the Lenders authorizes the Agent to act as the Agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Section 12. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

                 12.2 Powers. The Agent shall have and may exercise such powers under the Financing Agreements as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Financing Agreements to be taken by the Agent.

                 12.3 General Immunity. Neither the Agent nor any of its directors, officers, Agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Financing Agreements or in connection herewith or therewith except for its or their own gross negligence or willful misconduct as determined by a final order, not subject to review, of a court of competent jurisdiction.

                 12.4 No Responsibility for Revolving Loan, Recitals, etc. Neither the Agent nor any of its directors, officers, Agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Financing Agreements or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Financing Agreements,
(c) the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness or genuineness of any Financing Agreements or any other instrument or writing furnished in connection therewith.

                 12.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected from liability to any Lender for acting or refraining from acting hereunder and under any other Financing Agreements in accordance with written instructions signed by the Required Lenders (or, to the extent required by Section 13, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Financing Agreements with respect to the Lenders unless it shall first be indemnified to its satisfaction by the Lenders pro-rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

                 12.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Financing Agreements by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Financing Agreements.

                 12.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

                 12.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Financing Agreements, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Financing Agreements, and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Financing Agreements or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent as determined by a final order, not subject to appeal, of a court of competent jurisdiction. The obligations of the Lenders under this subsection 12.8 shall survive payment of the Obligations and termination of this Agreement.

                 12.9 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Financing Agreements as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Financing Agreements, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

                 12.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Agreements. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements.

                 12.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, (i) the Borrower shall have the rights set forth in subsection 2.10(b) and (ii) the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation or within thirty days after the removal of such Agent, then the retiring Agent shall use reasonable efforts to appoint, on behalf of the Borrower and the Lenders, a successor Agent. Such successor Agent shall be a financial institution having capital and retained earnings of at least One Hundred Fifty Million Dollars ($150,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Agreements. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Financing Agreements.

                 12.12 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Subject to the provisions of subsection 12.5, the Agent shall take any action of the type specified in this Agreement with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders
(or, if so required by Section 13, by all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall determine is in the best interests of the Lenders.

                 13        AMENDMENTS AND WAIVERS.

                 Subject to the provisions of this Section 13, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding, terminating or modifying any provisions to the Financing Agreements or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Event of Default hereunder; provided that no such supplemental agreement shall, without the consent of each Lender:

                 (a) extend the final maturity of the Revolving Loan or Revolving Loan Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

                 (b) reduce the percentage specified in the definition of Required Lenders;

                 (c) reduce the amount or extend the payment date for the mandatory payments required hereunder, or increase the amount of the Revolving Credit Commitment of any Lender hereunder (other than an increase in the Revolving Credit Commitment of any Lender as a result of an assignment consummated between such Lender and another Lender pursuant to subsection 11.1);

                 (d) extend the Initial Term or any Renewal Term, as applicable (except as contemplated by subsection 2.8), or permit any Letter of Credit or Lender Guaranty to have an expiry date beyond the Revolving Loan Maturity Date;

                 (e)       amend this Section 13;

                 (f) except as otherwise contemplated herein, release all or any substantial portion of the Collateral;

                 (g) permit any assignment by the Borrower of its Obligations or its rights hereunder; or

                 (h)       amend the definition of the term "Commitment".

                 No amendment, modification, termination or waiver affecting the rights or duties of the Agent under any Financing Agreement shall be effective without the written consent of the Agent.

                 Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agent to take additional Collateral pursuant to any Financing Agreement. No notice to or demand on the Borrower not required by the terms hereof in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and the Borrower.

                 Notwithstanding anything to the contrary contained herein, the Agent may, at its sole discretion, release or compromise Collateral and the proceeds thereof to the extent of asset dispositions permitted by the terms hereof.

                 14.       SET OFF AND SHARING OF PAYMENTS.

                 14.1 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower at any time or from time to time, with notice thereafter as soon as reasonably practicable to the Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (including, without limitation, all account balances, whether provisional or final and whether or not collected or available) held or owing by such Lender at any of its offices to or for the credit or account of the Borrower (regardless of whether such balances are then due to the Borrower) and (b) other property held or owing by such Lender to or for the credit or the account of the Borrower, toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

                 14.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its portion of the Revolving Loan (other than payments received pursuant to subsections 2.17(b), 2.19 and 2.20(c)) in a greater proportion than its Pro Rata Share of the Revolving Loans, such Lender agrees, promptly upon demand, to purchase a portion of the

Revolving Loan held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Revolving Loan. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Pro Rata Share of the Revolving Loan. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes. The Borrower agrees, to the fullest extent permitted by law, that (x) any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participation in such excess to other Lenders, and (y) any Lender so purchasing a participation in the Revolving Loan made or other Obligations held by other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Revolving Loan and other Obligations in the amount of such participation.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                              TELULAR CORPORATION


                              By: /s/ Thomas M. Mason
                                 ------------------------
                              Title:        CFO
                                    ---------------------

                              SANWA BUSINESS CREDIT
                              CORPORATION, as Agent and
                              as a Lender


                              By:       Gregory R. Cooper
                                 ------------------------
                              Title:        V.P.
                                    ---------------------

SCHEDULE 3.2: FOREIGN DEBTORS

 .        Ericsson, Sweden
 .        Nortel, Canada
 .        Nokia, Finland
 .        Alcatel, Switserland
 .        Siemens, Germany
 .        Motorola foreign subsidiaries, if covered by the Motorola Offset letter

                                  EXHIBIT 3.14

                    Equipment Locations and Leased Equipment


Equipment Locations

1.       Vernon Hills Facility.            647 North Lakeview Parkway
                                           Vernon Hills, Illinois 60061

2.       Buffalo Grove Facility:           920 Deerfield Parkway
         (Principal Executive              Buffalo Grove, IL 60089
         Office)

3.       Atlanta Facility:                 4130 Shirley Drive, SW
         (Shirley Drive)                   Atlanta, Fulton County, GA 30336

4.       Atlanta Facility:                 301-A Wharton Circle
         (Wharton Circle)                  Fulton County, Georgia

5.       Oxford Office:                    Suite H
                                           Park House
                                           11 Milton Park
                                           Abingdon, Oxfordshire
                                           United Kingdom


6.       Singapore Office:                 Unit #05-232
                                           Faber House
                                           No. 230 Orchard Road
                                           Singapore


Leased Equipment

1.       Hewlett Packard Modulation Analyzer.

2. Leases of office equipment in the ordinary course of business that in the aggregate are not material to the Borrower or its business.

                                  EXHIBIT 3.17

                                  Real Estate


Interests in Real Estate

1.       See locations listed in Exhibit 3.14, all of which are leased.

                                 EXHIBIT 6.1-1


                       Jurisdictions of Qualification



Borrower

Delaware
Georgia
Illinois
California
Colorado
New Jersey
Tennessee
Texas

Telular International

Illinois
Puerto Rico

Adcor

Georgia

                                 EXHIBIT 6.4-1

                         Pro Forma Financial Statements


                [See financial statements in attached Form 10-K]

                                 EXHIBIT 6.4-2

                 Changes between September 30, 1996 and Closing



1. Liabilities and other matters disclosed in the Borrower's Quarterly Report on Form 10-Q with respect to the quarter ended December 31, 1996 (including, without limitation, the financial statements included therein).

2.       Matters disclosed in Schedule 4.2(r).

3.       Litigation and claims disclosed in Exhibit 6.14.

                                  EXHIBIT 6.7

           Principal Place of Business and Chief Executive Office


1.       920 Deerfield Parkway
         Buffalo Grove, IL 60089

To be changed no later than May 5, 1997 to:

         647 North Lakeview Parkway
         Vernon Hills, IL 60061

                                  EXHIBIT 6.8


                                  Other Names



         1.      Telular-Adcor Security Products, Inc.

         2.      Telular International, Inc.

         3.      Adcor Electronics International, Inc.

         4.      Adcor-Telular Security Products, Inc.

         5.      Telular Manufacturing Company

                                  EXHIBIT 6.12

                              Government Contracts


                                     -None-

                                  EXHIBIT 6.14

                                   Litigation


         1. Alliance Research Corporation v. Telular Corporation and Spectrum Technologies, Inc., CV 94 1065 RG, United States District Court, Central District of California. This litigation is described in the Borrower's Annual Report on Form 10-K for the year ended September 30, 1996.

         2. Arthur L. Serrano and Andrew W. Holman v. Telular Corporation and Spectrum Information Technologies, Inc., CV 94 1272, United States District Court, Central District of California. This litigation is described in the Borrower's Annual Report on Form 10-K for the year ended September 30, 1996.

         3.      Claim against Adcor-Telular Security Products, Inc. by Carol
                 L. Hosea, alleging discrimination under the Americans with Disabilities Act in connection with a layoff

         4. Two of the Borrower's employees have asserted claims for unpaid commissions. One of these employees has also asserted a claim for sex discrimination. This employee filed suit on March 5, 1997.

         7. Potential claim by Global Tel*Link arising from dispute under Supply Agreement For Cellular Payphone Products dated September 21, 1995.

         6. Litigation and claims described in the SEC filings of Borrower listed in Exhibit 6.26. See descriptions in Attachment 1 to this Exhibit 6.14.

         Certain information regarding the amounts claimed and the insurance, if any, applicable to the foregoing matters is set forth in Attachment 2 to this Exhibit 6.14.

                     ATTACHMENTS 1 AND 2 TO EXHIBIT 6.14


1. Alliance Research Corporation v. Telular Corporation and Spectrum Technologies, Inc., CV 94 1065 RG, United States District Court, Central District of California.

On February 17, 1994, Alliance Research Corporation sued the Company and Spectrum Information Technologies, Inc. ("Spectrum") seeking Declaratory Judgment for invalidity and non-infringement of the Company's 4,658,096 patent as well as its two continuation patents, 4,922,517 and 4,775,997. The Company had denied the allegations and has counterclaimed for patent infringement of the two continuation patents. On May 2, 1994, the Federal court in Los Angeles ruled in favor of Telular and rejected the lawsuit challenging the '096 patent. Spectrum was dismissed as a defendant on a motion made by Spectrum. The Company has acquired Spectrum's rights to receive court awarded damages on this case. The Federal court, on October 23, 1995, granted the Company's Motion for partial summary judgment on all issues except damages. The court enjoined Alliance from selling its CDL line of products. Alliance has appealed the summary judgment decision. The matter is fully briefed and awaiting oral arguments. the Federal circuit modified the injunction and allowed Alliance to sell the CDL product for Motorola transceivers only. The litigation is ongoing and the Company intends to vigorously pursue its claims and contest Alliance's allegations. The Company is not insured for this claim.


2. Arthur L. Serrano and Andrew W. Holman v. Telular Corporation and Spectrum Information Technologies, Inc., CV 94 1272, United States District Court, Central District of California.

On February 28, 1994, Serrano and Holman filed a Declaratory Judgment action against the Company and Spectrum Information Technologies, Inc. The suit involves the Company's 4,658,096 patent, as well as its two continuation patents, the 4,922,517 and 4,775,997 patents. The Company has answered and counterclaimed for patent infringement of its continuation patents. Plaintiffs are the former principals of Morrison & Dempsey, which is now out of business. On July 13, 1995, Judge Letts entered an order finding for the Company on all counts of the Complaint and Counterclaims, and determining the Serrano and Holman infringement to be willful, enabling the Company to receive treble damages, attorney's fees and costs. The final order was entered on March 20, 1996 granting the Company a total of $663,178.82 in treble damages, attorney's fees and costs. This decision has been appealed by Serrano and Holman. The matter is fully briefed awaiting oral argument and collection proceedings have begun against the individuals on the judgment. This claim is not insured.

3. Claim against Adcor-Telular Security Products, Inc. by Carol L. Hosea, alleging discrimination under the Americans with Disabilities Act in connection with a layoff. No insurance coverage. Exposure would include backwages. This claim is not insured.


4. Two of the Borrower's employees (K. Geary and C. Houben) have asserted claims for unpaid commissions relating to the Motorola Hungary sales. Mr. Geary has only written the company a letter with no further communication. C. Houben has also asserted a claim for sex discrimination and filed suit on March 5, 1997 with claims exceeding $200,000. These claims are not insured.

5. Potential claim by Global Tel*Link arising from dispute under Supply Agreement For Cellular Payphone Products dated September 21, 1995. The claim totals $1.1 million of which $526,000 is for direct labor and materials. Parties went through mediation without conclusion. Global Tel*Link has not taken further action. This claim is not insured.

                                  EXHIBIT 6.16


                                 Labor Matters



                                     -None-

                                  EXHIBIT 6.18


                        Patents, Trademarks and Licenses



         1. Patent Cross License Agreement between Motorola, Inc, and the Borrower, dated March 23, 1990, as amended.

         2. Exclusive Distribution and Trademark License Agreement between the Borrower and Telular Canada Inc. dated April 1, 1989.

         3. CkG Technologies non-exclusive, non-transferable license limited to the manufacture of a portable cellular workstation and/or a cellular modem.

         4. Marvest Electronics, Ltd. non-exclusive license for manufacture and sale of an interface for vending equipment.

         5. Millidyne, Inc. non-exclusive license for manufacture and sale of subscriber data modems and mobile data gateway equipment.

         6. Powertek Industries non-exclusive U.S. license for manufacture and sale of a portable cellular workstation.

         7 The following agreements with The Technology Partnership: (i) License Agreement for TTP GSM Layer 1 Software, (ii) GSM License and Support Agreement for GSM Protocol Stack, (iii) GSM License and Support Agreement for GSM Data Services and
                 (iv) GSM License and Support Agreement for GSM Application Background Layer.

         8.      See attached list of further items.

         9. Certain of the intellectual property rights described above are the subject of claims described in Exhibit 6.14, as more particularly described in Attachment 1 to this Exhibit 6.18

                          ATTACHMENT 1 TO EXHIBIT 6.18

ITEM 3.  LEGAL PROCEEDINGS

The Company is party to the following actions:

         (a) Alliance Research Corporation v. Telular Corporation and Spectrum Technologies, Inc., CV 94 1065 RG, United States District Court, Central District of California.

         On February 17, 1994, Alliance Research Corporation sued the Company and Spectrum Information Technologies, Inc. ("Spectrum") seeking Declaratory Judgement for invalidity and non-infringement of the Company's 4,658,096 patent as well as its two continuation patents, 4,922,517 and 4,775,997. The Company has denied the allegations and has counterclaimed for patent infringement of the two continuation patents. On May 2, 1994, the Federal court in Los Angeles ruled in favor of Telular and rejected the lawsuit challenging the '096 patent. Spectrum was dismissed as a defendant on a motion made by Spectrum. The Company has acquired Spectrum's rights to receive court awarded damages on this case. The Federal court, on October 23, 1995, granted the Company's Motion for Partial summary judgement on all issues except damages. The court enjoined Alliance from selling its CDL line of products. Alliance has appealed the summary judgement decision. The matter is fully briefed and awaiting oral arguments. The Federal circuit modified the injunction and allowed Alliance to sell the CDL product for Motorola transceivers only. The litigation is ongoing and the Company intends to vigorously pursue its claims and contest Alliance's allegations.

         (b) Arthur L. Serrano and Andrew W. Holman v. Telular Corporation and Spectrum Information Technologies, Inc., CV 94 1272, United States District Court, Central District of California.

         On February 28, 1994, Serrano and Holman filed a Declaratory Judgement action against the Company and Spectrum Information Technologies, Inc. The suit involves the Company's 4,658,096 patent, as well as its two continuation patents, the 4,992,517 and 4,775,997 patents. The Company has answered and counterclaimed for patent infringement of its continuation patents. Plaintiffs are the former principals of Morrison & Dempsey, which is now out of business. On July 13, 1995, Judge Letts entered an order finding for the Company on all counts of the Complaint and Counterclaims, and determining the Serrano and Holman infringement to be willful, engaging the Company to receive treble damages, attorney's fees and costs. The final order was entered on March 20, 1996 granting the Company a total of $663,178.82 in treble damages, attorney's fees and costs. This decision has been appealed by Serrano and Holman. The matter is fully briefed awaiting oral argument and collection proceedings have begun against the individuals on the judgement.

                                 EXHIBIT 6. 19

                              ERISA Obligations

                             [See Attached List]

EXHIBIT 6.19: ERISA OBLIGATIONS


The following is a listing of the benefit plans available to employees of
Telular:

1.       401-K plan
2.       Telular Corporation Second Amended and Restated Stock Incentive Plan
3.       Bonus Plan for key employees
4.       Major medical and dental plan
5.       Section 125 cafeteria plan
6.       Long term disability insurance plan
7.       Life Insurance plan, including dependent life insurance plan
8.       Accidental death and disability insurance plan

                                  EXHIBIT 6.20

                         Property Defaults and Consents

                                     -None-

                                  EXHIBIT 6.25

                         Pending Environmental Matters


                                     -None-

                                 EXHIBIT  6.26

              Filings with the Securities and Exchange Commission


1.       Report on Form 10-K for the fiscal year ended September 30, 1996.

2.       Report on Form 10-Q for the fiscal quarter ended December 31, 1996.

3. Proxy Statement dated December 11, 1996 for Annual Meeting held January 28, 1997.

4.       Registration Statement on Form S-8 filed January 28, 1997.

                                  EXHIBIT 6.30

                                  Subsidiaries


         1.      Telular International, Inc., an Illinois corporation
                 (inactive).

         2. Telular-Adcor Security Products, Inc., a Georgia corporation (inactive).

                                  EXHIBIT 8.1




                                 Existing Liens


         1. Liens arising in connection with Borrower's current credit facility with LaSalle National Bank.

         2.      The leases listed in Exhibit 3.14 or described in Exhibit 8.2.

         3. Pledge of $200,000 cash deposit to secure reimbursement obligations under letter of credit issued to landlord under Vernon Hills lease.

                                  EXHIBIT 8.2


                             Existing Indebtedness


         1. Obligations under leases disclosed in Exhibit 3.14 or otherwise executed in the ordinary course of business and in existence on the date hereof, and all renewals and replacements thereof.

         2.      Obligations under the contracts and agreements disclosed in
Schedule 4.2(r) or described in (or filed as exhibits to) the SEC filings listed in Exhibit 6.26.

                                  EXHIBIT 8.5



                              Existing Guaranties




         1. Letter of Credit in the amount of $200,000, expiring June 1997, in favor of Loomcraft Textiles, the lessor of Borrower's Vernon Hills, Illinois facility, and Borrower's reimbursement obligations with respect thereto.

                                  EXHIBIT 8.6


                              Collateral Locations



         1.      The locations listed in Exhibit 3.14.

         2.      Mold-tech Electronics
                 114 Industrial Park Dr.
                 Soddy-Daisy, TN 37379

         3.      Group Technologies
                 10901 Malcolm McKinley Dr.
                 Tampa, FL 33612

         4.      Custom Components Corp.
                 740 Swan Dr.
                 Mukwonago, WI 53149

         5.      Manufacturing Technology Systems
                 139 Road #1 KM 33.4
                 Villa Blanca
                 Caguas, PR 00725

                                  EXHIBIT 8.14


                                  Investments

1. Investment in Wireless Domain, Inc. (a/k/a/ Telepath Corporation). Currently 43%, to be increased to 50%.

2.       Investments in Subsidiaries as listed in Exhibit 6.30.

                                  EXHIBIT 8.15



                          Transactions With Affiliates



         1. Transactions with related parties as described in the Borrower's SEC filings listed in Exhibit 6.26.

         2. Option Agreement with Motorola, Inc. dated November 10, 1995, as amended.

         3. Patent Cross License Agreement with Motorola, Inc. dated March 23, 1990, as amended.

         4.      Purchase Order with Motorola, Inc. relating to Hungary.

         5. Consulting Agreement with William DeNicolo dated as of November 1, 1993.

         6. Product Development Agreement with Telepath Corporation (a/k/a Wireless Domain, Inc.) dated as of November 1, 1995.

         7. Amended and Restated Shareholders Agreement dated as of November 2, 1993 among the Borrower and certain shareholders of the Borrower, as amended.

         8. Amended and Restated Registration Rights Agreement dated as of November 2, 1993 among the Borrower and certain shareholders of the Borrower, as amended.

         9. Securities Purchase Agreement dated as of April 16, 1997 among the Borrower and the Buyers named therein, and the transactions related thereto, including (a) Registration Rights Agreement dated as of April 16, 1997 and (b) Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.

                                   SCHEDULE 1




                             COMMITMENTS OF LENDERS



1.       Sanwa Business Credit Corporation
         Twenty Million Dollars ($20,000,000.00)

                                SCHEDULE 4.2(r)

         Material Commitments and Transactions Since September 30, 1996

         1. Securities Purchase Agreement dated as of April 16, 1997 among the Borrower and the Buyers named therein, and the transactions related thereto, including (a) Registration Rights Agreement dated as of April 16, 1997 and (b) Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.

         2. During the quarter ended December 31, 1996, the final $1,500,000.00 of the Borrower's 4% convertible debentures were converted into approximately 378,000 shares of common stock.

         3. In January 1997 Borrower acquired the "Second Tranche Shares" of Telepath pursuant to the Stock Purchase Agreement between Borrower and Telepath dated June 28, 1996.

         4. On December 6, 1997, the Borrower executed a lease of its new facility in Vernon Hills, Illinois, effective as of December 6, 1996.

         5. On December 23, 1996 the Borrower executed a Professional Services Agreement with Cadence Design Systems, Inc. relating to the development of a wireless network interface unit.

         6. On November 26, 1996, the Borrower executed letter of intent with QUALCOMM Incorporated. Pursuant to this letter of intent, the Borrower entered into a Manufacturing and Supply Agreement with QUALCOMM Incorporated on April 11, 1997.

         7. On December 10, 1996 the Borrower executed an ICTC Development Agreement with Mentor Graphics Corporation.

         8. On February 14, 1997 the Borrower executed a Development Agreement with Analog Devices for an AD20msp415 GSM Baseband Processing Chipset.

         9. In February, 1997 the Borrower executed the following agreements with The Technology Partnership: (i) License Agreement for TTP GSM Layer 1 Software, (ii) GSM License and Support Agreement for GSM Protocol Stack, (iii) GSM License and Support Agreement for GSM Data Services and (iv) GSM License and Support Agreement for GSM Application Background Layer.

         10. Amendment No. 1 dated November 11, 1996 to Purchase Order Addendum dated March 8, 1996 (Hungary Phase I) between the Borrower and Motorola, Inc.
         11. The Borrower's existing credit facility with LaSalle National Bank expires April 30, 1997, or upon the closing of the transactions contemplated by the Loan Agreement.

         12. Certificate of Amendment to the Borrower's Certificate of Incorporation filed February 28, 1997.